AMENDMENT NO. 4 dated as of May 26, 2021 (this “Amendment”) by and among Tempur Sealy International, Inc., a Delaware corporation (the “Parent Borrower”), Tempur-Pedic Management, LLC, a Delaware limited liability company (the “Additional Borrower”, and together with the Parent Borrower, the “Borrowers”), the Subsidiary Guarantors party hereto, each Lender party hereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent (in such capacity, the “Administrative Agent”) to the Amended and Restated Credit Amendment dated as of October 16, 2019 (as amended by that certain Amendment No. 1, dated as of May 13, 2020, that certain Amendment No. 2, dated as of June 10, 2020, that certain Amendment No. 3, dated as of February 2, 2021, and as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) among the Parent Borrower, the Additional Borrower, the Lenders party thereto, JPMorgan, as Administrative Agent, Swingline Lender and Issuing Lender, and Bank of America, N.A., Fifth Third Bank, National Association and Wells Fargo Bank, N.A., as Issuing Lenders. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Amended Credit Agreement (as defined below).
RECITALS:
WHEREAS, (a) JPMorgan, Bank of America, N.A., Wells Fargo Bank, N.A. and Fifth Third Bank, National Association, are each acting as Joint Bookrunner and Joint Lead Arranger to this Amendment, (b) HSBC Bank USA, N.A., HSBC UK Bank plc, Mizuho Bank, LTD. and Sumitomo Mitsui Banking Corporation are each acting as Senior Co-Documentation Agent to this Amendment and (c) TD Bank, N.A., The Bank of Nova Scotia and Truist Bank are each acting as Co-Documentation Agent to this Amendment;
WHEREAS, the Borrowers have requested that the Lenders (such Lenders under the Credit Amendment immediately prior to the incurrence of the 2021 Delayed Draw Term Loan Commitments (as defined below), the “Existing Lenders”) constituting the Required Lenders agree to amend certain provisions of the Credit Agreement as set forth in Section 1 hereof on the terms and subject to the conditions set forth in Section 3 hereto;
WHEREAS, the Borrowers have requested to amend the Credit Agreement to incur Incremental Term Commitments in the form of 2021 Delayed Draw Term Commitments in an aggregate principal amount of $300,000,000 pursuant to Incremental Term Commitments incurred in accordance with Section 2.25(a) of the Credit Agreement (the delayed draw term loans with respect to the 2021 Delayed Draw Term Commitments, the “2021 Delayed Draw Term Loans” and, the Lenders with respect to the 2021 Delayed Draw Term Commitments, the “2021 Delayed Draw Term Lenders”), which 2021 Delayed Draw Term Loans will be used for general corporate purposes and to pay fees and expenses in connection with this Amendment as set forth in Section 1 hereof and in the Amended Credit Agreement on the terms herein and therein and subject to the conditions set forth in Section 3 hereto and in the Amended Credit Agreement;
WHEREAS, the Loan Parties, the Administrative Agent, each of the Existing Lenders party hereto and each 2021 Delayed Draw Term Lender agree to amend the Credit Agreement to provide for the 2021 Delayed Draw Term Commitments and to amend certain provisions of the Credit Agreement, in each case subject to the terms and conditions set forth in Section 3 hereto;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.    Incremental Amendment to Credit Agreement. On the Amendment No. 4 Effective Date, subject to the satisfaction or waiver of the conditions set forth in Section 3 hereof, the Loan Parties, the Administrative Agent, each of the Existing Lenders party hereto and each of the 2021 Delayed Draw Term Lenders hereby agree to the amendments of the Credit Agreement as set forth below (the Credit Agreement after giving effect to amendments in this Section 1, the “Amended Credit Agreement”):
(a)    The Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Annex A hereto.
(b)    Schedule 1.1A to the Credit Agreement is hereby deleted and replaced with Schedule 1.1A attached as Exhibit 1 hereto.
(c)    Each 2021 Delayed Draw Term Lender shall have an Incremental Term Commitment in respect of the 2021 Delayed Draw Term Loans in the amount set forth opposite its name on Schedule 1.1A of the Credit Agreement (such commitment, the “2021 Delayed Draw Term Commitments”). With effect on and after the Amendment No. 4 Effective Date, (i) each 2021 Delayed Draw Term Lender shall constitute a “Term Lender” and “Lender” under the Amended Credit Agreement and the other Loan Documents and shall have all the rights and obligations of a Lender holding a 2021 Delayed Draw Term Commitment, (ii) the 2021 Incremental Delayed Draw Term Loans shall constitute “Term Loans”, “Loans” and “Incremental Term Loans” (except where context otherwise requires) for all purposes of the Amended Credit Agreement and (iii) the 2021 Delayed Draw Term Commitments shall constitute “Term Commitments”, “Incremental Term Commitments” and “Commitments” for all purposes of the Amended Credit Agreement. For the avoidance of doubt, the 2021 Delayed Draw Term Loans shall constitute a separate Class from the Initial Term Loans made on the Amendment and Restatement Effective Date.
(d)    The 2021 Delayed Draw Term Commitment provided for hereunder shall terminate immediately upon the earliest of (i) the 2021 Delayed Draw Funding Date, (ii) the funding of the 2021 Delayed Draw Term Loans, and (iii) the 2021 Delayed Draw Term Commitment Termination Date.
(e)    As used in any other Loan Document, all references to the “Credit Agreement”, the “Amended Credit Agreement” or the “Amended and Restated Credit Agreement” in such Loan Document shall, unless the context otherwise requires, mean or refer to the Amended Credit Agreement.
Section 2.    Representations and Warranties. To induce the Administrative Agent, the Existing Lenders party hereto and the 2021 Delayed Draw Term Lenders to enter into this Amendment and to make the 2021 Delayed Draw Term Commitments, each Loan Party hereby represents and warrants to the Administrative Agent, each Existing Lender party hereto and each 2021 Delayed Draw Term Lender that as of the Amendment No. 4 Effective Date:
(a)    Each Group Member has all requisite power and authority, and the legal right, to execute, deliver and perform its obligations under this Amendment and perform its obligations under the Loan Documents.
(b)    The execution, delivery and performance by the Loan Parties of this Amendment and the performance by the Loan Parties of the other Loan Documents to which it is a party are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate, stockholder, and shareholder action. As of the Amendment No. 4 Effective Date, this Amendment has been duly executed and delivered by each Loan Party party thereto and, assuming due execution and delivery by all parties other than the Loan Parties, constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)    The execution, delivery and performance by the Loan Parties of this Amendment, the performance by the Loan Parties of the other Loan Documents to which it is a party, the incurrence of the 2021 Delayed Draw Term Commitments under the Amended Credit Agreement and the use of the proceeds thereof (i) will not violate any Requirement of Law or any Contractual Obligation of any Group Member and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), in each case (i) and (ii), except to the extent such violation (other than any violation of the Certificate of Incorporation and By-Laws or other organizational or governing documents of any Group Member) or Lien, could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(d)    The representations and warranties made by any Loan Party in or pursuant to the Loan Documents, including those included in Section 4 of the Amended Credit Agreement, are true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect is true and correct in all respects) on and as of the date hereof as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date.
(e)    No Default or Event of Default has occurred and is continuing.
Section 3.    Conditions to the Amendment No. 4 Effective Date. This Amendment shall become effective (the “Amendment No. 4 Effective Date”) immediately upon satisfaction or waiver of the following conditions precedent:
(a)    The Administrative Agent shall have received this Amendment, executed and delivered by the Administrative Agent, each Loan Party, Existing Lenders constituting the Required Lenders and each 2021 Delayed Draw Term Lender.
(b)    The Lenders and the Administrative Agent shall have received all fees required to be paid by the Parent Borrower as of the Amendment No. 4 Effective Date (including, without limitation, the upfront fees to be paid by the Parent Borrower to the Administrative Agent for the account of each 2021 Delayed Draw Term Lender in respect of such 2021 Delayed Draw Term Lender’s 2021 Delayed Draw Term Commitment), and reimbursement for all expenses required to be reimbursed by the Parent Borrower as of the Amendment No. 4 Effective Date for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before two days prior to the Amendment No. 4 Effective Date.
(c)    The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Amendment No. 4 Effective Date, substantially in the form of Exhibit C to the Credit Agreement, with appropriate insertions and attachments, including the Organization Documents of each Loan Party certified by the relevant authority of the jurisdiction of organization of each Loan Party; provided that such Organization Documents shall not be required to the extent a Responsible Officer, a secretary or an assistant secretary of such Loan Party certifies that such Organization Documents are unchanged since last delivered to the Administrative Agent, (ii) with respect to each Loan Party, such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers, secretaries or assistant secretaries of each such Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof authorized to act as an officer in connection with this Amendment and the other Loan Documents to which such Loan Party is a party and (iii) a good standing certificate, which may be a short form, as of a recent date for each Loan Party from its jurisdiction of organization.
(d)    The Administrative Agent shall have received an executed legal opinion dated the Amendment No. 4 Effective Date of each of (i) Cleary Gottlieb Steen & Hamilton LLP, (ii) Morgan, Lewis & Bockius LLP and (iii) McGuire, Wood & Bissette, P.A., with respect to certain matters relating to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent.
(e)    (i) The Administrative Agent, on behalf of all the Lenders, shall have received, at least three Business Days prior to the Amendment No. 4 Effective Date, all documentation and other information about the Loan Parties as has been reasonably requested in writing at least 10 Business Days prior to the Amendment No. 4 Effective Date by the Administrative Agent, in each case as the Administrative Agent and the Lenders reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (ii) if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the Amendment No. 4 Effective Date, any Lender that has requested at least 10 Business Days prior to the Amendment No. 4 Effective Date a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification.
(f)    As of the Amendment No. 4 Effective Date, the Parent Borrower is in compliance, on a pro forma basis (after giving effect to the making of the 2021 Delayed Draw Term Loans and without netting the proceeds thereof), with the financial covenants set forth in Section 7.1 of the Amended Credit Agreement, recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available.
(g)    Each Loan Party shall have obtained all approvals or consents of any Governmental Authority and all other Persons necessary in connection with the financing contemplated hereby, and any such approvals and consents shall be in full force and effect.
(h)    Since December 31, 2020, including after giving effect to this Amendment, there has not been any event or state of facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(i)    The Administrative Agent shall have received a certificate in a form reasonably satisfactory to it dated as of the Amendment No. 4 Effective Date (i) from the chief financial officer or treasurer of the Parent Borrower certifying as to the solvency of the Parent Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the making of the 2021 Delayed Draw Term Loans and the use of proceeds thereof and (ii) from a Responsible Officer of the Parent Borrower certifying as to the matters in Sections 2(d), 2(e), 3(f) and 3(h) of this Amendment.
Section 4.    Effect of Amendment.
(a)    Except as expressly set forth herein or in the Amended Credit Agreement, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Amended Credit Agreement, the Guarantee and Collateral Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, Liens, guarantees or agreements contained in the Credit Agreement, the Guarantee and Collateral Agreement or any other provision of the Credit Agreement, the Guarantee and Collateral Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Except as expressly set forth herein, nothing herein shall be deemed to be a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, the Guarantee and Collateral Agreement or any other Loan Document in similar or different circumstances.
(b)    From and after the Amendment No. 4 Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Amendment” in any other Loan Document shall be deemed a reference to the Amended Credit Agreement. This Amendment shall constitute a “Loan Document” and an “Additional Credit Extension Amendment” for all purposes of the Amended Credit Agreement and the other Loan Documents.
Section 5.    Reaffirmation of Guarantee and Collateral Agreement. (a) Each of the Parent Borrower and each Loan Party hereby acknowledges and agrees that (i) each Loan Document to which it is a party is hereby confirmed and ratified and shall remain in full force and effect according to its respective terms (except as modified by this Amendment) and (ii) the Security Documents do, and all of the Collateral does, and in each case shall continue to, secure the payment of all Obligations (including, for the avoidance of doubt, the 2021 Delayed Draw Term Loans) on the terms and conditions set forth in the Security Documents and (b) each Subsidiary Guarantor hereby confirms and ratifies its continuing unconditional obligations as a Subsidiary Guarantor under the Guarantee and Collateral Agreement with respect to all of the Obligations (including, for the avoidance of doubt, the 2021 Delayed Draw Term Loans).
Section 6.    Post-Closing Obligations. With respect to the Mortgage existing as of the date hereof (the “Existing Mortgage”), not later than 90 days after the Amendment No. 4 Effective Date (or such longer period as may be agreed by the Administrative Agent acting reasonably), the Borrowers shall cause the applicable Loan Parties to deliver to the Administrative Agent either the items listed in paragraph (a) or the items listed in paragraph (b) below:
(a)    an opinion or email confirmation from local counsel in the relevant jurisdiction with respect to the Existing Mortgage, in form and substance reasonably satisfactory to the Administrative Agent, substantially to the effect that:
(i)    the recording of the Existing Mortgage is the only filing or recording necessary to give constructive notice to third parties of the lien created by the Existing Mortgage as security for the Obligations (as defined in the Existing Mortgage), including the 2021 Delayed Draw Term Loans, for the benefit of the Secured Parties; and
(ii)    no other documents, instruments, filings, recordings, re-recordings, re-filings or other actions, including, without limitation, the payment of any mortgage recording taxes or similar taxes, are necessary or appropriate under applicable law in order to maintain the continued enforceability, validity or priority of the Lien created by the Existing Mortgage as security for the Obligations, including the 2021 Delayed Draw Term Loans, for the benefit of the Secured Parties; or
(b)    with respect to the Existing Mortgage, the following, in each case in form and substance reasonably acceptable to the Administrative Agent:
(i)    an executed modification (a “Mortgage Modification”) to the Existing Mortgage, in form and substance reasonably satisfactory to the Administrative Agent, modifying any maximum secured amount stated therein and confirming that the Lien created by the Existing Mortgage secures the 2021 Delayed Draw Term Loans and otherwise ratifying and confirming the Lien created by the Existing Mortgage; and

(ii)    with respect to the Mortgage Modification to the Existing Mortgage, a date down endorsement (or, to the extent not available in the applicable jurisdiction, a modification endorsement) to the applicable existing title insurance policy, in form and substance reasonably satisfactory to the Administrative Agent.
Section 7.    Governing Law. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 8.    Costs and Expenses. The Parent Borrower agrees to reimburse the Administrative Agent and each Lender for its actual and reasonable costs and expenses in connection with this Amendment to the extent required pursuant to Section 10.5 of the Amended Credit Agreement.
Section 9.    Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution”, “signed”, “signature” and “delivery” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include “Electronic Signatures” (defined as an electronic sound, symbol, or process attached to, or associated with, a contract or other record adopted by a person with the intent to sign, authenticate or accept such contract or record), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Amendment or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
Section 10.    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
Section 11.    Incorporation by Reference. The provisions of Sections 10.12 and 10.18 of the Amended Credit Agreement are hereby incorporated by reference, mutatis mutandis.
Section 12.    Severability. If any provision of this Amendment or any other Loan Document is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby.

The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TEMPUR SEALY INTERNATIONAL, INC., as Parent Borrower
By:	/s/ Bhaskar Rao
Name: Bhaskar Rao
Title: Executive Vice President and Chief Financial Officer

TEMPUR-PEDIC MANAGEMENT, LLC, as Additional Borrower
By:	/s/ James Schockett
Name: James Schockett
Title: Vice President, Treasurer and Assistant Secretary

Tempur World, LLC,
Tempur-Pedic Technologies, LLC,
Tempur Franchising US, LLC,
Tempur-Pedic North America, LLC,
Tempur Production USA, LLC,
Tempur Retail Stores, LLC,
Tempur Sealy International Distribution, LLC,
Sleep Outfitters USA, LLC,
Sealy Mattress Corporation,
Sealy Mattress Company,
The Ohio Mattress Company Licensing and Components Group,
Sealy, Inc.,
Sealy Ecommerce, LLC (f/k/a Cocoon International Sales, LLC),
Sealy Mattress Company of Puerto Rico,
Sealy Mattress Manufacturing Company, LLC,
Sealy Technology LLC,
Sealy US Sales, LLC,
Comfort Revolution, LLC,
Sleep Outfitters Outlet, LLC.
Tempur Sherwood, LLC,
Sherwood Southeast, LLC,
Sherwood Southwest, LLC,
Sherwood Midwest, LLC,
Sherwood West, LLC,
Tempur Holding, LLC, AND
Sherwood Northeast, LLC,
as Subsidiary Guarantors
By:	/s/ James Schockett
Name: James Schockett
Title: Vice President, Treasurer and Assistant Secretary

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ Eric B. Bergeson
Name: Eric B. Bergeson
Title: Authorized Officer

Wells Fargo Bank, N.A., as Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ Michael C. Bash
Name: Michael C. Bash
Title: SVP

BANK OF AMERICA, N.A., as Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ John M. Hall
Name: John M. Hall
Title: Senior Vice President

FIFTH THIRD BANK, National Association, as Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ Mary-Alicha Weldon
Name: Mary-Alicha Weldon
Title: Sr. Vice President

HSBC BANK USA, N.A., as Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ Kyle Patterson
Name: Kyle Patterson
Title: Senior Vice President

HSBC UK Bank plc as 2021 Delayed Draw Term Lender
By:	/s/ Andy Oates
Name: Andy Oates
Title: Deputy Head UK & Head of South, ISB

MIZUHO BANK, LTD., as Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

Sumitomo Mitsui Banking Corporation, as Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ Rosa Pritsch
Name: Rosa Pritsch
Title: Director

TD Bank, N.A., as Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ Steve Levi
Name: Steve Levi
Title: Senior Vice President

TRUIST BANK, as Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ Tesha Winslow
Name: Tesha Winslow
Title: Director

The Bank of Nova Scotia, as Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ Frans Braniotis
Name: Frans Braniotis
Title: Managing Director

GOLDMAN SACHS BANK USA, as Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ Jacob Elder
Name: Jacob Elder
Title: Authorized Signatory

ING Bank N.V., Dublin branch, as Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ Louise Gough
Name: Louise Gough
Title: Vice President

By:	/s/ Comac Langford
Name: Comac Langford
Title: Director

SANTANDER BANK, NA, as Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ Irv Roa
Name: Irv Roa
Title: Managing Director

Huntingdon National Bank, as Existing Lender and 2021 Delayed Draw Term Lender
By:	/s/ Greg R. Branstetter
Name: Greg R. Branstetter
Title: Managing Director Institutional Banking

ANNEX A
CONFORMED TO INCLUDE AMENDMENT NO. 1, DATED MAY 13, 2020 AMENDMENT NO. 2, DATED JUNE 10, 2020, AMENDMENT NO. 3, DATED FEBRUARY 2, 2021 AND AMENDMENT NO. 4, DATED May 26, 2021

AMENDED AND RESTATED CREDIT AGREEMENT
among
TEMPUR SEALY INTERNATIONAL, INC.,
as Parent Borrower,
the Additional Borrowers from Time to Time Parties Hereto,
the Several Lenders from Time to Time Parties Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
Dated as of October 16, 2019
_________________________________________________
JPMORGAN CHASE BANK, N.A.,
BofA SECURITIES INC.,
WELLS FARGO SECURITIES, LLC
and
FIFTH THIRD BANK,
as Lead Arrangers and as Joint Bookrunners,
~~and~~
BANK OF AMERICA, N.A.,
WELLS FARGO BANK, N.A.
and
FIFTH THIRD BANK,
as Co-Syndication Agents,
~~and~~
~~BANK OF NOVA SCOTIA,~~
MIZUHO BANK, LTD.
~~and~~
SUMITOMO MITSUI BANKING CORPORATION,
HSBC Bank USA, N.A.
and
HSBC UK Bank plc,
as Senior Co-Documentation Agents,

AND
TD BANK, N.A.,
BANK OF NOVA SCOTIA,
and
Truist Bank,
as Co-Documentation Agents.

TABLE OF CONTENTS

2.1    Term Commitments..............................................................................................…50

2.10    [Reserved]............................................................................................................…..55

SCHEDULES:
1.1A     Commitments
1.1C    Specified Time
1.1D    Administrative Schedule
3.1(c)    Existing Letters of Credit
4.15(a)    Subsidiaries
7.2    Existing Indebtedness
7.3    Existing Liens
7.7    Existing Investments
7.11    Existing Burdensome Transactions

EXHIBITS:
A    [Reserved]
B    Form of Compliance Certificate
C    Form of Closing Certificate
D    Form of Mortgage
E    Form of Assignment and Assumption
F     Form of U.S. Tax Compliance Certificate
G     [Reserved]
H     Form of Borrowing Notice
I    [Reserved]
J-1    Form of Additional Borrower Joinder Agreement for Domestic Subsidiaries
J-2    Form of Additional Borrower Joinder Agreement for Foreign Subsidiaries
K    Form of Foreign Guarantee Agreement

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of October 16, 2019, among Tempur Sealy International, Inc., a Delaware corporation (the “Parent Borrower”), the Additional Borrowers (as defined below) from time to time parties to this Agreement, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent.
RECITALS
Pursuant to the Amendment and Restatement Agreement and upon the terms and subject to the satisfaction of the conditions set forth therein, the Existing Credit Agreement is being amended and restated in the form of this Agreement (such terms and other capitalized terms used in these preliminary statements being defined in Section 1.1 hereof).
In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“2020 Term Commitment”: as to any 2020 Term Lender, the obligation of such 2020 Term Lender to make ~~an~~a 2020 Term Loan to the applicable Borrower hereunder on the Amendment No. 1 Effective Date in a principal amount not to exceed the amount set forth under the heading “2020 Term Commitment” opposite such 2020 Term Lender’s name on Schedule 1.01A. The aggregate amount of the 2020 Term Commitments of the 2020 Term Lenders as of the Amendment No. 1 Effective Date is $200,000,000.
“2020 Term Facility”: the 2020 Term Commitments and the 2020 Term Loans made available thereunder.
“2020 Term Facility Termination Date”: the date on which all Obligations in respect of the 2020 Term Loans have been paid in full.
“2020 Term Lender”: as defined in Section 2.1(b).
“2020 Term Loan”: as defined in Section 2.1(b).
“2020 Term Loan Maturity Date”: May 12, 2021.
“2020 Term Percentage”: as to any 2020 Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s 2020 Term Loans then outstanding constitutes of the aggregate principal amount of all 2020 Term Loans then outstanding.
“2021 Delayed Draw Funding Date”: the date on which the conditions precedent set forth in Section 5.4 have been satisfied, which date shall be no later than the six-month anniversary of the Amendment No. 4 Effective Date.
“2021 Delayed Draw Term Commitment”: as to any 2021 Delayed Draw Term Lender, the obligation of such 2021 Delayed Draw Term Lender to make a 2021 Delayed Draw Term Loan to

Tempur-Pedic Management, LLC, as an Additional Borrower hereunder, on the 2021 Delayed Draw Funding Date in a principal amount not to exceed the amount set forth under the heading “2021 Delayed Draw Term Commitment” opposite such 2021 Delayed Draw Term Lender’s name on Schedule 1.1A. The aggregate amount of the 2021 Delayed Draw Term Commitments of the 2021 Delayed Draw Term Lenders as of the Amendment No. 4 Effective Date is $300,000,000.
“2021 Delayed Draw Term Commitment Termination Date”: as defined in Section 2.1(d).
“2021 Delayed Draw Term Facility”: the 2021 Delayed Draw Term Commitments and the 2021 Delayed Draw Term Loans made available thereunder.
“2021 Delayed Draw Term Lender”: as defined in Section 2.1(d).
“2021 Delayed Draw Term Loan”: as defined in Section 2.1(d).
“2021 Delayed Draw Term Percentage”: as to any 2021 Delayed Draw Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s 2021 Delayed Draw Term Loans then outstanding constitutes of the aggregate principal amount of all 2021 Delayed Draw Term Loans then outstanding.
“2021 Delayed Draw Ticking Fee”: as defined in Section 2.8.
“2023 Indenture”: the Indenture, dated as of September 24, 2015, among the Parent Borrower, certain subsidiaries of the Parent Borrower as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee.
“2026 Indenture”: the Indenture, dated as of May 24, 2016, among the Parent Borrower, certain subsidiaries of the Parent Borrower as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee.
“~~2023~~2026 Senior Notes”: the ~~5.625~~5.50% Senior Notes of the Parent Borrower due ~~2023~~2026 issued ~~on September~~May 24, ~~2015~~2016 pursuant to the ~~2023~~2026 Indenture.
“~~2026~~2029 Indenture”: the Indenture, dated as of ~~May 24~~March 25, ~~2016~~2021, among the Parent Borrower, certain subsidiaries of the Parent Borrower as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee.
“~~2026~~2029 Senior Notes”: the ~~5.50~~4.00% Senior Notes of the Parent Borrower due ~~2026~~2029 issued ~~May 24, 2016~~March 25, 2021 pursuant to the ~~2026~~2029 Indenture.
“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurocurrency Rate that would be calculated as of the Specified Time on such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Loan in Dollars with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or such Eurocurrency Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the NYFRB Rate or such Eurocurrency Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.17, then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
“Additional Borrower”: (i) as of the Amendment and Restatement Effective Date, Tempur-Pedic Management, LLC and (ii) subject to Section 10.21(b), any Subsidiary that has become a party hereto as a borrower in accordance with Section 10.21(a); provided that, for the avoidance of doubt, no Subsidiary shall be an Additional Borrower hereunder unless and until the Parent Borrower and such Subsidiary have executed and delivered an Additional Borrower Joinder Agreement and the other conditions set forth in Section 5.3 have been satisfied with respect to such Additional Borrower.
“Additional Borrower Joinder Agreement”: the Joinder Agreement to be executed and delivered by the Parent Borrower and any Additional Borrower that is not a party to this Agreement as of the Amendment and Restatement Effective Date, substantially in the form of Exhibit J-1 or J-2, as applicable.
“Additional Credit Extension Amendment”: an amendment to this Agreement (which may, at the option of the Administrative Agent in consultation with the Parent Borrower, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Term Loans, and/or Incremental Revolving Commitments pursuant to Section 2.25, Extended Term Loans and/or Extended Revolving Commitments pursuant to Section 2.28 or Refinancing Term Loans and/or Replacement Revolving Commitments pursuant to Section 2.29, which shall be consistent with the applicable provisions of this Agreement and otherwise satisfactory to the parties thereto. Each Additional Credit Extension Amendment shall be executed by the Administrative Agent, the Issuing Lenders and/or the Swingline Lender (to the extent Section 10.1 would require the consent of the Issuing Lenders and/or the Swingline Lender, respectively, for the amendments effected in such Additional Credit Extension Amendment), the Loan Parties and the other parties specified in the applicable Section of this Agreement (but not any other Lender). Any Additional Credit Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Section 5.1 or 5.2 to the extent reasonably requested by the Administrative Agent or the other parties to such Additional Credit Extension Amendment.
“Adjustment Date”: as defined in the Applicable Pricing Grid.
“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
“Administrative Schedule”: Schedule 1.1D to this Agreement, which contains administrative information in respect of (i) each Foreign Currency and each Foreign Currency Loan and (ii) each L/C Foreign Currency and each Letter of Credit denominated in an L/C Foreign Currency.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such

Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agent Indemnitee”: as defined in Section 9.7.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans ~~and~~, (ii) such Lender’s 2021 Delayed Draw Term Commitments then in effect and (iii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Aggregate Incremental Amount”: at any time, the sum of the aggregate principal amount of (a) Incremental Facilities incurred at or prior to such time (assuming all Incremental Revolving Commitments and Incremental Term Commitments established at or prior to such time are fully drawn) and (b) Permitted Incremental Equivalent Debt incurred at or prior to such time.
“Agreement”: as defined in the preamble hereto.
“Amendment and Restatement Agreement”: the Amendment and Restatement Agreement, dated as of Amendment and Restatement Effective Date, among the Loan Parties, the Lenders party thereto, the Administrative Agent, the Issuing Lenders and the Swingline Lenders.
“Amendment and Restatement Date Refinancing”: (i) repayment in full of all amounts outstanding under the Existing Credit Agreement, and in each case all accrued interest thereon and other fees and amounts outstanding in respect thereof, (ii) termination of the commitments thereunder and (iii) the receipt by the Administrative Agent of reasonably satisfactory evidence of the foregoing.
“Amendment and Restatement Effective Date”: October 16, 2019.
“Albuquerque Bond Indenture”: that certain Trust Indenture, as amended and modified, among Bernalillo County, New Mexico, as issuer, and The Bank of New York Trust Company, N.A., as trustee, pursuant to which the Albuquerque Bonds may be issued.
“Albuquerque Bonds”: the Bernalillo County, New Mexico Taxable Fixed Rate Unsecured Industrial Revenue Bonds (Tempur Production USA, Inc. Project), Series 2005B, in the aggregate principal amount of up to $25,000,000 under the Albuquerque Bond Indenture, and sometimes referred to in the Albuquerque Bond Indenture as the “Self-Funded Bonds” representing the Parent Borrower’s “equity” in the Albuquerque Project.
“Albuquerque IRB Financing”: the financing for the Albuquerque Project, including the Albuquerque Bonds, the Albuquerque Bond Indenture and the other bond documents referenced therein and relating thereto.
“Albuquerque Project”: has the meaning given the term “Project” in the Albuquerque Bond Indenture.

“Albuquerque Property” means the real property located at 12907 Tempur-Pedic Parkway, Albuquerque, NM 87121.
“Amendment No. 1”: Amendment No. 1, dated as of Amendment No 1 Effective Date, among the Loan Parties, the Lenders party thereto and the Administrative Agent.
“Amendment No. 1 Effective Date”: May 13, 2020.
“Amendment No. 3 Effective Date”: February 2, 2021.
“Amendment No. 4 Effective Date”: May 26, 2021
“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin”: (a) for each Type of Loan, other than the 2020 Term Loans, the 2021 Delayed Draw Term Loans and Incremental Term Loans, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurocurrency Loans
Revolving Loans	0.625%	1.625%
Swingline Loans	0.625%	N/A
Initial Term Loans	0.625%	1.625%
; provided that on and after the first Adjustment Date occurring immediately after the Amendment and Restatement Effective Date, the Applicable Margin with respect to Revolving Loans, Swingline Loans and Initial Term Loans will be determined pursuant to the Applicable Pricing Grid;
(b) for the 2020 Term Loans, (i) for ABR Loans, 1.375% per annum and (ii) for Eurocurrency Loans, 2.375% per annum; ~~and~~
(c) for the 2021 Delayed Draw Term Loans, such per annum rates as determined pursuant to the Applicable Pricing Grid; and
(~~c~~d) for Incremental Term Loans (other than the 2020 Term Loans or 2021 Delayed Draw Term Loans), such per annum rates as shall be agreed to by the Parent Borrower and the applicable Incremental Term Lenders as shown in the applicable Additional Credit Extension Amendment.
“Applicable Pricing Grid”: with respect to Initial Term Loans, 2021 Delayed Draw Term Loans, 2021 Delayed Draw Term Commitments, Revolving Loans, Swingline Loans and the Commitment Fee Rate, the table set forth below:

Level	Consolidated Total Leverage Ratio	Type of Loan		Commitment Fee Rate
		ABR	Eurocurrency
Level I	< 3.00:1.00	0.25%	1.25%	0.175%
Level II	≥ 3.00:1.00 but < 3.50:1.00	0.375%	1.375%	0.20%

Level III	≥ 3.50:1.00 but < 4.00:1.00	0.625%	1.625%	0.25%
Level IV	≥ 4.00:1.00 but < 4.50:1.00	0.875%	1.875%	0.30%
Level V	≥ 4.50:1.00	1.00%	2.00%	0.35%
For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Administrative Agent pursuant to Section 6.1 commencing with the fiscal period ending December 31, 2019 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Each determination of the Consolidated Total Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1(b).
“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.
“Approved Fund”: as defined in Section 10.6(b).
“Arrangers”: the Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.
“Asset Sale”: any Disposition of property or series of related Dispositions of property permitted by any of clauses (b), (g) and (j) of Section 7.5 that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.
“Assignee”: as defined in Section 10.6(b).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.
“Australian Dollars” means the lawful currency of Australia.
“Available Amount”: at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:
(a)    $125,000,000; plus
(b)    50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from September 30, 2012 to the end of the most recent fiscal quarter ending prior to the date of the Investment, Restricted Payment or prepayments, redemptions, purchases, defeasance or other satisfaction of Junior Financing, as applicable, for which financial statements have been delivered under Section 6.1 (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus
(c)     the aggregate net cash proceeds (including the fair market value of property other than cash) received by the Parent Borrower after December 19, 2012 from the issuance or sale (other than to a Subsidiary of the Parent Borrower or an employee stock ownership plan or trust established by the Parent Borrower or the Subsidiary for the benefit of their employees) by the Parent Borrower of its Capital Stock (other than Disqualified Capital Stock) after December 19, 2012, net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof, plus
(d)    the sum of:
(A) the aggregate net cash proceeds received by the Parent Borrower or any Restricted Subsidiary from the issuance or sale after December 19, 2012 of convertible or exchangeable Indebtedness that has been converted into or exchanged for Capital Stock (other than Disqualified Capital Stock) of the Parent Borrower, and
(B) the aggregate amount by which Indebtedness of the Parent Borrower or any Restricted Subsidiary is reduced on the Parent Borrower’s consolidated balance sheet on or after September 24, 2015 upon the conversion or exchange of any Indebtedness issued or sold on or prior to September 24, 2015 that is convertible or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Parent Borrower, excluding, in the case of clause (A) or (B):
(x) any Indebtedness issued or sold to the Parent Borrower or a Subsidiary of the Parent Borrower or an employee stock ownership plan or trust established by the Parent Borrower or any Subsidiary for the benefit of their employees, and
(y) the aggregate amount of any cash or other assets distributed by the Parent Borrower or any Restricted Subsidiary upon any such conversion or exchange, plus
(e) an amount equal to the sum, without duplication, of (in each case to the extent not otherwise included in Consolidated Net Income):
(A) the net reduction in Investments in any Person other than the Parent Borrower or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of assets made after September 24, 2015, in each case to the Parent Borrower or any Restricted Subsidiary from that Person, less the cost of the disposition of those Investments,
(B) the fair market value of the Parent Borrower’s equity interest in an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary after the Amendment and Restatement Effective Date; and

(C) with respect to Investments made by the Parent Borrower and its Restricted Subsidiaries after December 19, 2012, an amount equal to the sum, without duplication, of the net reduction on such Investments in any sale of any such Investment to a purchaser other than the Parent Borrower or a Subsidiary of the Parent Borrower or the release of any guarantee (except to the extent any amounts are paid under such guarantee) that constituted an Investment, plus
(f) all dividends received in cash by the Parent Borrower or a Subsidiary Guarantor after December 19, 2012 from an Unrestricted Subsidiary of the Parent Borrower, to the extent such dividends were not otherwise included in Consolidated Net Income (other than to the extent such dividend represents a return of capital and the Investment in such Unrestricted Subsidiary was made pursuant to clause (b) of this definition or to the extent such Investment constituted a permitted Investment), in each case, as such amount may be reduced from time to time to the extent that all or a portion of the Available Amount is applied to make Investments pursuant to Section 7.7(o), Restricted Payments pursuant to Section 7.6(d)(ii), prepayments, redemptions, purchases, defeasance or other satisfaction of Junior Financing pursuant to Section 7.8(a)(v) or any “Restricted Payment” referenced in Section 4.05(c) (preceding the language “Notwithstanding the foregoing limitation, the Company may:” in the 2023 Indenture) or Section 4.05(l) of the 2023 Indenture or the 2026 Indenture made after December 19, 2012 up to and excluding the Amendment and Restatement Effective Date.
“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Owner”: has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence from time to time of a subsequent condition.
“Beneficial Ownership Certification”: a certification regarding individual beneficial ownership or control as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.
“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Benefitted Lender”: as defined in Section 10.7(a).
“Bilateral L/C Facilities”: bilateral letter-of-credit arrangements entered into by the Parent Borrower or any Restricted Subsidiary; provided that (a) such facilities are entered into with a Person that is a Lender or an Affiliate of a Lender at such time, (b) Indebtedness under such Bilateral L/C Facilities are permitted under Section 7.2(j)(y) and (c) the Parent Borrower or its Restricted Subsidiaries have designated such facility as a “Bilateral L/C Facility” by written notice to the Administrative Agent not later than 30 days after the entry thereof.
“BHC Act Affiliate”: of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrowers”: collectively, the Parent Borrower and the Additional Borrowers, if any. The parties acknowledge and agree that as of the Amendment and Restatement Effective Date the Parent Borrower and Tempur-Pedic Management, LLC are the sole Borrowers hereunder.
“Borrowing Date”: any Business Day specified by applicable Borrower as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.
“Business”: as defined in Section 4.17(b).
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that (i) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans denominated in Dollars, such day is also a day for trading by and between banks in Dollar deposits in the London interbank eurodollar market and (ii) with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in a Foreign Currency (x)

such day is also a day for trading by and between banks in deposits for the applicable currency in the interbank eurocurrency market and London, (y) with respect to Loans denominated in Euros, such day is also a TARGET Day (as determined by the Administrative Agent) and (z) with respect to Loans denominated in a Foreign Currency other than Euros, such day is also a day on which banks are open for dealings in such currency in the city which is the principal financial center of the country of issuance of the applicable currency.
“Calculation Date”: (a) with respect to any Loan denominated in any Foreign Currency, each of the following: (i) each Borrowing Date of such Loan and (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an L/C Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Canadian Dollars”: the lawful currency of Canada.
“Canadian Prime Rate”: on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) CDOR plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR, respectively.
“Canadian Prime Rate Loan”: Loans the rate of interest applicable to which is based upon the Canadian Prime Rate.
“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that, (x) the adoption or issuance of any accounting standards after the Closing Date will not cause any rental obligation that was not or would not have been a Capital Lease Obligation prior to such adoption or issuance to be deemed a Capital Lease Obligation and (y) for the avoidance of doubt, all obligations that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) (or any other Financial Accounting Standard having a similar result or effect) or shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documentation (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capital or finance leases in the financial statements to be delivered pursuant to the Loan Documents.
“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.
“Captive Insurance Subsidiary”: any Restricted Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).
“Cash Equivalents”: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. dollar denominated deposit accounts, time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (collectively, an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940 that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof, and (f) other short-term investments utilized by Foreign Restricted Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
“Cash Management Agreement”: any agreement providing for treasury management, pooling arrangements, overdraft or netting facilities, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions.
“CDOR”: in relation to any Loan denominated in Canadian Dollars:
(a)     the applicable Screen Rate; or
(b)    (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan, as of, in the case of paragraph (a) above, the Specified Time on the Quotation Day for Canadian Dollars and for a period equal in length to the Interest Period of that Loan.
“CDOR Loans”: Loans denominated in Canadian Dollars at the rate of interest applicable to which is based on the CDOR.
“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code, as to which the Parent Borrower or another member of the Parent Borrower’s consolidated tax group is a U.S. shareholder described in Section 951(a).

“CFC Debt”: as defined in the definition of “Foreign Holding Company”.
“Change of Control”: any of the following
(i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Borrower and its Subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act);
(ii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 35% of the voting Capital Stock of the Parent Borrower, measured by voting power rather than number of shares;
(iii) the first day on which a majority of the members of the board of directors of the Parent Borrower are not Continuing Directors;
(iv) the Parent Borrower consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent Borrower, in any such event pursuant to a transaction in which any of the outstanding voting Capital Stock of the Parent Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting Capital Stock of the Parent Borrower outstanding immediately prior to such transaction is converted into or exchanged for voting Capital Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such voting Capital Stock of such surviving or transferee Person (immediately after giving effect to such issuance);
(v) any Borrower (other than the Parent Borrower) shall cease to be a direct or indirect Wholly Owned Subsidiary of the Parent Borrower (unless otherwise permitted hereunder, in which case such Person shall cease to be a Borrower hereunder); or
(vi) a “change in control” as defined in the Senior Notes, any Junior Financing or any other Indebtedness of the Parent Borrower or its Restricted Subsidiaries in an aggregate principal amount in excess of $50,000,000.
“Class”: when used in reference to any Loan or borrowing, refers to whether such Loan or the Loans comprising such borrowing are 2021 Delayed Draw Term Loans, 2020 Term Loans, Initial Term Loans or Revolving Loans, as applicable, or when used in reference to any Commitment, refers to whether such Commitment is a 2021 Delayed Draw Term Commitment, 2020 Term Commitment, Initial Term Commitment or Revolving Commitment, as applicable.
“Closing Date”: April 6, 2016.
“Code”: the Internal Revenue Code of 1986, as amended.
“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is or is purported to be created by any Security Document; provided that the Collateral shall not include any Excluded Collateral.

“Commitment”: as to any Lender, the sum of the Term Commitments and the Revolving Commitments of such Lender.
“Commitment Fee Rate”: 0.25% per annum; provided, that on and after the first Adjustment Date occurring immediately after the Amendment and Restatement Effective Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.
“Committed L/C Commitment”: on and after the Amendment No. 3 Effective Date, as to any Issuing Lender, the obligation of such Issuing Lender, if any, to issue Letters of Credit pursuant to Section 3.1 in an aggregate amount not to exceed the amount set forth under the heading “Committed L/C Commitment” opposite such Issuing Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.
“Confidential Information Memorandum”: the Confidential Information Memorandum dated September 2019 and furnished to certain Lenders.
“Consolidated EBITDA”: for any period for the Parent Borrower and its Restricted Subsidiaries:
(a) Consolidated Net Income for such period, plus
(b) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:
(1) Consolidated Interest Expense for such period,
(2) consolidated income tax expense for such period,
(3) all amounts attributable to depreciation and amortization (including amortization of deferred financing fees) for such period,
(4) costs, fees, expenses or premiums paid during such period in connection with (A) the incurrence of Indebtedness by the Parent Borrower or its Restricted Subsidiaries and (B) amendments, waivers, modifications or repayments of this Agreement or other Indebtedness,
(5) non-cash charges (other than (x) the write-down of current assets, (y) accrual of liabilities in the ordinary course of business and (z) any non-cash charge representing an accrual or reserve for cash expenses in a future period) for such period,
(6) any expense or charges incurred during such period in connection with any permitted issuance of Indebtedness, equity securities or any refinancing transactions, and
(7) the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Parent Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or with respect to which substantial steps have been taken in connection with Permitted Acquisitions or other Purchase permitted by this Agreement, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such Permitted Acquisitions or such permitted Purchase; provided that (A) such cost savings, operating expense reductions and synergies are reasonably expected to be realized (as determined in good faith by the Parent Borrower) and such actions are to be taken and the results with respect thereto are to be achieved within 18 months after the consummation of the Permitted Acquisition or such permitted Purchase which is expected to result in such cost savings, operating expense reductions or synergies; (B) the aggregate amount to be added back pursuant to this clause (b)(7) shall not exceed 5% of Consolidated EBITDA for such period (prior to giving effect to any adjustment pursuant to this clause (b)(7)) and shall not exceed, in the aggregate with amounts added back pursuant to clause (a) of the definition of “Consolidated Net Income” for such period, the Shared Addback Cap; and (C) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (b)(7) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, minus
(c) without duplication:
(1) all cash payments made during such period on account of non-cash charges added back pursuant to clause (b)(5) above in a previous period and
(2) to the extent included in determining such Consolidated Net Income, any unusual or non-recurring gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.
“Consolidated Indebtedness”: as of any date of determination, the aggregate amount of all Indebtedness of the Parent Borrower and its Restricted Subsidiaries as of such date determined on a consolidated basis in accordance with GAAP (other than any Indebtedness incurred under Section 7.2(t)); provided that Consolidated Indebtedness shall not include (i) Escrow Debt until such time as the proceeds of such Escrow Debt have been released from the applicable escrow account or other escrow arrangement, (ii) any negative outstanding balance under any cash pooling arrangement to which the Parent Borrower or any of its Restricted Subsidiaries is a party, (iii) any outstanding undrawn Letters of Credit up to an aggregate principal amount of $40,000,000 (calculated, in the case of Letters of Credit denominated in an L/C Foreign Currency, based on the Dollar Equivalent thereof) and (iv) obligations in respect of Swap Agreements entered into in the ordinary course of business and not for speculative purposes.
“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
“Consolidated Interest Expense”: for any period for the Parent Borrower and its Restricted Subsidiaries, all interest expense determined on a consolidated basis in accordance with GAAP, but in any event, including the interest component under Capital Lease Obligations and the implied interest component under Qualified Receivables Transactions and excluding (i) non-cash interest costs of a one-time or non-recurring nature, (ii) commissions, discounts, yield, and other fees and charges related to Qualified Receivables Transactions, (iii) any premiums or other breakage costs (including interest rate hedge termination costs) in connection with the purchase or redemption of any Indebtedness

(including the 2023 Notes and the 2026 Notes) to the extent such payments are classified, characterized, reclassified or recharacterized as interest expenses and (iv) any writeoff of unamortized debt issuance costs upon any prepayment or redemption of any Indebtedness.
“Consolidated Net Income”: for any period for the Parent Borrower and its Restricted Subsidiaries, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding:
(a) unusual or non-recurring charges for such period, including restructuring charges or reserves, severance, relocation costs and one-time compensation charges (including, without limitation, retention bonuses) and other costs relating to the closure of facilities or impairment of facilities; provided that the aggregate amount added back pursuant to this clause (a) shall not exceed, for any period of four consecutive fiscal quarters, together with any amounts added back pursuant to clause (b)(7) of the definition of “Consolidated EBITDA” for such period, the Shared Addback Cap;
(b) the non-cash effects of purchase accounting under Accounting Standards Codification of the Financial Accounting Standards Board 805;
(c) any deduction for income (or addition for losses) attributable to the minority equity interests of third parties in any Restricted Subsidiary except, in the case of income, to the extent of dividends paid in respect of such period to the holder of such minority equity interest;
(d) any gain (or loss) realized upon the sale or other disposition of any property of the Parent Borrower or any of its Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business;
(e) any gain or loss attributable to the early extinguishment of Indebtedness;
(f) any extraordinary gain or loss or cumulative effect of a change in accounting principles to the extent disclosed separately on the consolidated statement of income;
(g) any unrealized gains or losses of the Parent Borrower or its Restricted Subsidiaries on any Swap Obligations;
(h) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any agreement, instrument, contract or other undertaking to which such Restricted Subsidiary is a party or by which any of its property is bound or any law, treaty, rule, regulation or determination of an arbitrator or a court of competent jurisdiction or other Governmental Authority, in each case, applicable or binding upon such Restricted Subsidiary or any of its property or to which such Restricted Subsidiary or any of its property is subject;
(i) costs, fees, expenses or premiums incurred during such period in connection with the Transactions;
(j) costs, fees and expenses incurred during such period in connection with acquisitions (whether or not consummated), or other Investments consisting of acquisitions of assets or equity constituting a business unit, line of business, division or entity (whether or not consummated) and dispositions of property (whether or not consummated), other than dispositions, to the extent considered Dispositions, of property effected in the ordinary course of business;

(k) cash and non-cash charges for such period to the extent representing the write-down of receivables or trade payables of a third party customer in an aggregate amount (for all such amounts added back pursuant to this clause (k)) not to exceed $35,000,000 for any period of four consecutive fiscal quarters, provided that the Parent Borrower reasonably expects, in the good faith judgment of management, to acquire or make an Investment in the assets or equity of such customer;
(l) direct and indirect costs, fees, expenses and charges (including initial floor model discounts and charges associated with any related terminations of contracts with other customers or the bankruptcy or insolvency of other customers) incurred during such period in connection with establishing or pursuing a business relationship with Mattress Firm, Inc., provided that the Parent Borrower furnishes to the Administrative Agent, concurrently with the delivery of financial statements pursuant to Section 6.1, management’s good faith estimate of such costs, fees, expenses and charges incurred during such period; provided further that all cash amounts added back pursuant to this clause (l) shall not exceed $30,000,000 in the aggregate for all such amounts; and
(m) non-cash charges in connection with stock-based compensation.
Notwithstanding the foregoing, any net income (loss) of any Person (other than the Parent Borrower) that is not a Restricted Subsidiary shall be excluded in calculating Consolidated Net Income, except that the Parent Borrower’s equity in the net income of any such Person for any period shall be included, without duplication, in such Consolidated Net Income up to the aggregate amount of cash distributed by the Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or distribution.
“Consolidated Secured Leverage Ratio”: as of any date of determination, the ratio of (a) (x) the Consolidated Indebtedness secured by Liens on any assets of the Parent Borrower or such Restricted Subsidiaries at the date of determination (on a pro forma basis reflecting any incurrence of Indebtedness and repayment of Indebtedness made on such date), less (y) the aggregate amount (not to exceed $200,000,000) of Netted Cash on such date of determination, to (b) the aggregate amount of Consolidated EBITDA for the Parent Borrower for the four full fiscal quarters, treated as one period, ending prior to the date of determination and for which financial statements of the Parent Borrower are delivered under Section 6.1.
“Consolidated Total Assets”: as of any date, the total assets of the Parent Borrower and its Restricted Subsidiaries, calculated in accordance with GAAP on a consolidated basis as of such date.
“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of:
(a) (x) Consolidated Indebtedness at the date of determination (on a pro forma basis reflecting any incurrence of Indebtedness and repayment of Indebtedness made on such date), less (y) the aggregate amount (not to exceed $200,000,000) of Netted Cash on such date of determination, to (b) the aggregate amount of Consolidated EBITDA for the Parent Borrower for the four full fiscal quarters, treated as one period, ending prior to such date of determination and for which financial statements of the Parent Borrower have been delivered pursuant to Section 6.1.
“Continuing Directors”: as of any date of determination, any member of the board of directors of the relevant Person who:
(a)    was a member of such board of directors on the date of this Agreement; or

(b)    was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Covered Entity”: any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party: as defined in Section 10.22.
“Credit Agreement Refinancing Facilities”: (a) with respect to any Class of Revolving Commitments or Revolving Loans, Replacement Revolving Commitments or Replacement Revolving Loans and (b) with respect to any Class of Term Loans, Refinancing Term Loans.
“Credit Agreement Refinancing Facility Lenders”: a Lender (including any New Lender) with a Replacement Revolving Commitment or outstanding Refinancing Term Loans.
“Credit Party”: the Administrative Agent, each Issuing Lender, the Swingline Lender or any other Lender.
“Danish Tax Assessment”: the income tax assessment from the Danish Tax Authority and any related assessment from the Danish Tax Authority for subsequent years and related interest and penalties, as described in the Parent Borrower’s Report on Form 10-K for the year ended December 31, 2018.
“Danish Tax Authority”: SKAT, the Danish tax authority.
“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Default Rate”: as defined in Section 2.15(c).
“Default Right”: as defined in, and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit or Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or a Bail-In Action.
“Defeased Debt”: as defined in the definition of “Indebtedness”.
“Designated Non-Cash Consideration”: non-cash consideration received by the Parent Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.5(b) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Parent Borrower delivered within two (2) Business Days of the date of consummation of such Disposition, setting forth the basis of such valuation.
“Discretionary L/C Commitment”: on and after the Amendment No. 3 Effective Date, as to any Issuing Lender, the obligation of such Issuing Lender, in its sole discretion to issue Letters of Credit pursuant to Section 3.1 in an aggregate amount set forth under the heading “Discretionary L/C Commitment” opposite such Issuing Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto.
“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Capital Stock and/or cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock and/or cash in lieu of fractional shares), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date), (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Initial Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Parent Borrower or its

Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Parent Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disregarded Entity”: any entity treated as disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3.
“Dollar Equivalent”: with respect to an amount denominated in any currency other than Dollars, the equivalent in Dollars of such amount determined at the Exchange Rate on the most recent Calculation Date.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Restricted Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States (or that is disregarded from such entity for U.S. federal income tax purposes).
“Domestic Unrestricted Subsidiary”: any Unrestricted Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) or agreements with any Person, in each case regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of human health or the environment or the management, disposal or release of, or exposure to, hazardous or toxic materials or substances, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.
“ERISA Event”: (a) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (b) any Reportable Event; (c) the failure of any Group Member or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (d) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (f) the occurrence of any event or condition which would reasonably be expected to result in the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the failure by any Group Member or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (i) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the complete or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in reorganization, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (k) the failure by any Group Member or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.
“Escrow Debt”: Indebtedness incurred in connection with any transaction permitted hereunder for so long as proceeds thereof have been deposited into an escrow account on customary terms to secure such Indebtedness or other escrow arrangement satisfactory to the Administrative Agent pending the application of such proceeds to finance such transaction.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR”: in relation to any Loan denominated in Euros:
(a)    the applicable Screen Rate; or
(b)    (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan, as of, in the case of paragraph (a) above, the Specified Time on the Quotation Day for euro and for a period equal in length to the Interest Period of that Loan.
“Euro”: the single currency of participating member states of the European Union.
“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.
“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, either CDOR, EURIBOR or LIBOR, as applicable.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act”: the Securities Exchange Act of 1934, as amended.
“Exchange Rate”: with respect to any non-Dollar currency on any date, the rate at which such currency may be exchanged into Dollars, as set forth on such date on the relevant Reuters currency page on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the non-Dollar currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such services ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).
“Excluded Collateral”: as defined in the Guarantee and Collateral Agreement. For the avoidance of doubt, Excluded Collateral includes: (a) solely with respect to the Obligations or Guarantee Obligations of any U.S. Person (including any Guarantee Obligations with respect thereto), any property or assets of any Foreign Subsidiary (including any Capital Stock owned by a Foreign Subsidiary), (b) any property or assets of any Captive Insurance Subsidiary or Capital Stock thereof and (c) in the case of (i) Disregarded Entities the assets of which include stock in any Foreign Subsidiaries, (ii) Foreign Subsidiaries and (iii) Foreign Holdings Companies, voting Capital Stock in excess of 65% of the voting Capital Stock thereof. For the sake of clarity, no Excluded Collateral shall be required to be pledged to secure any Obligations or Guarantee Obligations of any U.S. Loan Party (including any Guarantee Obligations with respect thereto) under any Loan Document.
“Excluded Foreign Subsidiary”: any (i) CFC, (ii) Subsidiary that is owned directly or indirectly by a CFC and (iii) Foreign Holding Company.
“Excluded Subsidiary”: any (i) Excluded Foreign Subsidiary, (ii) Receivables Entity, (iii) Immaterial Subsidiary, (iv) Unrestricted Subsidiary, (v) Captive Insurance Subsidiary and (vi) any Restricted Subsidiary that is not a Wholly Owned Subsidiary.
“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Subsidiary Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligation, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender (such as a withholding tax levied on interest payments made to that Lender) with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.20(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA and (e) all penalties and interest with respect to any of the foregoing.
“Existing Credit Agreement”: that certain Credit Agreement, dated as of April 6, 2016, as amended as of April 4, 2017, as further amended as of January 8, 2019, as further amended as of June 4, 2019 and as further amended prior to the date hereof, among the Parent Borrower, the several banks and other financial institutions or entities from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Existing Letter of Credit”: each letter of credit issued prior to the Amendment and Restatement Effective Date by a Person that shall be an Issuing Lender hereunder as of the Amendment and Restatement Effective Date and listed on Schedule 3.1(c).
“Extended Revolving Commitment”: any Class of Revolving Commitments the maturity of which shall have been extended pursuant to Section 2.28.
“Extended Revolving Loans”: any Revolving Loans made pursuant to the Extended Revolving Commitments.
“Extended Term Loans”: any Class of Term Loans the maturity of which shall have been extended pursuant to Section 2.28.
“Extension”: as defined in Section 2.28(a).
“Extension Offer”: as defined in Section 2.28(a).
“Facility”: each of (a) the Initial Term Facility; (b) the 2020 Term Facility; (c) the 2021 Delayed Draw Term Facility; (d) the Revolving Commitments (including, if applicable, any Incremental Revolving Commitments) and the extensions of credit made thereunder (the “Revolving Facility”); (~~d~~e) the Incremental Term Loans (other than the 2020 Term Loans and 2021 Delayed Draw Term Facility) (the “Incremental Term Facility”); and (~~e~~f) Credit Agreement Refinancing Facilities and the extensions of credit thereunder.

“Factoring Indebtedness”: at any time, the amount at such time of outstanding receivables or similar obligations sold by the Parent Borrower or Restricted Subsidiaries pursuant to factoring agreements with a non-affiliated third party that would be characterized as principal with respect to Indebtedness if such factoring agreement were structured as a secured lending transaction rather than as a purchase of receivables.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any applicable intergovernmental agreements with respect thereto, and any fiscal or regulatory legislation or rules adopted pursuant thereto.
“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB; provided, that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.
“Financial Covenant Increase Period”: as defined in Section 7.1(b).
“Fixed Amount”: as defined in Section 1.2(l).
“Fixed Incremental Amount”: as defined in the definition of “Incremental Cap”.
“Flood Documents”: (a) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination and confirmation that the Parent Borrower has received the notice required pursuant to Section 208.25(i) of Regulation H of the Board (if applicable) and (b) if any improvement comprising part of a Mortgaged Property is identified by the Federal Emergency Management Agency (or any successor agency) as being in a special flood hazard area with respect to which flood insurance has been made available under Flood Insurance Laws, a copy of, or a certificate as to coverage under, and a declaration page relating to, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (to the extent available), (B) identify the addresses of each property located in a special flood hazard area, (C) indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (D) provide that to the extent commercially available the insurer will give the Administrative Agent thirty (30) days written notice of cancellation or non-renewal and (E) shall be otherwise in form and substance reasonably satisfactory to the Administrative Agent (any such flood insurance, a “Flood Policy”).
“Flood Insurance Laws”: collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flood Policy”: has the meaning assigned to such term in the definition of “Flood Documents”.
“Foreign Currency”: Canadian Dollars, Pounds Sterling, the Euro, Japanese Yen and any additional currencies determined after the Amendment and Restatement Effective Date by mutual agreement of the Parent Borrower, the Revolving Lenders and the Administrative Agent; provided each such currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars and available in the London interbank deposit market.
“Foreign Currency Loans”: as defined in Section 2.4(a).
“Foreign Currency Sublimit”: $250,000,000.
“Foreign Guarantee Agreement”: the Guarantee Agreement to be executed and delivered by any Additional Borrower and any of its Material Foreign Restricted Subsidiaries, substantially in the form of Exhibit K.
“Foreign Holding Company”: any (i) Domestic Subsidiary all or substantially all of the assets of which consist of the Capital Stock of one or more CFCs and/or intercompany loans, indebtedness or receivables owed or treated as owed by one or more CFCs (“CFC Debt”), and (ii) Disregarded Entity all or substantially all of the assets of which consist of the Capital Stock of one or more Subsidiaries described in part (i) of this definition.
“Foreign Loan Parties”: any Additional Borrower that is a Foreign Subsidiary and any other Foreign Subsidiary that is party to the Foreign Guarantee Agreement.
“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member.
“Foreign Plan Event”: with respect to any Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan; or (d) the occurrence of any event or the existence of any circumstance which causes the termination or windup of a Foreign Plan or gives any Governmental Authority the discretion to order the termination or windup of a Foreign Plan.
“Foreign Restricted Subsidiary”: any Restricted Subsidiary of the Parent Borrower that is a Foreign Subsidiary.
“Foreign Subsidiary”: any Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.
“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change (as defined below) occurring after the Amendment and Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding any other provisions of this Agreement, the adoption or issuance of any accounting standards after the Closing Date will not cause any rental obligation that was not or would not have been a Capital Lease Obligation prior to such adoption or issuance to be deemed a Capital Lease Obligation.
“General Amendment Effective Time”: as defined in Amendment No. 1.
“Global Intercompany Note”: the Global Intercompany Note, dated as of the Amendment and Restatement Effective Date, executed by the Parent Borrower and its Restricted Subsidiaries, as amended, restated, supplemented or otherwise modified from time to time.
“Governmental Authority”: any nation or government (including any supra-national bodies such as the European Union or the European Central Bank), any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Group Members”: the collective reference to the Parent Borrower and its respective Restricted Subsidiaries.
“Guarantee and Collateral Agreement”: (i) the Amended and Restated Guarantee and Collateral Agreement, dated as of the Amendment and Restatement Effective Date, among the Parent Borrower, the Subsidiary Guarantors party thereto from time to time and JPMorgan Chase Bank, N.A. (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) and (ii) any agreements or documentation reaffirming the guarantee provided under clause (i) above.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.
“Immaterial Subsidiary”: at any date, a Restricted Subsidiary of the Parent Borrower that is not a Material Subsidiary; provided that in no event shall any Borrower be an Immaterial Subsidiary.
“Impacted Interest Period”: with respect to any Screen Rate, an Interest Period which shall not be available at the applicable time.
“Impacted Lender”: as defined in Section 2.19(h).
“Incremental Cap”:
(a) $550,000,000 (the “Fixed Incremental Amount”); provided that the Specified Incremental Loans shall not be deemed to utilize the Fixed Incremental Amount, plus
(b) the amount of any voluntary prepayment of any Term Loan (other than Specified Incremental Loans) in accordance with Section 2.11 and the amount of any permanent reduction of any Revolving Commitment in accordance with Section 2.9, in each case, to the extent not funded with the proceeds of any long-term Indebtedness, plus
(c) an unlimited amount so long as, in the case of this clause (c), on the date of incurrence thereof on a pro forma basis after giving effect to the incurrence of the Incremental Facility or the Permitted Incremental Equivalent Debt, as applicable, the application of the proceeds thereof (without netting the cash proceeds thereof) and, in the case of any Incremental Revolving Loans, assuming a full drawing thereunder, the Consolidated Secured Leverage Ratio does not exceed 2.50 to 1.00 (the “Ratio Incremental Amount”);
provided that:
(1)    if the applicable Borrower concurrently incurs Indebtedness under any Incremental Facilities or Permitted Incremental Equivalent Debt using the Fixed Incremental Amount and the Ratio Incremental Amount, the incurrence of the portion of such Incremental Facilities or Permitted Incremental Equivalent Debt to be incurred under the Ratio Incremental Amount shall first be calculated without giving effect to any amounts concurrently incurred in reliance on the Fixed Incremental Amount, but giving full pro forma effect to the use of proceeds of all such Incremental Facilities or Permitted Incremental Equivalent Debt and related transactions (but without netting the proceeds thereof), and
(2)    if both the Fixed Incremental Amount and the Ratio Incremental Amount are available, and the applicable Borrower does not make an election, the applicable Borrower shall be deemed to have elected to use the Ratio Incremental Amount.
“Incremental Facility”: as defined in Section 2.25(a).

“Incremental Facility Activation Date”: any Business Day on which Parent Borrower, the other Loan Parties, the Administrative Agent, any Issuing Lender, the Swingline Lender, any Lender and New Lenders party thereto, as applicable, shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment in respect of an Incremental Facility.
“Incremental Facility Closing Date”: any Business Day designated as such in an Additional Credit Extension Amendment in respect of an Incremental Facility.
“Incremental Revolving Commitments”: as defined in Section 2.25(a).
“Incremental Revolving Loans”: any revolving loans made pursuant to Section 2.25(a).
“Incremental Term Commitments”: the commitments (if any) of Lenders (including New Lenders) to make Incremental Term Loans in accordance with Section 2.25(a) and the Incremental Term Loans in respect thereof.
“Incremental Term Facility”: as defined in the definition of “Facility”.
“Incremental Term Lenders”: (a) on any Incremental Facility Closing Date relating to Incremental Term Loans, the Lenders (including any New Lenders) signatory to the relevant Additional Credit Extension Amendment and (b) thereafter, each Lender that is a holder of an Incremental Term Loans.
“Incremental Term Loans”: any term loans made pursuant to Section 2.25(a).
“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Additional Credit Extension Amendment, the maturity date specified in such Additional Credit Extension Amendment, which date, except with respect to the Specified Incremental Loans, shall not be earlier than the final maturity of the Term Loans.
“Incurrence-Based Amount”: as defined in Section 1.2(l).
“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) current trade payables incurred in the ordinary course of such Person’s business and (ii) any earn-out, purchase price adjustment, indemnification or similar obligation of such Person until such obligations become a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Capital Stock of such Person, (h) all Receivables Transaction Attributed Indebtedness of such Person, (i) all Synthetic Lease Attributed Indebtedness of such Person, (j) all Factoring Indebtedness of such Person, (k) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (j) above and (l) all obligations of the kind referred to in clauses (a) through (k) above secured by any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that the amount of such

Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured, and (m) (i) for the purposes of Section 7.2 and 8(e) only, all obligations of such Person in respect of Swap Agreements and (ii) for purposes of the definition of “Consolidated Indebtedness”, all obligations in respect of Swap Agreements but excluding those entered into in the ordinary course of business and not for speculative purposes; provided that, in each case, the amount of “Indebtedness” included with respect to any such Swap Agreement shall be based on the net termination value thereof. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor; provided that Indebtedness shall not include any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness (“Defeased Debt”).
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indentures”: the collective reference to the 2023 Indenture and the 2026 Indenture.
“Initial Maturity Date”: October 16, 2024~~; provided that to the extent the 2023 Senior Notes are outstanding as of the date that is 180 days prior to the stated maturity thereof, the Initial Maturity Date shall be such earlier date~~.
“Initial Term Commitment”: as to any Initial Term Lender, the obligation of such Lender, if any, to make an Initial Term Loan to the applicable Borrower hereunder on the Amendment and Restatement Effective Date in a principal amount not to exceed the amount set forth under the heading “Initial Term Commitment” opposite such Lender’s name on Schedule 1.1A. The aggregate amount of the Initial Term Commitments of the Initial Term Lenders as of the Amendment and Restatement Effective Date was $425,000,000.
“Initial Term Facility”: the Initial Term Commitments and the Initial Term Loans made available thereunder.
“Initial Term Lender: as defined in Section 2.1(a).
“Initial Term Loan”: as defined in Section 2.1(a).
“Initial Term Percentage”: as to any Initial Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Initial Term Loans then outstanding constitutes of the aggregate principal amount of all Initial Term Loans then outstanding.
“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.
“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including (i) copyrights and copyright licenses, (ii) patents and patent licenses, (iii) trademarks, service marks, domain names, and licenses in respect of any of the foregoing, and all goodwill associated therewith, (iv) technology, trade secrets, proprietary information, know-how and processes, (v) all registrations and applications for registration in respect of any of the foregoing, and (vi) all rights to sue at law or in equity for any past, present and future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending seven days or one, two, three or six months thereafter (in each case to the extent quoted on the applicable Screen Rate page or successor), as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending seven days or one, two, three or six months thereafter (in each case to the extent quoted on the applicable Screen Rate page or successor), as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not later than 12:00 P.M., Local Time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii) no Borrower may select an Interest Period under a particular Facility that would extend beyond the applicable Maturity Date or beyond the date final payment is due on the relevant Term Loans, as the case may be; and
(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
With respect to the first Interest Period applicable to the 2021 Delayed Draw Term Loans after the 2021 Delayed Draw Funding Date, the Administrative Agent and the applicable Borrower may designate an Interest Period that is less than a full one, two or three month-period or an Interest Period with additional days to cause such 2021 Delayed Draw Term Loans to have Interest Periods that align with the other Term Loans then outstanding.
“Interpolated Screen Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the relevant Screen Rates) determined by the

Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. Notwithstanding anything to the contrary in this Agreement, if any Interpolated Screen Rate shall be less than zero, such Interpolated Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Investment”: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Indebtedness or other obligation of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS”: the United States Internal Revenue Service.
“Issuing Lender”: each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A. and Fifth Third Bank and any other Revolving Lender approved by the Administrative Agent and the Parent Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.
“Japanese Yen” means the lawful currency of Japan.
“Judgment Currency”: as defined in Section 10.15(a).
“Judgment Currency Conversion Date”: as defined in Section 10.15(a).
“Junior Financing”: as defined in Section 7.8(a).
“Kentucky Headquarters”: the real property located at 1000 Tempur Way, Lexington, Kentucky.
“L/C Commitment”: on and after the Amendment and Restatement Effective Date, as to any Issuing Lender, the obligation of such Issuing Lender, if any, to issue Letters of Credit pursuant to Section 3.1 in an aggregate amount not to exceed the amounts set forth under the headings “Committed L/C Commitment” and “Discretionary L/C Commitment” opposite such Issuing Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the aggregate L/C Commitments on the Amendment and Restatement Effective Date is $60,000,000.
“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total L/C Exposure at such time.

“L/C Foreign Currency”: Canadian Dollars, Pounds Sterling, the Euro, Japanese Yen, New Zealand Dollars, Australian Dollars, Swiss Francs, Polish Zloty and any additional currencies determined after the Amendment and Restatement Effective Date by mutual agreement of the Parent Borrower, the Issuing Lenders and the Administrative Agent; provided each such currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars and available in the London interbank deposit market.
“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.
“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Lenders other than the applicable Issuing Lender in respect of such Letter of Credit.
“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.
“Lenders”: as defined in the preamble hereto, which, for the avoidance of doubt, shall include the Swingline Lender and/or each Issuing Lender, as the context may require.
“Letters of Credit”: any letter of credit issued pursuant to this Agreement and each Existing Letter of Credit.
“LIBOR”: in relation to any Loan (other than a Loan denominated in Canadian Dollars or Euros):
(a)    the applicable Screen Rate; or
(b)    (if no Screen Rate is available for the Interest Period of that Loan) the Interpolated Screen Rate for that Loan, as of, in the case of paragraph (a) above, the Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.
“Lien”: any mortgage, pledge, hypothecation, cash collateral or other similar deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing, but not including any operating lease).
“Limited Conditionality Acquisition”: as defined in Section 2.25(a).
“Loan”: any loan made by any Lender pursuant to this Agreement.
“Loan Documents”: this Agreement, the Amendment and Restatement Agreement, any Additional Credit Extension Amendment, Amendment No. 1, the Security Documents, the Foreign Guarantee Agreement and except for purpose of Section 10.1, the Global Intercompany Note and, the Notes, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: the collective reference to the U.S. Loan Parties and the Foreign Loan Parties.
“Local Time”: (a) with respect to Foreign Currency Loans and Letters of Credit denominated in Canadian Dollar, Euros, Pounds Sterling or Yen, local time in London, (b) with respect to Foreign Currency Loans denominated in currencies other than Canadian Dollars, Euros, Pounds Sterling and Yen and Letters of Credit denominated in L/C Foreign Currencies other than Canadian Dollars, Euros, Pounds Sterling and Yen, local time in the Principal Financial Center for the applicable currency and (b) with respect to any other Loans, local time in New York City. For purposes of this definition, “Principal Financial Center” means, in the case of any currency other than Dollars, the principal financial center where such currency is cleared and settled, as determined by the Administrative Agent.
“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the applicable Term Loans and Term Commitments or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).
“Material Acquisition”: as defined in the definition of “pro forma basis”.
“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Parent Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties, as a whole, to perform their payment obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Loan Party of any Loan Document to which it is a party or on the rights or remedies, taken as a whole, of the Administrative Agent or the Lenders hereunder or thereunder.
“Material Disposition”: as defined in the definition of “pro forma basis”.
“Material Foreign Restricted Subsidiary”: any Foreign Restricted Subsidiary that is a Material Subsidiary.
“Material Real Property”: any owned real property located in the United States with a fair market value in excess of $15,000,000, as reasonably determined by the Parent Borrower (it being agreed that in no event shall an appraisal or other third-party valuation be required unless required by an applicable Requirement of Law).
“Material Subsidiary”: as of any date of determination, any Restricted Subsidiary (a) whose total assets at the last day of the Reference Period ending on the last day of the most recent fiscal period for which financials have been delivered pursuant to Section 6.1(a) or (b) were equal to or greater than 5.0% of the Consolidated Total Assets of the Parent Borrower and its Subsidiaries at such date or (b) whose revenues during such Reference Period were equal to or greater than 5.0% of the consolidated revenues of the Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Amendment and Restatement Effective Date, Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) total assets at the last day of the most recently ended Reference Period equal to or greater than 10.0% of the Consolidated Total Assets of the Parent Borrower and its Subsidiaries at such date or (ii) revenues during such Reference Period equal to or greater than 10.0% of the consolidated revenues of the Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, then the Parent

Borrower shall, no later than ten Business Days subsequent to the date on which financial statements for such fiscal period are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Subsidiaries as “Material Subsidiaries” such that, following such designation(s), Immaterial Subsidiaries have, in the aggregate (i) total assets at the last day of such Reference Period of less than 10.0% of the Consolidated Total Assets of the Parent Borrower and its Subsidiaries at such date and (ii) total revenues during such Reference Period of less than 10.0% of the consolidated revenues of the Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.
“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, including those defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls, radon gas and urea-formaldehyde insulation.
“Maturity Date”: (i) with respect to the Initial Term Loans, the 2021 Delayed Draw Term Loans and the Revolving Facility, the Initial Maturity Date and (ii) with respect to the 2020 Term Loans, the 2020 Term Loan Maturity Date.
“Moody’s”: as defined in the definition of “Cash Equivalents”.
“Mortgaged Properties”: (x) as of the Amendment and Restatement Effective Date, the Albuquerque Property and (y) any Material Real Property acquired by any Borrower or Subsidiary Guarantor that is a Domestic Subsidiary or owned by any Subsidiary Guarantor that is a Domestic Subsidiary acquired after the Amendment and Restatement Effective Date, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.
“Mortgages”: each of the mortgages and deeds of trust made by any U.S. Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded or are otherwise reasonably acceptable to the Administrative Agent).
“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof received by the Parent Borrower or any Restricted Subsidiary in the form of cash, Cash Equivalents and marketable U.S. debt securities (determined in accordance with GAAP) (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) (provided, that with respect to marketable U.S. debt securities, such securities shall be included as Net Cash Proceeds only as and when the proceeds thereof are received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), survey costs, title insurance premiums and related search and recording charges and other customary fees and expenses actually incurred by the Parent Borrower or any such Restricted Subsidiary, as applicable, in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any incurrence of Indebtedness by the Parent Borrower or any Restricted Subsidiary, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
“Netted Cash”: at any day, the aggregate amount of (i) domestic unrestricted cash and domestic cash equivalents of the Parent Borrower and its Domestic Subsidiaries and (ii) 100% of the aggregate amount of unrestricted cash and cash equivalents of Foreign Restricted Subsidiaries. For the avoidance of doubt, the term “cash equivalents” as set forth in this definition will be interpreted in accordance with GAAP.
“New Lender”: at any time, any Person that is not an existing Lender and that agrees to provide any portion of any (a) Loans under Incremental Facilities, Incremental Revolving Commitments or Incremental Term Commitments in accordance with Section 2.25 or (b) Credit Agreement Refinancing Facilities pursuant to an Additional Credit Extension Amendment in accordance with Section 2.20; provided that such New Lender shall be (x) with respect to Incremental Term Loans, Incremental Term Commitments or Refinancing Term Loans, an eligible Assignee with respect to Term Loans and (y) with respect to Incremental Revolving Commitments or Replacement Revolving Commitments, an eligible Assignee with respect to Revolving Commitments.
“New Zealand Dollars” means the lawful currency of New Zealand.
“Non-Consenting Lender”: as defined in Section 2.23.
“Non-Domestic Subsidiary”: any Subsidiary of the Parent Borrower that is not (a) a Domestic Subsidiary or (b) a Domestic Unrestricted Subsidiary. For the avoidance of doubt, the term “Non-Domestic Subsidiary” shall include each Foreign Subsidiary.
“Non-U.S. Lender”: a Lender that is not a U.S. Person.
“Notes”: the collective reference to any promissory note evidencing Loans.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Loan Parties to the Administrative Agent or to any Lender (or, in the case of Bilateral L/C Facilities, Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of the Administrative Agent or any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Bilateral L/C Facility, any Specified Swap Agreement, any

Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto) or otherwise; provided that for purposes of determining any Guarantee Obligations of (i) any U.S. Loan Party pursuant to the Guarantee and Collateral Agreement, the definition of “Obligations” shall not create any guarantee by any U.S. Loan Party of (or grant of security interest by any U.S. Loan Party to support, if applicable) any Excluded Swap Obligations; and (ii) any Foreign Loan Party pursuant to the Foreign Guarantee Agreement, the definition of “Obligations” shall not create any guarantee by any Foreign Loan Party of any Excluded Swap Obligations.
“Organization Documents”: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes”: with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes”: all present or future stamp, court, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent Borrower”: as defined in the preamble hereto.
“Participant”: as defined in Section 10.6(c).
“Participant Register”: as defined in Section 10.6(c).
“Patriot Act”: as defined in Section 10.19.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to ERISA and any successor entity performing similar functions.

“Pension Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.
“Perfection Certificate”: a perfection certificate, executed and delivered by the Parent Borrower and each other U.S. Loan Party as of the Amendment and Restatement Effective Date.
“Permitted Acquisition”: any Purchase that satisfies the following conditions:
(a)    in the case of an Purchase of 100% of the Capital Stock of any other Person (exclusive of director qualifying shares or similar shareholdings), the board of directors (or other comparable governing body) of such other Person shall have approved the Purchase;
(b)    (i) (x) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto on a pro forma basis or (y) at the election of the Parent Borrower, in the case of a Limited Conditionality Acquisition being funded with the proceeds of Incremental Term Loans hereunder, no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto on a pro forma basis as of the date the definitive acquisition agreement for such Limited Conditionality Acquisition is entered into, (ii) (x) the Parent Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1 as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis or (y) at the election of the Parent Borrower, in the case of a Limited Conditionality Acquisition being funded with the proceeds of Incremental Term Loans hereunder, the Parent Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1 as herein provided on the date the definitive acquisition agreement for such Limited Conditionality Acquisition is entered into, determined on a pro forma basis as of such date and (iii) the Purchase Consideration paid to acquire a Person that will not be a Loan Party following the acquisition thereof, or to acquire property or assets that will not be owned by a Loan Party, together with all other such acquisitions, shall not exceed $450,000,000; and
(c)    within two (2) Business Days of the consummation of such Purchase, a Responsible Officer of the Parent Borrower shall provide a compliance certificate, in form and substance reasonably satisfactory to the Administrative Agent, affirming compliance with each of the items set forth in clauses (a) and (b) hereof, as applicable.
“Permitted External Refinancing Debt”: any Indebtedness incurred by one or more of the Borrowers to refinance all or a portion of any existing Class of Term Loans in the form of one or more series of secured or unsecured debt securities or loans; provided that (i) the final maturity date of any such Indebtedness shall not be earlier than the date that is 91 days following the Initial Maturity Date; (ii) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the date that is 91 days following the Initial Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default; (iii) such debt securities or loans shall be either (A) solely in the case of debt securities, secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent Borrower or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a first lien intercreditor agreement or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the pari passu status of the Liens securing such Indebtedness, (B) secured by the Collateral on a junior basis (including with respect to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent or any Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a junior lien intercreditor agreement or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the second (or more junior) lien status of the Liens securing such Indebtedness or (C) unsecured; (iv) none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not a Loan Party; (v) the terms and conditions (excluding any subordination, pricing, fees, rate floors, discounts, premiums and optional prepayment or redemption terms) of such Indebtedness, taken as a whole, shall not be materially less favorable to the Loan Parties than those applicable to the refinanced Term Loans, except for covenants or other provisions applicable only to periods after the Initial Maturity Date; (vi) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the refinanced Term Loans except by an amount equal to any interest capitalized, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing; and (vii) substantially concurrently with the incurrence or issuance of such debt securities or loans, 100% of the net proceeds thereof shall be applied to repay the refinanced Term Loans including accrued interest, fees, costs and expenses relating thereto. Permitted External Refinancing Debt shall include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Incremental Equivalent Debt”: any Indebtedness incurred by one or more of the Borrowers in the form of one or more series of secured or unsecured debt securities or loans; provided that (i) the final maturity date of any such Indebtedness not be earlier than the date that is 91 days following the Initial Maturity Date, (ii) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the date that is 91 days following the Initial Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (iii) such Indebtedness shall be either (A) solely in the case of debt securities, secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent Borrower or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a first lien intercreditor or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the pari passu status of the Liens securing such Indebtedness, (B) secured by the Collateral on a junior basis (including with respect to the control of remedies) with the Obligations and shall not be secured by any property or assets of the Parent Borrower or any Restricted Subsidiary other than Collateral, and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a junior lien intercreditor agreement or collateral trust agreement having customary terms and reasonably satisfactory to the Administrative Agent reflecting the second (or more junior) lien status of the Liens securing such Indebtedness or (C) unsecured, (iv) none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not a Loan Party and (v) the terms and conditions (excluding any subordination, pricing, fees, rate floors, discounts, premiums and optional prepayment or redemption terms) of such Indebtedness, taken as a whole, shall not be materially less favorable to the Loan Parties than those applicable to the Term Loans, except for covenants or other provisions applicable only to periods after the Initial Maturity Date.
“Permitted Liens”: as defined in Section 7.3.
“Permitted Refinancing Indebtedness”: any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (including any

Defeased Debt) (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and any premium (including tender, call or make-whole premiums) thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), (b) (i) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) 91 days after the Initial Maturity Date (it being understood that, in each case, any provision requiring an offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and (ii) such Permitted Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms not materially less favorable to the Loan Parties as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness as of the date of incurrence of such Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not as of such date obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced (it being understood that the terms of any such Permitted Refinancing Indebtedness shall not, as of the date of the incurrence thereof, require any new obligors or contingent obligations that were not as of such date obligors or required to become obligors or contingent obligors under the Indebtedness being Refinanced) and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured by the Collateral, such Permitted Refinancing Indebtedness may be secured by such Collateral on terms not materially more favorable, taken as a whole, to the Secured Parties than the Indebtedness being Refinanced; provided that with respect to any Indebtedness secured by a Lien on the Collateral, any Liens securing such Permitted Refinancing Indebtedness shall, to the extent the Indebtedness being Refinanced was subject to an intercreditor agreement with respect to the Obligations hereunder, be subject to an intercreditor agreement that is not materially less favorable, taken as a whole, to the Loan Parties than the intercreditor agreement outstanding in respect of the Indebtedness being Refinanced.
“Permitted Restructuring”: any activities related to tax planning and tax reorganization entered into after the date hereof so long as such Permitted Restructuring does not materially impair the guarantee contained in Section 2 of the Guarantee and Collateral Agreement or the security interests of the Lenders on the Collateral, in each case, taken as a whole, and is otherwise not materially adverse to the Lenders (as determined by the Parent Borrower in good faith) and after giving effect to such Permitted Restructuring, the Parent Borrower and its Restricted Subsidiaries shall otherwise be in compliance with Section 6.10.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any

Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.
“Pledged Stock”: as defined in the Guarantee and Collateral Agreement. For the avoidance of doubt, the term “Pledged Stock” shall not include any Excluded Collateral.
“Polish Zloty” means the lawful currency of Poland.
“Pounds Sterling”: the lawful currency of the United Kingdom.
“Prime Rate”: the rate of interest per annum last quoted by The Wall Street Journal in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“pro forma basis”: in connection with any transaction for which a determination on a pro forma basis for any period of four consecutive fiscal quarters (each, a “Reference Period”) is required to be made hereunder, “pro forma basis” shall mean that such determination shall be made (i) after giving effect to any Material Acquisition and any Material Disposition during such Reference Period and to include any Indebtedness incurred, assumed or repaid in connection therewith (assuming, to the extent such Indebtedness bears interest at a floating rate, the rate in effect at the time of calculation for the entire period of calculation) and (ii) assuming that such Material Acquisition or Material Disposition occurred and such Indebtedness was incurred, assumed or repaid at the beginning of such Reference Period; provided that any pro forma calculation made by the Parent Borrower either (i) based on Regulation S-X or (ii) as calculated in good faith and set forth in an officer’s certificate of the Parent Borrower (and in the case of this clause (ii), based on audited financials of the target company or other financials reasonably satisfactory to the Administrative Agent) shall be acceptable. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Parent Borrower and its Restricted Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (a) comprises all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) that yields gross proceeds to the Parent Borrower or any of its Restricted Subsidiaries in excess of $5,000,000.
“Process Agent”: as defined in Section 10.12(b).
“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.
“Projections”: as defined in Section 6.2(c).
“Properties”: as defined in Section 4.17(a).
“Proposed Change”: as defined in Section 2.23.

“PTE”: means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Purchase”: any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Parent Borrower or any of its Restricted Subsidiaries (i) acquires all or substantially all of the assets of any firm, corporation or limited liability company, or business unit or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes for the members of the board of directors) of the Capital Stock of a Person.
“Purchase Consideration”: with respect to any Purchase, the aggregate cash and non-cash consideration for such Purchase. The “Purchase Consideration” for any Purchase expressly includes Indebtedness assumed in such Purchase and the good faith estimate by the Parent Borrower of the maximum amount of any deferred purchase price obligations (including earn-out payments) incurred in connection with such Purchase. The “Purchase Consideration” for any Purchase expressly excludes (a) Capital Stock of the Parent Borrower issued to the seller as consideration for such Purchase and (b) the Net Cash Proceeds of the sale or issuance of Capital Stock by the Parent Borrower to the extent such Purchase is made within ninety days of the receipt of such Net Cash Proceeds by the Parent Borrower.
“QFC”: any “qualified financial contract” as defined in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support”: as defined in Section 10.22.
“QMA Notice”: as defined in the definition of “Qualifying Material Acquisition”.
“Qualified Receivables Transaction”: (x) any transaction or series of transactions that may be entered into by the Parent Borrower or any Restricted Subsidiary pursuant to which the Parent Borrower or any Restricted Subsidiary may sell, convey or otherwise transfer to a newly-formed Restricted Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto and (y) any Qualified Receivables Transaction described in clause (x) above that is secured by the accounts or notes receivable and rights related thereto underlying another Qualified Receivables Transaction on a junior Lien basis; provided that, in each case, all of the terms and conditions of such transaction or series of transactions, including without limitation the amount and type of any recourse to the Parent Borrower or any Restricted Subsidiary with respect to the assets transferred, are reasonably acceptable to the Administrative Agent.
“Qualifying Material Acquisition”: any Permitted Acquisition or other Purchase permitted by this Agreement, if (i) the aggregate Purchase Consideration of such Permitted Acquisition or Purchase is at least $150,000,000 and (ii) the Parent Borrower has designated such Permitted Acquisition or Purchase as a “Qualifying Material Acquisition” by a written notice (a “QMA Notice”) provided to the Administrative Agent within 10 Business Days after consummating such Permitted Acquisition or Purchase.
“Quotation Day”: in relation to any period for which an interest rate is to be determined:
(i) if the currency is Pounds Sterling or Canadian Dollars, the first day of that period;
(ii) if the currency is the Euro, two TARGET Days before the first day of that period; or

(iii) for any other currency, two Business Days before the first day of that period, unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Ratio Incremental Amount”: as defined in the definition of “Incremental Cap”.
“Real Estate Collateral Requirement”: at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Document and (y) the time periods (and extensions thereof) set forth in Section 6.10, the requirement that the Administrative Agent shall have received (i) a Mortgage with respect to each Mortgaged Property, delivered pursuant to Section 6.10, duly executed by the record owner of such Mortgaged Property granting a Lien on such Mortgaged Property subject to no other Liens other than Liens permitted by Section 7.3, (ii) a policy or policies of title insurance reasonably acceptable to the Administrative Agent, naming the Administrative Agent as the insured for the benefit of the Lenders, issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage in the amount of the fair market value of the land and improvements thereon as reasonably determined by the Parent Borrower (it being agreed that in no event shall an appraisal or other third-party valuation be required unless required by an applicable Requirement of Law) as a valid and enforceable Lien on the Mortgaged Property described therein subject to no Liens other than Liens permitted by Section 7.3, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request (it being agreed that the Administrative Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), and (iii) such surveys, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; provided however, that no new survey will be required of any Mortgaged Property if there is a survey available for such Mortgaged Property that is acceptable to the issuer of the title insurance policy to issue customary survey-related endorsements thereto; provided, further, in any jurisdiction in which a mortgage tax or similar charge is assessed on the making or filing of a mortgage or deed of trust, the amount of the Obligation secured by such mortgage or deed of trust shall be limited to the fair market value of the land and improvements subject thereto as reasonably determined by the Parent Borrower (it being agreed that in no event shall an appraisal or other third-party valuation be required unless required by an applicable Requirement of Law).
“Receivables Entity”: a Wholly Owned Subsidiary of the Parent Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Parent Borrower in which the Parent Borrower or any Subsidiary of the Parent Borrower makes an Investment and to which the Parent Borrower or any Subsidiary of the Parent Borrower transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Parent Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Amendment and Restatement Effective Date) which is designated by the board of directors of the Parent Borrower (as provided below) as a Receivables Entity and
(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(1) is guaranteed by the Parent Borrower or any Restricted Subsidiary of the Parent Borrower other than another Receivables Entity (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),
(2) is recourse to or obligates the Parent Borrower or any Restricted Subsidiary of the Parent Borrower (other than another Receivables Entity) in any way other than pursuant to Standard Securitization Undertakings, or
(3) subjects any property or asset of the Parent Borrower or any Restricted Subsidiary of the Parent Borrower (other than another Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(b) with which neither the Parent Borrower nor any Restricted Subsidiary of the Parent Borrower (other than another Receivables Entity) has any material contract, agreement, arrangement or understanding other than on terms which the Parent Borrower reasonably believes to be no less favorable to the Parent Borrower or the Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Borrower, and
(c) to which neither the Parent Borrower nor any Restricted Subsidiary of the Parent Borrower (other than another Receivables Entity) has any obligation to maintain or preserve the entity’s financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.
Any designation of this kind by the board of directors of the Parent Borrower shall be evidenced to the Administrative Agent by filing a certificate of a Responsible Officer of the Parent Borrower certifying that the designation complied with the foregoing conditions.
“Receivables Transaction Attributed Indebtedness”: the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.
“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.
“Reference Period”: as defined in the definition of “pro forma basis”.
“Refinance”: as defined in the definition of “Permitted Refinancing Indebtedness”.
“Refinanced Term Loans”: as defined in Section 2.29(a).
“Refinancing Term Loans”: one or more new Classes of Term Loans that result from an Additional Credit Extension Amendment in accordance with Section 2.28.
“Refunded Swingline Loans”: as defined in Section 2.7(b).
“Register”: as defined in Section 10.6(b)(iv).
“Registered Equivalent Notes”: with respect to any debt securities originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, as amended,

substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefore pursuant to an exchange offer registered with the SEC.
“Regulation U”: Regulation U of the Board as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Reimbursement Obligation”: the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.
“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.
“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Parent Borrower has delivered a Reinvestment Notice.
“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Parent Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business or otherwise invest in the business of the Parent Borrower or its Restricted Subsidiaries.
“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Parent Borrower’s business.
“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months (or, if the Parent Borrower or a Restricted Subsidiary shall have entered into a legally binding commitment within twelve months after such Reinvestment Event to acquire or repair assets useful in the Parent Borrower’s or the applicable Restricted Subsidiary’s business or otherwise invest in the business of the Parent Borrower or its Restricted Subsidiaries with the applicable Reinvestment Deferred Amount, eighteen months) after such Reinvestment Event and (b) the date on which the Parent Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Parent Borrower’s or the applicable Restricted Subsidiary’s business or otherwise invest in the business of the Parent Borrower or its Restricted Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.
“Relevant Interbank Market”: (a) in relation to the Euro, the European interbank market, (b) in relation to Canadian Dollars, the Canadian interbank market and (c) in relation to any other currency, the London interbank market.
“Replaced Revolving Commitments”: as defined in Section 2.29(a).
“Replacement Revolving Commitments”: one or more new Classes of Revolving Commitments established pursuant to an Additional Credit Extension Amendment in accordance with Section 2.29.
“Replacement Revolving Lender”: a Revolving Lender with a Replacement Revolving Commitment or an outstanding Replacement Revolving Loan.

“Replacement Revolving Loans”: Revolving Loans made pursuant to Replacement Revolving Commitments.
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived.
“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding ~~and~~, (ii) the 2021 Delayed Draw Term Commitments then in effect and (iii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reset Date”: as defined in Section 2.26(a).
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Parent Borrower, but in any event, with respect to financial matters, the chief financial officer of the Parent Borrower.
“Restricted Payments”: any dividend or other distribution (whether in cash, securities or other property) by the Parent Borrower or its Restricted Subsidiaries in respect of its Capital Stock, or any payment (whether in cash, securities or other property) including any sinking fund payment or similar deposit, for or on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of the Parent Borrower or its Restricted Subsidiaries or any option, warrant or other right to acquire any such Capital Stock of the Parent Borrower or its Restricted Subsidiaries.
“Restricted Subsidiary”: any Subsidiary that is not an Unrestricted Subsidiary.
“Revolving Commitment”: on and after the Amendment and Restatement Effective Date, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.
“Revolving Commitment Period”: the period from and including the Amendment and Restatement Effective Date to the Initial Maturity Date.
“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans (other than Foreign Currency Loans) held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding (including such Lender’s Revolving Percentage of the Dollar Equivalent of L/C Obligations outstanding in a currency other than Dollars), (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding and (d) such Lender’s Revolving Percentage of the Dollar Equivalent of the aggregate principal amount of Foreign Currency Loans then outstanding.
“Revolving Facility”: as defined in the definition of “Facility”.
“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.
“Revolving Loans”: as defined in Section 2.4(a).
“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis. Notwithstanding the foregoing, in the case of Section 2.25 when a Defaulting Lender shall exist, Revolving Percentages shall be determined without regard to any Defaulting Lender’s Revolving Commitment.
“S&P”: means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sale and Leaseback Transaction”: with respect to the Parent Borrower or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person (other than a Loan Party) whereby the Parent Borrower or such Subsidiary shall sell or transfer any real or personal property, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Canada or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country”: at any time, a country or territory which is itself the target of any comprehensive Sanctions (as of the Amendment and Restatement Effective Date, Cuba, Iran, North Korea, the Crimea region of Ukraine, and Syria).
“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Canada or any EU member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person with whom dealings are restricted or prohibited under Sanctions as a result of being owned or controlled by any such Person or Persons.

“Screen Rate”:
(a)    in relation to CDOR, with respect to any Interest Period, the annual rate of interest equal to the average rate applicable to Canadian Dollar Canadian bankers’ acceptances with a tenor equal to such Interest Period displayed and identified as such on the CDOR page of the Reuters screen (or on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of the Specified Time on the Quotation Day for such Interest Period (as adjusted by the Administrative Agent after the Specified Time to reflect any error in the posted rate of interest or in the posted average annual rate of interest);
(b)    in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); and
(c)    in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Association (or any other Person that takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion);
provided, however, that if any Screen Rate shall be less than zero, such Screen Rate shall be deemed to be zero for purposes of this Agreement; provided further, that, solely with respect to the 2020 Term Loans, if the Screen Rate for the 2020 Term Loans would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
“Secured Parties”: has the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Senior Notes”: the ~~collective reference to the 2023~~2026 Senior Notes and the ~~2026~~2029 Senior Notes.
“Senior Representative”: with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Shared Addback Cap”: an amount equal to 20% of Consolidated EBITDA for the applicable period of four consecutive fiscal quarters (prior to giving effect to any adjustments pursuant to clause (a) of the definition of “Consolidated Net Income” and clause (b)(7) of the definition of “Consolidated EBITDA”).
“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the fair value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured; provided that the amount of any contingent or disputed liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability at such time.
“Specified Cash Management Agreement”: any Cash Management Agreement between a Borrower or any Restricted Subsidiary and any Person that is a Lender or an affiliate of a Lender as of the Amendment and Restatement Effective Date (in the case of a Cash Management Agreement existing on such date) or at the time such Cash Management Agreement is entered into and, in the case of Cash Management Agreements with any Lender (other than the Administrative Agent) or an affiliate thereof, which has been designated by such Lender and the Parent Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the applicable Borrower or such Restricted Subsidiary, as applicable (or not later than 90 days after the Amendment and Restatement Effective Date, in the case of a Cash Management Agreement existing on such date) as a “Specified Cash Management Agreement”.
“Specified Incremental Loans” means those certain Incremental Term Loans in an aggregate amount not to exceed $200,000,000 to be incurred immediately following the General Amendment Effective Time and pursuant to Amendment No. 1. It is understood and agreed that the 2020 Term Loans constitute the Specified Incremental Loans.
“Specified Swap Agreement”: any Swap Agreement in respect of interest rates or currency exchange rates between a Borrower or any Restricted Subsidiary and any Person that is a Lender or an affiliate of a Lender as of the Amendment and Restatement Effective Date (in the case of a Swap Agreement existing on such date) or at the time such Swap Agreement is entered into and, in the case of Swap Agreements with any Lender (other than the Administrative Agent) or an affiliate thereof, which has been designated by such Lender and the Parent Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the applicable Borrower or such Restricted Subsidiary, as applicable (or not later than 90 days after the Amendment and Restatement Effective Date, in the case of a Swap Agreement existing on such date) as a “Specified Swap Agreement”.

“Specified Time”: the applicable time and day as determined in accordance with Schedule 1.1C.
“Standard Securitization Undertakings”: representations, warranties, covenants and indemnities entered into by the Parent Borrower or any Subsidiary of the Parent Borrower which are customary in an accounts receivable securitization transaction involving a comparable company.
“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the relevant Lender is subject with respect to the Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.
“Subsidiary Guarantor”: each Wholly Owned Restricted Subsidiary other than any Excluded Subsidiary; provided that any applicable Subsidiary Guarantor shall cease to be a Subsidiary Guarantor upon release from its Guarantee Obligation in respect of the Obligations pursuant to the terms hereof or any Security Document; provided further that any Restricted Subsidiary not required to become a Subsidiary Guarantor pursuant to the terms of this Agreement that elects by written notice to the Administrative Agent to become a party to a Loan Document as a guarantor of the Obligations of the Parent Borrower shall be a Subsidiary Guarantor.
“Support Obligations”: as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such

Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
“Supported QFC”: as defined in Section 10.22.
“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or any of its Restricted Subsidiaries shall be a “Swap Agreement”.
“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap.
“Swap Termination Value”: in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).
“Swingline Commitment”: the agreement of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $50,000,000.
“Swingline Exposure”: at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (i) for any Revolving Lender (other than in the case of any Swingline Loan made by the Swingline Lender in its capacity as the Swingline Lender), the amount equivalent to its Revolving Percentage of the total Swingline Exposure at such time related to such Swingline Loans, and (ii) for the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Swingline Lender outstanding at such time less the participation amounts otherwise funded by the Revolving Lenders other than the Swingline Lender.
“Swingline Lender”: JPMorgan Chase Bank, N.A. in its capacity as the lender of Swingline Loans.
“Swingline Loans”: as defined in Section 2.6(a).

“Swingline Participation Amount”: as defined in Section 2.7(c).
“Swiss Francs” means the lawful currency of Switzerland.
“Syndication Agent”: the Co-Syndication Agents identified on the cover page of this Agreement.
“Synthetic Lease Attributed Indebtedness”: with respect to any Person, on any date, in respect of any so-called synthetic, off-balance sheet or tax retention lease considered borrowed money indebtedness for United States federal income tax purposes, but is classified as an operating lease in accordance with GAAP, the capitalized amount of the remaining lease payments under the relevant lease or agreement that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“TARGET Day”: any day on which (i) TARGET2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.
“TARGET2”: the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“Tax Authority”: any government, state, or municipality or any local, state, federal, or other fiscal, revenue, customs, or excise authority, body, or official competent to impose, administer, levy, assess, or collect any Taxes.
“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the applicable Borrower hereunder as such commitment may be reduced or increased from time to time pursuant to an Assignment and Assumption or an Additional Credit Extension Amendment. The initial amount of each Term Lender’s Commitment is set forth in Schedule 1.01A under the caption “Initial Term Commitment”, “2020 Term Commitment” and/or “~~2020~~2021 Delayed Draw Term Commitment” or, otherwise, in the Assignment and Assumption, Additional Credit Extension Amendment or any other amendment, in each case, pursuant to which such Lender shall have assumed its Term Commitment, as the case may be.
“Term Facilities”: the Term Commitments and the Term Loans made available thereunder.
“Term Lenders”: the collective reference to the Initial Term Lenders, the 2020 Term Lenders and the 2021 Delayed Draw Term Lenders, Lenders (including New Lenders) in respect of the Credit Agreement Refinancing Facilities and the Incremental Term Lenders.
“Term Loans”: the collective reference to the Initial Term Loans, 2020 Term Loans, 2021 Delayed Draw Term Loans, Refinancing Term Loans or Incremental Term Loans, except as the context may require.

“Term Percentage”: as to any Term Lender at any time, as the context may require, (i) the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of all Term Loans then outstanding, (ii) the Initial Term Percentage ~~and~~, (iii) the 2020 Term Percentage and (iv) the 2021 Delayed Draw Term Percentage.
“Termination Date”: as defined in Section 10.14(c).
“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The amount of the Total Revolving Commitments on the Amendment and Restatement Effective Date is $425,000,000
“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.
“Transactions”: collectively, (i) the execution, delivery and performance by the Loan Parties of this Agreement, the Amendment and Restatement Agreement and the Guarantee and Collateral Agreement and the Loans to be made hereunder and the use of proceeds thereof, (ii) the Amendment and Restatement Date Refinancing and (iii) the payment of fees and expenses in connection with the foregoing.
“Transferee”: any Assignee or Participant.
“Trinity Property”: each of the real properties located at (a) 239 Sealy Drive, Trinity (High Point), NC 27370, (b) One Office Parkway - Test Center, Trinity (High Point), NC 27370 and (c) One Office Parkway - Corporate Office, Trinity (High Point), NC 27370.
“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.
“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfunded Pension Liability”: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan for purposes of Section 430 of the Internal Revenue Code for the applicable plan year.
“United States”: the United States of America.
“Unrestricted Subsidiary”: any Subsidiary designated by the Parent Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 and any Subsidiary of any such Unrestricted Subsidiary; provided that in no event shall any Borrower be an Unrestricted Subsidiary.

“U.S. Loan Parties”: the Parent Borrower, each Additional Borrower that is a Domestic Subsidiary and each Subsidiary Guarantor that is a Domestic Subsidiary.
“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code (including, for the avoidance of doubt, an entity that is disregarded as separate from such entity for U.S. federal income tax purposes).
“U.S. Special Resolution Regimes”: as defined in Section 10.22.
“U.S. Tax Compliance Certificate”: as defined in Section 2.20(f)(ii)(B)(3).
“Wholly Owned Restricted Subsidiary”: any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Parent Borrower.
“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Other Interpretive Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member or any Unrestricted Subsidiary not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words

“include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time, and (vi) references to accounting determinations to be made “on” or “as of” a particular day or date shall, unless otherwise specified, be construed to mean as of the close of business in Local Time on such day.
(c) Prior to the first delivery of financial statements pursuant to Section 6.1, with respect to any provision requiring a calculation of Consolidated Total Leverage Ratio and/or Consolidated Secured Leverage Ratio hereunder (other than, for avoidance of doubt, for purposes of the definition of “Applicable Margin” or “Applicable Pricing Grid”), such calculation shall be based on a certificate by the chief financial officer of the Parent Borrower dated as of Amendment and Restatement Effective Date and delivered to the Credit Parties hereunder setting forth computations of such financial ratios in reasonable detail satisfactory to the Administrative Agent.
(d) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(f) Notwithstanding any other provision hereof or of any other Loan Document but subject to Section 10.21 with respect to any Obligations of any Additional Borrower that is a Foreign Subsidiary, no Foreign Subsidiary shall be required to guarantee (or provide collateral security for), any Obligations or Guarantee Obligations of any U.S. Person (including any Guarantee Obligations with respect thereto), and no Excluded Collateral shall be pledged with respect thereto. Notwithstanding any other provision hereof or of any other Loan Document, the provisions set forth herein and in the other Loan Documents applicable to any Additional Borrower shall be inapplicable to any Subsidiary unless and until such Subsidiary becomes an Additional Borrower pursuant to the provisions of Section 10.21 hereof (and shall be effective as to such Additional Borrower only so long as such Subsidiary remains an Additional Borrower). Notwithstanding any other provision hereof or of any other Loan Document, with respect to any U.S. Loan Party, no actions in any jurisdiction outside the United States shall be required in order to create or perfect any security interest in respect of any assets of such U.S. Loan Party, located outside of the United States (including any Intellectual Property registered or applied for in any jurisdiction outside the United States) and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign Intellectual Property filings or searches shall be required outside of the United States with respect to such U.S. Loan Party.
(g) Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a Revolving Loan, the issuance, amendment or extension of a Letter of Credit or any assignment, any required minimum or multiple amount, is expressed in Dollars, but such borrowing, Loan or Letter of Credit or any such assignment is denominated in a Foreign Currency, such amount expressed in Dollars shall be deemed to be an amount expressed in the applicable Foreign Currency.

(h) In connection with a Limited Conditionality Acquisition, if compliance with any financial ratio with respect to the incurrence of Indebtedness or the making of Permitted Acquisitions (but, for the avoidance of doubt, excluding, for purposes of calculating the financial covenants set forth in Section 7.1, or for purposes of determining the Applicable Margin) is being determined on the date the definitive acquisition agreement for such Limited Conditionality Acquisition is entered into, then on or following the date of such determination and prior to the earlier of the date on which such Limited Conditionality Acquisition is consummated or the definitive agreement for such Limited Conditionality Acquisition is terminated, any determination of the Consolidated Total Leverage Ratio or the Consolidated Secured Leverage Ratio shall be calculated on a pro forma basis assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated, except to the extent that such calculation would result in a lower Consolidated Total Leverage Ratio or Consolidated Secured Leverage Ratio than would apply if such calculation was made without giving pro forma effect to such Limited Conditionality Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof).
(i) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
(j) Unless otherwise specified herein, when the payment of any obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance (other than as described in the definition of Interest Period) shall extend to the immediately succeeding Business Day.
(k) For the avoidance of doubt, if any transaction (including without limitation any Investment, any incurrence of Indebtedness, and any Restricted Payment) is permitted at the time of consummation of such transaction under Sections 7.2 through 7.15 of this Agreement based on the calculation of a financial test or definition (including without limitation any financial test or definition based on Consolidated Net Income, the Consolidated Secured Leverage Ratio, the Consolidated Total Assets or Consolidated Total Leverage Ratio, and including without limitation any such financial test or definition determined on a pro forma basis) then such transaction will be deemed to be in compliance with Sections 7.2 through 7.15 of this Agreement notwithstanding any future change in such financial test or definition.
(l) Notwithstanding anything to the contrary herein, in calculating any financial ratio or test that constitutes an Incurrence-Based Amount (as defined below), with respect to any amount incurred or transaction entered into or consummated in reliance on a provision of Section 7 of this Agreement that requires compliance with a fixed dollar amount (any such amount, a “Fixed Amount”) substantially concurrently with any portion of such amount incurred or such transaction entered into or consummated in reliance on a provision of Section 7 of this Agreement that requires compliance with a financial ratio or test (including, without limitation, any Consolidated Secured Leverage Ratio test, any Consolidated Total Leverage Ratio test and/or Section 7.1 (but not, for the avoidance of doubt, regular quarterly compliance with Section 7.1)) (any such amount, an “Incurrence-Based Amount”), it is understood and agreed that such portion of the amounts incurred, or transactions entered into or consummated, in compliance with any Fixed Amount shall be disregarded in the calculation of the financial ratio or test applicable to the relevant Incurrence-Based Amount.
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
2.1    Term Commitments. (a) Subject to the terms and conditions hereof, each Term Lender (acting through any of its branches or affiliates) with an Initial Term Commitment severally made a term loan (an “Initial Term Loan”) in Dollars to the applicable Borrower on the Amendment and Restatement Effective Date in an amount equal to the amount of the Initial Term Commitment of such Term Lender (such Term Lenders, the “Initial Term Lenders”).
(b) Subject to the terms and conditions hereof and in Amendment No. 1, each Term Lender (acting through any of its branches or affiliates) with a 2020 Term Commitment severally agrees to make a term loan (a “2020 Term Loan”) in Dollars to the applicable Borrower on the Amendment No. 1 Effective Date in an amount equal to the amount of the 2020 Term Commitment of such Term Lender (such Term Lenders, the “2020 Term Lenders”).
(c) The Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.
(d) Subject to the terms and conditions hereof and in Amendment No. 4, each Term Lender (acting through any of its branches or affiliates) with a 2021 Delayed Draw Term Commitment severally agrees to make a term loan (a “2021 Delayed Draw Term Loan”) in Dollars to Tempur-Pedic Management, LLC, as an Additional Borrower, on the 2021 Delayed Draw Funding Date in an amount equal to the amount of the 2021 Delayed Draw Term Commitment of such Term Lender (such Term Lenders, the “2021 Delayed Draw Term Lenders”). The 2021 Delayed Draw Term Commitments shall terminate on the earlier of (a) the 2021 Delayed Draw Funding Date and (b) the date that is six months after the Amendment No. 4 Effective Date (such earlier date, the “2021 Delayed Draw Term Commitment Termination Date”).
2.2    Procedure for Term Loan Borrowing. The applicable Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, one Business Day prior to the anticipated Amendment and Restatement Effective Date), substantially in the form of Exhibit H, requesting that the Term Lenders make the Term Loans on the Amendment and Restatement Effective Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Amendment and Restatement Effective Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds in Dollars equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the applicable Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.
2.3    Repayment of Term Loans. (a)(i) The Initial Term Loans of each Initial Term Lender shall mature in consecutive quarterly installments, each of which shall be in an amount in Dollars equal to such Lender’s Initial Term Percentage multiplied by the percentage set forth below of the original principal amount of the Initial Term Loans made on the Amendment and Restatement Effective

Date and (ii) the 2021 Delayed Draw Term Loans of each 2021 Delayed Draw Term Lender shall mature in consecutive quarterly installments, each of which shall be in an amount in Dollars equal to such Lender’s 2021 Delayed Draw Term Percentage multiplied by the percentage set forth below of the original principal amount of the 2021 Delayed Draw Term Loans made on the 2021 Delayed Draw Funding Date; provided that each installment set forth hereunder shall be reduced by the application of any prepayments of the Initial Term Loans or 2021 Delayed Draw Term Loans, as applicable, as provided in Sections 2.11 and 2.12 hereof; provided further that the outstanding balance of the Initial Term Loans and the 2021 Delayed Draw Term Loans shall be paid on the Initial Maturity Date~~:~~;

Date	Percentage of the original principal amount of the Initial Term Loans ~~to be~~and, after the 2021 Delayed Draw Term Loan Funding Date, the 2021 Delayed Draw Term Loans, as applicable, to be repaid
March 31, 2020	1.25%
June 30, 2020	1.25%
September 30, 2020	1.25%
December 31, 2020	1.25%
March 31, 2021	1.25%
June 30, 2021	1.25%
September 30, 2021	1.25%
December 31, 2021	1.25%
March 31, 2022	1.25%
June 30, 2022	1.25%
September 30, 2022	1.25%
December 31, 2022	1.25%
March 31, 2023	1.875%
June 30, 2023	1.875%
September 30, 2023	1.875%
December 31, 2023	1.875%
March 31, 2024	1.875%
June 30, 2024	1.875%
September 30, 2024	1.875%
(b) The outstanding balance of the 2020 Term Loans shall be paid in full on the 2020 Term Loan Maturity Date.
(c) The Incremental Term Loans (other than the 2020 Term Loans) of each Incremental Term Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Additional Credit Extension Amendment pursuant to which such Incremental Term Loans were made; provided that each installment with respect to any tranche of Incremental Term Loans shall be reduced by the application of any prepayments to such tranche of Incremental Term Loans as provided in Sections 2.11 and 2.12 hereof.
2.4    Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender (acting through any of its branches or affiliates) severally agrees to make revolving credit loans (“Revolving Loans”) in Dollars or in one or more Foreign Currencies (such Revolving Loans, “Foreign Currency Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added (after giving effect to the use of proceeds thereof) to the sum of (i) such Lender’s Revolving Percentage of the sum of (x) the L/

C Obligations then outstanding and (y) the aggregate principal amount of the Revolving Loans (including the Dollar Equivalent of Foreign Currency Loans) then outstanding, (ii) such Lender’s Swingline Exposure then outstanding, does not exceed the amount of such Lender’s Revolving Commitment and (iii) the Total Revolving Extensions of Credit outstanding at such time (including the Dollar Equivalent of any Revolving Extensions of Credit outstanding in currencies other than Dollars) does not exceed the Total Revolving Commitments. During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Revolving Loans may from time to time be Eurocurrency Loans or (other than in the case of Foreign Currency Loans) ABR Loans, as determined by the applicable Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.
(b) Subject to the terms and conditions hereof, each Revolving Lender agrees to make Foreign Currency Loans to the Borrowers from time to time during the Revolving Commitment Period; provided that (i) after giving effect to the requested Foreign Currency Loan, the Dollar Equivalent of the sum of the aggregate principal amount of Foreign Currency Loans and any L/C Exposure denominated in any L/C Foreign Currency outstanding at such time does not exceed the Foreign Currency Sublimit, (ii) after giving effect to the requested Foreign Currency Loan (and the use of proceeds thereof), the sum of (x) such Lender’s Revolving Percentage of the sum of (1) the L/C Obligations then outstanding (including the Dollar Equivalent of any L/C obligations denominated in any L/C Foreign Currency) and (2) the aggregate principal amount of the Revolving Loans (including the Dollar Equivalent of Foreign Currency Loans) then outstanding and (y) such Lender’s Swingline Exposure then outstanding, does not exceed the amount of such Lender’s Revolving Commitment and (iii) the Total Revolving Extensions of Credit outstanding at such time (including the Dollar Equivalent of any Revolving Extensions of Credit outstanding in currencies other than Dollars) does not exceed the Total Revolving Commitments. The Foreign Currency Loans shall be Eurocurrency Loans.
(c) Each Borrower shall repay all of its outstanding Revolving Loans, including Foreign Currency Loans, on the Initial Maturity Date.
(d) Notwithstanding anything to the contrary contained herein, each Lender at its option may make any Loan to any Additional Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Additional Borrower to repay such Loan in accordance with the terms of this Agreement and shall not cause any Borrower or other Loan Party to incur as of the date of the exercise of such option any greater liability than it shall then have under Section 2.19 or Section 2.20(a).
2.5    Procedure for Revolving Loan Borrowing. (a) Any Borrower may borrow under the Available Revolving Commitments in Dollars during the Revolving Commitment Period on any Business Day, provided that such Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of Exhibit H (which notice must be received by the Administrative Agent prior to (i) 3:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurocurrency Loans, or (ii) 1:00 P.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans) (provided that any such notice of a borrowing of ABR Loans under the Revolving Facility to finance payments required by Section 3.5 may be given not later than 10:00 A.M., New York City time, on the date of the proposed borrowing), specifying (A) the applicable Borrower, (B) the amount and Type of Revolving Loans to be borrowed, (C) the requested Borrowing Date and (D) in the case of Eurocurrency Loans, the respective amounts of each such Type of Loan (and the respective lengths of the initial Interest Period therefor). Each borrowing under the Revolving Commitments in

Dollars shall be in an amount equal to (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurocurrency Loans, $5,000,000 or a whole multiple of $500,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrowers, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the applicable Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the applicable Borrower at the Funding Office prior to 2:30 P.M., New York City time, on the Borrowing Date requested by the applicable Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent crediting the account of the applicable Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.
(b) Any Borrower may borrow under the Available Revolving Commitments in any Foreign Currency during the Revolving Commitment Period on any Business Day; provided that such Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., Local Time, three Business Days prior to the requested Borrowing Date), specifying (i) the applicable Borrower, (ii) the amount of Foreign Currency Loans to be borrowed, (iii) the Foreign Currency in which such Foreign Currency Loans will be denominated, (iv) the requested Borrowing Date, (v) the length of the initial Interest Period therefor and (vi) the applicable account of such Borrower to which such funds will be credited or disbursed. Upon receipt of any such notice from the applicable Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each borrowing of Foreign Currency Loans in a particular Foreign Currency shall be in a minimum amount as set forth on the Administrative Schedule. With respect to any borrowing of Foreign Currency Loans, the Foreign Currency Loan of each Revolving Lender shall be in an amount equal to its Revolving Percentage of the applicable borrowing. On each Borrowing Date, each Revolving Lender will make the amount of its share of such borrowing available to the Administrative Agent at the applicable office specified on the Administrative Schedule, prior to the time specified on the Administrative Schedule for the relevant Foreign Currency, in the relevant Foreign Currency in funds immediately available. Such borrowing will then be made available to the applicable Borrower in like funds as received by the Administrative Agent, by the Administrative Agent crediting or disbursing the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders to the account set forth by the applicable Borrower in the applicable borrowing notice.
2.6    Swingline Commitment. (a) Subject to the terms and conditions hereof, (i) the Swingline Lender (acting through any of its branches or affiliates) agrees to make a portion of the credit otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) in Dollars to the Borrowers; provided that (i) any Swingline Loan shall be made in the sole discretion of the Swingline Lender, (ii) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and, (iii) the sum of (x) the Swingline Exposure of such Swingline Lender (in its capacity as a Swingline Lender and a Revolving Lender), (y) the aggregate principal amount of outstanding Revolving Loans made by such Swingline Lender (in its capacity as a Revolving Lender) and (z) the L/C Exposure of such Swingline Lender (in its capacity as a Revolving Lender) shall not exceed its Revolving Commitment then in effect and (iv) no Borrower shall request, and the

Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.
(b) Each Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to such Borrower on the earlier of the Initial Maturity Date and the first date after such Swingline Loan is made that is the last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the applicable Borrower shall repay all of its Swingline Loans then outstanding.
2.7    Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever any Borrower desires that the Swingline Lender make Swingline Loans, it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:30 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the applicable Borrower, (ii) the amount to be borrowed and (iii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each Swingline Loan made under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. If the Swingline Lender agrees, in its sole discretion, to make a Swingline Loan, not later than 3:30 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the applicable Borrower on such Borrowing Date by depositing such proceeds in the account of the applicable Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.
(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the applicable Borrower (and each Borrower hereby irrevocably directs the Swingline Lender to act on its behalf), on notice given by the Swingline Lender no later than 1:30 P.M., New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”), outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 3:30 P.M., New York City time, on the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. Each Borrower irrevocably authorizes the Swingline Lender to charge such Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans of such Borrower to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.
(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in

Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.
(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
2.8    Commitment Fees, etc. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Amendment and Restatement Effective Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, due and payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Amendment and Restatement Effective Date.
(b) The Parent Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
(c) The Parent Borrower agrees to pay 2021 Delayed Draw Term Lenders (other than any Defaulting Lender) having 2021 Delayed Draw Term Commitments a ticking fee (the “2021 Delayed Draw Ticking Fee”) for the period from and including the Amendment No. 4 Effective Date to but excluding the 2021 Delayed Draw Term Commitment Termination Date, calculated in an amount equal to the average daily balance of the undrawn 2021 Delayed Draw Term Commitments, multiplied by a percentage per annum (assuming a 360-day year) equal to (x) for any day in the period from and including the Amendment No. 4 Effective Date to and including the date that is 60 days after the Amendment No. 4 Effective Date, 0% and (y) for any day in the period from and including the date that is 61 days after the Amendment No. 4 Effective Date to but excluding the 2021 Delayed Draw Term Commitment Termination Date, a percentage equal to the Commitment Fee Rate in effect on such date.

The 2021 Delayed Draw Ticking Fee shall be due and payable quarterly in arrears after the Amendment No. 4 Effective Date and upon the earliest of the 2021 Delayed Draw Funding Date, the 2021 Delayed Draw Term Commitment Termination Date and the date of any other termination of the 2021 Delayed Draw Term Commitments.
2.9    Termination or Reduction of ~~Revolving~~ Commitments. The ~~Parent~~applicable Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or the 2021 Delayed Draw Term Commitments or, from time to time, to reduce the amount of the Revolving Commitments or the 2021 Delayed Draw Term Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the ~~Revolving~~applicable Commitments then in effect. Any notice of termination given by the ~~Parent~~applicable Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may be revoked by ~~the Parent~~such applicable Borrower (by notice to the Administrative Agent prior to the specified effective date) if such condition is not satisfied.
2.10    [Reserved].
2.11    Optional Prepayments. The Borrowers may at any time and from time to time prepay any Class or Classes of Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than (a) 12:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurocurrency Loans (other than Foreign Currency Loans), (b) no later than 12:00 P.M., New York City time, on the date of such prepayment, in the case of ABR Loans and (c) no later than the time set forth thereof for the relevant Foreign Currency on the Administrative Schedule in the case of Foreign Currency Loans, which notice shall, in each case, specify the date and amount of prepayment, the Loans to be prepaid and whether the prepayment is of Eurocurrency Loans denominated in Dollars, Foreign Currency Loans (and if a Foreign Currency Loan is to be prepaid, the Foreign Currency in which such Loans are denominated) or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the applicable Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid; provided, however, that any notice of prepayment given by any Borrower may state that such prepayment notice is conditioned upon the effectiveness of other credit facilities or capital raising or other transaction, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Partial prepayments of Term Loans and Revolving Loans (other than Foreign Currency Loans) shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Partial prepayments of Foreign Currency Loans shall be in a minimum amount as set forth for the relevant Foreign Currency on the Administrative Schedule. Optional prepayments shall be applied to the prepayment of the applicable Class or Classes of Term Loans as directed by the applicable Borrower.
2.12    Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by any Group Member (excluding any Indebtedness incurred in accordance with Section 7.2 (other than any

Credit Agreement Refinancing Facilities or Permitted External Refinancing Debt)), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.12(d).
(b) Subject to Section 2.12(e), if on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, which, together with the Net Cash Proceeds received from all other Asset Sales or Recovery Events in such fiscal year exceed $40,000,000, then, unless a Reinvestment Notice shall be delivered within five (5) Business Days following the receipt of such Net Cash Proceeds in respect thereof, an amount equal to such Net Cash Proceeds in excess of $40,000,000, and an amount equal to all Net Cash Proceeds received thereafter in such fiscal year, shall be applied on the fifth Business Day after receipt toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(d).
(c) [Reserved].
(d) Amounts to be applied in connection with prepayments made pursuant to Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b). Each prepayment of the Term Loans under Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
(e) Notwithstanding any provision to the contrary in this Agreement, the following amounts shall be excluded from the calculation of the amount of Net Cash Proceeds from any Asset Sale or Recovery Event, as applicable:
(i) any Net Cash Proceeds from any Asset Sale by a Foreign Subsidiary or Net Cash Proceeds from any Recovery Event with respect to a Foreign Subsidiary, as applicable, the distribution of which by a Foreign Subsidiary to the Parent Borrower or a Domestic Subsidiary or any holder of Capital Stock of such Foreign Subsidiary is prohibited or delayed by applicable local law. Any amount that is excluded from the calculation of Net Cash Proceeds in accordance with this Section 2.12(e)(i) will not be required to be applied to repay Loans at the times provided in Section 2.12(b) and may be deducted from any amounts otherwise due under Section 2.12(b), so long, but only so long, as the applicable local law will not permit a distribution of those funds by the Foreign Subsidiary (the Parent Borrower hereby agreeing to use commercially reasonable efforts to take and to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all commercially reasonable actions required by the applicable law to eliminate such limitations). Once the distribution of any of such affected Net Cash Proceeds is permitted under the applicable local law, the Parent Borrower shall prepay the Term Loans (not later than five (5) Business Days after such distribution is permitted) by an amount equal to such portion of such affected amount, except, for the avoidance of doubt, to the extent that a Reinvestment Notice has been or shall be validly delivered pursuant to Section 2.12(b) in respect of such Net Cash Proceeds or to the extent Section 2.12(e)(ii) precludes such prepayment; and
(ii) any Net Cash Proceeds from any Asset Sale by a Foreign Subsidiary or Net Cash Proceeds from any Recovery Event with respect to a Foreign Subsidiary, in each case, to the extent that the Parent Borrower has determined in its reasonable judgment that the distribution of any of or all such items to the Parent Borrower or any Domestic Subsidiary or any holder of Capital Stock of such Foreign Subsidiary would have any adverse tax consequence (the Parent

Borrower hereby agreeing to use commercially reasonable efforts to take and to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all commercially reasonable actions required by the applicable law to avoid any such adverse tax consequence). Any amount that is excluded from the calculation of Net Cash Proceeds in accordance with this paragraph 2.12(e)(ii) will not be required to be applied to repay Loans at the times provided in Section 2.12(b) and may be deducted from any amounts otherwise due under Section 2.12(b). Once the Parent Borrower determines in its reasonable judgment that a distribution of any of such affected Net Cash Proceeds would cease to result in adverse tax consequences, the Parent Borrower shall prepay the Term Loans (not later than five (5) Business Days after such determination) by an amount equal to such portion of such affected amount, except, for the avoidance of doubt, to the extent that a Reinvestment Notice has been or shall be validly delivered pursuant to Section 2.12(b) in respect of such Net Cash Proceeds or to the extent Section 2.12(e)(i) precludes such prepayment.
Notwithstanding anything to the contrary in this Section 2.12, in no event shall any Group Member be required to repatriate cash of Non-Domestic Subsidiaries to the United States.
(f) If, on any date, (i) the aggregate Dollar Equivalents of the sum of the aggregate outstanding principal amounts of Foreign Currency Loans and any outstanding L/C Obligations denominated in any L/C Foreign Currency exceeds an amount equal to 105% of the Foreign Currency Sublimit, the Borrowers shall, without notice or demand, immediately repay such of the outstanding Foreign Currency Loans and cash collateralize any outstanding Letters of Credit denominated in any L/C Foreign Currency in an aggregate principal amount such that, after giving effect thereto, the aggregate Dollar Equivalents of the outstanding principal amounts of Foreign Currency Loans does not exceed the Foreign Currency Sublimit or (ii) the Total Revolving Extensions of Credit (including the Dollar Equivalents of any Revolving Extensions of Credit outstanding in a currency other than Dollars) exceed the Total Revolving Commitments, and the Total Revolving Extensions of Credit (including the Dollar Equivalents of any Revolving Extensions of Credit outstanding in a currency other than Dollars) exceed the Total Revolving Commitments for two consecutive Business Days thereafter, then on such second Business Day thereafter, the Borrowers shall, without notice or demand, immediately repay such of the outstanding Revolving Extensions of Credit and cash collateralize any outstanding Letters of Credit in an aggregate principal amount such that, after giving effect thereto, the Total Revolving Extensions of Credit (including the Dollar Equivalents of any Revolving Extensions of Credit outstanding in a currency other than Dollars) do not exceed the Total Revolving Commitments.
2.13    Conversion and Continuation Options. (a) The applicable Borrower may elect from time to time to convert Eurocurrency Loans that are denominated in Dollars to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:30 P.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The applicable Borrower may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 3:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the applicable Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) if an Event of Default specified in clause (i) or (ii) of Section 8(f) with respect to any Borrower is in existence, provided, further, that (i) with respect to Eurocurrency Loans denominated in Dollars, if the applicable Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso any such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (ii) with respect to Eurocurrency Loans denominated in a currency other than Dollars, (x) if the applicable Borrower shall fail to give any required notice as described above in this paragraph, such Loans shall be continued as Eurocurrency Loans with a three-month Interest Period and (y) if such continuation is not permitted pursuant to the preceding proviso any such Loans shall be subject to a rate of interest determined pursuant to negotiations (for a period of not more than thirty days) between the Administrative Agent and the Parent Borrower with a view to agreeing a substitute basis for determining the rate of interest and, pending such negotiations, the rate of interest on each Revolving Lender’s share of the relevant Foreign Currency Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of (A) the Applicable Margin and (B) the rate notified to the Administrative Agent by that Revolving Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the relevant Revolving Lender of funding its participation in that Foreign Currency Loan from whatever source it may reasonably select (which if negative shall be deemed to be zero), and the relevant Revolving Lender shall provide a certificate to the Administrative Agent setting out in reasonable detail how it has calculated such cost, provided that nothing in this clause (y) shall require such Revolving Lender to disclose information that it is prevented from disclosing pursuant to any applicable laws, regulations or confidentiality obligations, and any alternative basis agreed pursuant to the foregoing shall be binding on all Loan Parties; and provided further that any such Eurocurrency Loan is continued in the same currency. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
2.14    Limitations on Eurocurrency Tranches and Foreign Currency Loans. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurocurrency Loans denominated in Dollars and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans denominated in Dollars comprising each Eurocurrency Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurocurrency Tranches denominated in Dollars shall be outstanding at any one time. There shall be no more than six Foreign Currency Loans denominated in Foreign Currencies outstanding at any time.
2.15    Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.
(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment) (such increased rate, in each case, as applicable, the “Default Rate”).
(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
2.16    Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) ABR Loans or Canadian Prime Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate or the Canadian Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and (ii) Loans denominated in Pounds Sterling or Canadian Dollars, the interest thereon shall be calculated on the basis of a 365-day year for the actual days elapsed; provided that with respect to Loans denominated in a Foreign Currency, the interest thereon shall be calculated in accordance with market practice, if market practice differs from the foregoing. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Canadian Prime Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Parent Borrower, deliver to the Parent Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).
2.17    Alternate Rate of Interest. (a) If prior to the first day of any Interest Period:
(i) the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate (including because the applicable Screen Rate is not available or published on a current basis), for the applicable currency and such Interest Period; or
(ii) the Administrative Agent is advised by the Majority Facility Lenders in respect of the relevant Facility that the Eurocurrency Rate for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans for the applicable currency and during such Interest Period, the Administrative Agent shall give notice thereof to the Parent Borrower and the relevant Lenders by telephone, telecopy or electronic mail as soon as practicable thereafter. If such notice is given (A) in respect of Eurocurrency Loans denominated in Dollars, (x) any Eurocurrency Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (z) any outstanding Eurocurrency Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans, (B) in respect of Eurocurrency Loans denominated in Canadian Dollars, (x) any CDOR Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as a Canadian Prime Rate Loan, (y) any CDOR Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as Canadian Prime Rate Loans and (z) any outstanding CDOR Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to Canadian Prime Rate Loans and (C) in respect of Foreign Currency Loans denominated in any currency other than Canadian Dollars, any Foreign Currency Loans requested to be made on the first day of such Interest Period and/or any outstanding Foreign Currency Loans shall be, at the Parent Borrower’s election, (i) made as, or converted to, ABR Loans denominated in Dollars (and the Eurocurrency Rate component shall no longer be used in determining ABR) or (ii) repaid (to the extent outstanding) in full, provided that if no such election is made by the Parent Borrower within three days after receipt of such notice, the Parent Borrower will be deemed to have elected clause (i). Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans under the relevant Facility shall be made or continued as such, nor shall the Borrowers have the right to convert Loans under the relevant Facility to Eurocurrency Loans.
(b) If at any time the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the applicable Screen Rate has made a public statement that the administrator of the applicable Screen Rate is insolvent (and there is no successor administrator that will continue publication of the applicable Screen Rate), (x) the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which the applicable Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the applicable Screen Rate), (y) the supervisor for the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which the applicable Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the applicable Screen Rate may no longer be used for determining interest rates for loans denominated in the applicable currency, then the Administrative Agent and the Parent Borrower shall endeavor to establish an alternate rate of interest to the applicable Screen Rate for such currency that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the applicable currency in the United States at such time (including any mathematical or other adjustments to such alternate rate of interest consistent with the prevailing market convention at such time), and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further, that solely with respect to the 2020 Term Loans, if such alternative rate of interest for the 2020 Term Loans as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.1, any such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date a copy of such amendment is provided to the relevant Lenders, a written notice from the Majority Facility Lenders stating that such Majority Facility Lenders object to such amendment. Unless and until an alternate rate of interest is determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.17(b), only to the extent the applicable Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any notice or conversion that requests the conversion of any Revolving Loan to, or continuation of any Revolving Loan as, a Eurocurrency Loan shall be ineffective and (y)(1) if any notice of borrowing requests a Eurocurrency Loan denominated in Dollars, such Loan shall be made as an ABR Loan, (2) if any notice of borrowing requests a Revolving Loan that is a Eurocurrency Loan denominated in Canadian Dollars, such Loan shall be made as a Canadian Prime Rate Loan and (3) if any notice of borrowing requests a Revolving Loan that is a Eurocurrency Loan denominated in any other Foreign Currency, such Loan shall be made based on the calculation described in clause (a)(ii)(C) above.
2.18    Pro Rata Treatment and Payments. (a) Each borrowing by any Borrower from the Lenders hereunder, each payment by the Parent Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective applicable Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.
(b) Each payment (including each prepayment pursuant to Section 2.12 but excluding any prepayment pursuant to Section 2.11 and any payment pursuant to Section 2.3) by the Parent Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans pursuant to Section 2.12 shall be applied to scheduled installments of the Term Loans in direct order of maturity or as otherwise directed by the Parent Borrower. Each prepayment pursuant to Section 2.11 by the Parent Borrower on account of principal of and interest on a Class of Term Loans shall be made pro rata according to the respective principal amounts of such Class of Term Loans then held by the Term Lenders and shall be applied to the installments of the Term Loans as elected by the Parent Borrower. Each payment by the Parent Borrower pursuant to Section 2.3, including on the applicable Maturity Date for any Class of Term Loans, shall be made pro rata according to the respective outstanding principal amounts of such Class of Term Loans held by the Term Lenders of such Class. Amounts prepaid on account of the Term Loans may not be reborrowed.
(c) Each payment (including each prepayment) by any Borrower on account of principal of and interest on the Revolving Loans (other than Foreign Currency Loans) shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.
(d) Each payment (including each prepayment) by any Borrower on account of principal of and interest on any Foreign Currency Loan shall be made pro rata according to the respective outstanding principal amounts of such Foreign Currency Loan then held by the applicable Revolving Lenders.

(e) All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise (other than in respect of the principal or interest on the Foreign Currency Loans), shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. All payments (including prepayments) to be made by any Borrower hereunder on account of principal or interest on the Foreign Currency Loans shall be made in the relevant Foreign Currency, without setoff and counterclaim and shall be made on the due date thereof to the Administrative Agent, for the account of the applicable Revolving Lenders, at the office, and prior to the time for payment for the relevant currency, set forth on the Administrative Schedule. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate per annum equal to the greater of (i) the daily average Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum equal to the greater of (i) the daily average Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent, on demand, from the applicable Borrower.
(g) Unless the Administrative Agent shall have been notified in writing by any Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the greater of (i) the daily average Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against such Borrower.
(h) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(b), 2.7(c), 2.18(f), 2.20(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
2.19    Requirements of Law. (a) If the adoption of or any change in any reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System shall be made subsequent to the Amendment and Restatement Effective Date, and the result of such requirement shall be to increase the cost to any Lender of making or maintaining any Eurocurrency Loans and such Lender shall have requested, by notice to the Parent Borrower and the Administrative Agent (which notice shall specify the Statutory Reserve Rate applicable to such Lender), compensation under this paragraph, then the Parent Borrower will pay to such Lender (until the earlier of the date such requirement is no longer in effect or the date such Lender shall withdraw such request) amounts sufficient to compensate such Lender for such additional costs of making or maintaining such Eurocurrency Loans.
(b) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any central bank or other Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Amendment and Restatement Effective Date:
(i) shall subject any Credit Party to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii) shall, without duplication of reserves or other deposits contemplated by Section 2.19(a), impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurocurrency Rate; or
(iii) shall impose on such Lender any other condition (other than Taxes);
and the result of any of the foregoing is to increase the cost to such Lender or such other Credit Party, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Parent Borrower shall promptly pay such Lender or such other Credit Party, upon its demand, any additional amounts necessary to compensate such Lender or such other Credit Party for such increased cost or reduced amount receivable. If any Lender or such other Credit Party becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Parent Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(c) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Amendment and Restatement Effective Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor, the Parent Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(d) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.
(e) If by reason of any change in a Requirement of Law subsequent to the Amendment and Restatement Effective Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, the funding of any Foreign Currency Loan in any relevant Foreign Currency or the funding of any Foreign Currency Loan in any relevant Foreign Currency to an office located other than in New York shall be impossible or such Foreign Currency is no longer available or readily convertible to Dollars, or the Dollar Equivalent of such Foreign Currency is no longer readily calculable, then, at the election of any affected Lender, no Foreign Currency Loans in the relevant currency shall be made or any Foreign Currency Loan in the relevant currency shall be made to an office of the Administrative Agent located in New York, as the case may be.
(f) (i) If payment in respect of any Foreign Currency Loan shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any change in a Requirement of Law subsequent to the Amendment and Restatement Effective Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligations in such currency or such place of payment shall be impossible or such Foreign Currency is no longer available or readily convertible to Dollars, or the Dollar Equivalent of such Foreign Currency is no longer readily calculable, then, at the election of any affected Lender, the applicable Borrower shall make payment of such Loan in Dollars (based upon the Exchange Rate in effect for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or in New York or (ii) if any Foreign Currency in which Loans are outstanding is redenominated then, at the election of any affected Lender, such affected Loan and all obligations of the applicable Borrower in respect thereof shall be converted into obligations in Dollars (based upon the Exchange Rate in effect on such date, as determined by the Administrative Agent in accordance with the terms hereof), and, in each case, the applicable Borrower shall indemnify the Lenders, against any currency exchange losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
(g) A certificate as to any additional amounts payable pursuant to Sections 2.19(a), (b) or (c) submitted by any Lender to the Parent Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, no Borrower shall be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrowers pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(h) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any central bank or other Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Amendment and Restatement Effective Date shall make it unlawful for any Lender to issue, make, maintain, fund or charge interest with respect to any extension of credit to any Additional Borrower or to give effect to its obligations as contemplated by this Agreement with respect to any extension of credit to any Additional Borrower, then, upon written notice by such Lender (each such Lender providing such notice, an “Impacted Lender”) to the Parent Borrower and the Administrative Agent:
(i) the obligations of the Lenders hereunder to make extensions of credit to such Additional Borrower shall forthwith be (x) suspended until each Impacted Lender notifies the Parent Borrower and the Administrative Agent in writing that it is no longer unlawful for such Lender to issue, make, maintain, fund or charge interest with respect to any extension of credit to such Additional Borrower or (y) to the extent required by law, cancelled;
(ii) if it shall be unlawful for any Impacted Lender to maintain or charge interest with respect to any outstanding Loan to such Additional Borrower, such Additional Borrower shall repay (or at its option and to the extent permitted by law, assign to the Parent Borrower) (x) all outstanding ABR Loans made to such Additional Borrower within three Business Days or such earlier period as required by law and (y) all outstanding Eurocurrency Loans made to such Additional Borrower on the last day of the then current Interest Periods with respect to such Eurocurrency Loans or within such earlier period as required by law; and
(iii) if it shall be unlawful for any Impacted Lender to maintain, charge interest or hold any participation with respect to any Letter of Credit issued on behalf of such Additional Borrower, such Additional Borrower shall deposit in a cash collateral account opened by the Administrative Agent an amount equal to the L/C Obligations with respect to such Letters of Credit within three Business Days or within such earlier period as required by law.
2.20    Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. Notwithstanding the preceding sentence, if any applicable law (as determined in the good faith discretion of an applicable withholding agent or Loan Party, as the case may be) requires the deduction or withholding of any Tax from any such payment by a withholding agent or Loan Party, as the case may be, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party to the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 2.20), the amount received by the applicable Credit Party equals the sum it would have received had no such deduction or withholding been made.
(b) The Loan Parties shall severally timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, any Other Taxes.
(c) As soon as practicable after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority pursuant to this Section 2.20, such Loan Party shall deliver to the Administrative Agent, or the Administrative Agent shall deliver to the Loan Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Loan Party, as the case may be.
(d) The Loan Parties shall jointly and severally, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or the Borrowers to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent or the Borrowers under this paragraph (e).
(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the

Parent Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent as will enable the Parent Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,
(A) any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), whichever of the following is applicable:
(1)     in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)     executed originals of IRS Form W-8ECI;
(3)     in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a

“U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W8BEN or IRS Form W-8BEN-E, as applicable; or
(4)     to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Parent Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii) Each Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and Administrative Agent, at the time or times and in such number of copies as shall be reasonably requested by the recipient, executed copies of any form prescribed by applicable law (other than any form required to be delivered pursuant to Section 2.20(f)(i) or (ii)) as a basis for claiming exemption from or a reduction in withholding Tax imposed by the jurisdiction in which any relevant Loan Party is organized or located, duly completed, together with such supplementary documentation as may be prescribed by applicable law to (X) permit such Loan Party or Administrative Agent to determine the withholding or deduction required to be made; or (Y) obtain authorization from any relevant Tax Authority to permit such Loan Party to make that payment without, or with a reduction in, withholding Tax. The Lender shall cooperate with such Loan Party, the Administrative Agent, and the Tax Authority in doing anything necessary to enable payment to be made without, or with a reduction in, withholding Tax. Notwithstanding anything to the contrary in this Section 2.20(f)(iii), the completion, execution and submission of such forms or other documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or would materially prejudice the legal or commercial position of such Lender.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Administrative Agent in writing of its legal inability to do so.
(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, including additional amounts paid, under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h) Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.
(i) For purposes of this Section 2.20, the term “Lender” includes the Issuing Lender and the Swingline Lender.
2.21    Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) the failure of such Borrower in making a borrowing of, conversion into, conversion from or continuation of Eurocurrency Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) the failure of such Borrower in making any prepayment of or conversion from Eurocurrency Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment by such Borrower of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section submitted to the Parent Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.22    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19 or 2.20(a) with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts to designate another lending office for any Loans affected by such event or assign its rights and obligations hereunder to another of its offices, branches or affiliates with the object of avoiding or minimizing the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.19 or 2.20(a).
2.23    Replacement of Lenders. The Parent Borrower shall be permitted to replace any Lender if (a) the Lender requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20(a) or if the Loan Parties are required to pay Indemnified Taxes or additional amounts with respect thereto to any Governmental Authority for the account of any Lender pursuant to Section 2.20(a), (b) the Lender is then a Defaulting Lender, or (c) the Lender (the “Non-Consenting Lender”) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document (a “Proposed Change”) that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.22 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) each Borrower shall be liable to such replaced Lender under Section 2.21 if any Eurocurrency Loan of such Borrower owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) to the extent the Administrative Agent, the Swingline Lender and/or any Issuing Lender would have consent rights over an assignment of the applicable Loans or Commitments to the replacement financial institution pursuant to Section 10.6, the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, the Swingline Lender and/or such Issuing Lender (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Parent Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20(a), as the case may be and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the

Parent Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.
2.24    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8(a);
(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c) if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i) all or any part of the Swingline Exposure (other than the portion of such Swingline Exposure referred to in clause (ii) of the definition of such term) and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;
(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Exposure is outstanding for so long as the circumstances giving rise to such obligation to provide such cash collateral remain relevant (which cash collateralization requirement shall be satisfied by the Borrowers depositing such cash collateral into an account opened by the Administrative Agent);
(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;
(iv) if the L/C Exposure of the Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.8(a) and Section 3.3(a) shall be adjusted in accordance with such Defaulting Lender’s Revolving Percentages; and
(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and
(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.24(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).
If a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the Amendment and Restatement Effective Date and for so long as such event shall continue, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Parent Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Parent Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage, in accordance with its ratable share thereof.
2.25    Incremental Facilities. (a) The Parent Borrower and/or any Additional Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans or Revolving Commitments (any such increased Revolving Commitments, “Incremental Revolving Commitments” and any facility under which such Incremental Term Loans or Incremental Revolving Commitments are made available, an “Incremental Facility”), as applicable, by executing and delivering to the Administrative Agent an Additional Credit Extension Amendment specifying (i) the amount of such increase and the Facility or Facilities involved, (ii) the applicable Incremental Facility Closing Date, (iii) the applicable Borrower(s) and (iv) in the case of Incremental Term Loans, (w) the applicable Incremental Term Maturity Date, (x) the amortization schedule for such Incremental Term Loans and (y) the Applicable Margin for such Incremental Term Loans; provided, that:
(A) the aggregate principal amount (or committed amount, if applicable) of all Incremental Term Loans and Incremental Revolving Commitments, together with the aggregate principal amount of any Permitted Incremental Equivalent Debt, shall not exceed the Incremental Cap;
(B) (x) with respect to any Incremental Term Loans being incurred to finance a Permitted Acquisition designated by the Parent Borrower as a “Limited Conditionality Acquisition”, no Default or Event of Default has occurred and is continuing as of the date of entry into the applicable acquisition, merger or similar agreement governing such acquisition or (y)

otherwise, as of the applicable Incremental Facility Activation Date, immediately prior to and after giving effect to any Additional Credit Extension Amendment (including the making of any Incremental Term Loans or Incremental Revolving Commitments pursuant thereto), no Default or Event of Default has occurred and is continuing or shall result therefrom;
(C) the Parent Borrower shall be in compliance, as of any Incremental Facility Activation Date, on a pro forma basis (including giving pro forma effect to the applicable Additional Credit Extension Amendment (including the making of any Incremental Term Loans and any Incremental Revolving Commitments thereunder (and assuming, in the case of any Additional Credit Extension Amendment with respect to Incremental Revolving Commitments that such commitments are fully drawn) without the netting of proceeds thereof and any Permitted Acquisition made with the proceeds thereof)), with the financial covenants set forth in Section 7.1, recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available;
(D) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) (x) with respect to Incremental Term Loans being incurred to finance a Limited Conditionality Acquisition, as of the date of execution and delivery of the applicable acquisition, merger or similar agreement governing such acquisition (provided that, if agreed by the Lenders providing such Incremental Term Loans, the only representations and warranties that shall be required to be true and correct shall be those as are customarily required to be so true and correct in an acquisition subject to limited conditionality (which representations and warranties shall be required to be true and correct in all material respects as of the applicable Incremental Facility Activation Date, unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be required to be so true and correct in all material respects as of such earlier date)) or (y) otherwise, as of the applicable Incremental Facility Activation Date, immediately prior to and after giving effect to the applicable Additional Credit Extension Amendment (including the making of any Incremental Term Loans or Incremental Revolving Commitments (or Revolving Loans in respect thereof) pursuant thereto), in each case, unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date;
(E) the weighted average life to maturity of any Incremental Term Facility (other than the Specified Incremental Loans) shall be no earlier than the weighted average life to maturity of the Initial Term Facility;
(F) all Incremental Term Loans and any Revolving Loans made in respect of Incremental Revolving Commitments shall rank pari passu in right of payment and right of security in respect of the Collateral with the Term Loans and the Revolving Loans and none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party;
(G) except with respect to pricing and fees or as otherwise set forth in this Section 2.25(a), all terms of any Incremental Term Facility, if not consistent with the applicable existing Term Facility, shall be determined between the Parent Borrower and the lenders for such Incremental Term Facility and reasonably satisfactory to the Administrative Agent; provided that each Incremental Term Facility shall share ratably in any mandatory prepayments of the applicable Term Facility unless the Parent Borrower and the lenders in respect of such Incremental Term Facility elect lesser payments;
(H) any Incremental Revolving Commitments and the Revolving Loans in respect thereof shall be pursuant to the terms hereof otherwise applicable to the Revolving Facility and such Incremental Revolving Commitments shall become Revolving Commitments under this Agreement after giving effect to such Additional Credit Extension Amendment;
(I) without the consent of the Administrative Agent, (x) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $50,000,000 and (y) no more than five Incremental Facility Closing Dates may be selected by the Parent Borrower after the Amendment and Restatement Effective Date; and
(J) no Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.
(b) Any New Lender that elects to provide Commitments under an Incremental Facility (i) to the extent such consent would be required for an assignment of such Loans or Commitments pursuant to Section 10.6 (such consent not to be unreasonably withheld, delayed or conditioned), shall be reasonably satisfactory to the Administrative Agent and, in the case of any Incremental Revolving Loans, the Issuing Lenders and the Swingline Lender and (ii) shall become a Lender under this Agreement pursuant to an Additional Credit Extension Amendment.
(c) Unless otherwise agreed by the Administrative Agent, on each Incremental Facility Closing Date with respect to the Revolving Facility, each Borrower shall borrow Revolving Loans under the relevant increased Revolving Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan of such Borrower (and, in the case of Eurocurrency Loans, of each Eurocurrency Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurocurrency Tranche had been borrowed or effected by such Borrower on such Incremental Facility Closing Date and (ii) the aggregate amount of each such Type or Eurocurrency Tranche requested to be so borrowed or effected by such Borrower had been proportionately increased. The Eurocurrency Rate applicable to any Eurocurrency Loan borrowed pursuant to the preceding sentence shall equal the Eurocurrency Rate then applicable to the Eurocurrency Loans of the other Lenders in the same Eurocurrency Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Parent Borrower and the relevant Lender).
(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Incremental Facility Closing Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans or Revolving Commitments evidenced thereby. Any such amendment may be effected in writing by the Administrative Agent and the Parent Borrower and furnished to the other parties hereto.
2.26    Currency Fluctuations
(a) No later than 11:00 A.M. (Local Time) on each Calculation Date, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to each applicable Foreign Currency, provided that, upon receipt of a borrowing notice pursuant to Section 2.5(b), the Administrative Agent shall determine the Exchange Rate with respect to the relevant Foreign Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.4(b) with respect to such borrowing notice). The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 10.15 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and any Foreign Currency.
(b) No later than 11:00 A.M. (Local Time) on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of (i) the principal amounts of the Foreign Currency Loans then outstanding (after giving effect to any Foreign Currency Loans to be made or repaid on such date) and (ii) the L/C Obligations then outstanding in a currency other than Dollars.
(c) The Administrative Agent shall promptly notify the Parent Borrower and the Revolving Lenders of each determination of an Exchange Rate hereunder.
2.27    Borrower Representative
(a) Each Additional Borrower hereby irrevocably designates and appoints the Parent Borrower as its agent, attorney-in-fact and legal representative on its behalf for all purposes hereunder, including delivering borrowing and conversion notices, compliance or similar certificates; giving instructions with respect to the disbursement of the proceeds of the Loans; paying, prepaying and reducing Loans, Commitments or any other amounts owing under the Loan Documents; selecting interest rate options; giving, receiving, accepting and rejecting all other notices, consents or other communications hereunder or under any of the other Loan Documents; and taking all other actions (including in respect of compliance with covenants) on behalf of such Additional Borrower under the Loan Documents. The Parent Borrower hereby accepts such appointment. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Parent Borrower on behalf of any Additional Borrower as a notice or communication from such Additional Borrower. Each warranty, covenant, agreement and undertaking made by the Parent Borrower on behalf of any Additional Borrower shall be deemed for all purposes to have been made by such Additional Borrower and shall be binding upon and enforceable against such Additional Borrower to the same extent as if the same had been made directly by such Additional Borrower. Any action, notice, delivery, receipt, acceptance, approval, rejection or any other undertaking under any of the Loan Documents to be made by the Parent Borrower in respect of the Obligations of any Additional Borrower shall be deemed, where applicable, to be made in the Parent Borrower’s capacity as representative and agent on behalf of such Additional Borrower, and any such action, notice, delivery, receipt, acceptance, approval, rejection or other undertaking shall be deemed for all purposes to have been made by such Additional Borrower, and shall be binding upon and enforceable against such Additional Borrower to the same extent as if the same had been made directly by such Additional Borrower.
(b) Each Additional Borrower that is not an Excluded Foreign Subsidiary hereby severally agrees to indemnify each Lender and the Administrative Agent and hold each Lender and the Administrative Agent harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lenders and the Administrative Agent by such Additional Borrower or by any third party whosoever, arising from or incurred by reason of the Lenders’ or the Administrative Agent’s relying on any instructions of the Parent Borrower on behalf of such Additional Borrower, except that such Additional Borrower will have no liability under this subsection 2.27(b) with respect to any liability that is found by a court of competent jurisdiction in a final, nonappealable determination to have resulted from the gross negligence or willful misconduct of such Lender or the Administrative Agent or such Lender or the Administrative Agent’s material breach of this Agreement. The agreements in this Section 2.27(b) shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder
2.28    Amend and Extend Transactions.
(a) The Parent Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity or termination date of any Class of Revolving Commitments and/or Term Loans to the extended maturity or termination date specified in such notice. Such notice shall set forth (i) the amount of the applicable Class of Revolving Commitments and/or Term Loans to be extended (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or, in the case of Foreign Currency Loans, the Dollar Equivalent thereof), (ii) the date on which such Extension are requested to become effective (which shall be not less than 10 Business Days nor more than 60 days after the date of such Extension request (or such longer or shorter periods as the Administrative Agent shall agree)) and (iii) identifying the relevant Class of Revolving Commitments and/or Term Loans to which the Extension request relates. Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent. If the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as applicable, offered to be extended by the Parent Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Commitments, as applicable, of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer.
(b) It shall be a condition precedent to the effectiveness of any Extension that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Section 4 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Extension, (iii) the Issuing Lenders and the Swingline Lender shall have consented to any Extension of the Revolving Commitments, to the extent that such extension provides for the issuance of Letters of Credit or making of Swingline Loans at any time during the extended period and (iv) the terms of such Extended Revolving Commitments and Extended Term Loans shall comply with Section 2.28(c).
(c) The terms of each Extension shall be determined by the Parent Borrower and the applicable extending Lenders and set forth in an Additional Credit Extension Amendment; provided that (i) the final maturity date of any Extended Term Loan or Extended Revolving Commitment shall be no earlier than the maturity or termination date of the Class of Term Loans or Revolving Commitments being extended, (ii)(A) there shall be no scheduled amortization of the Extended Revolving Commitments and (B) the weighted average life to maturity of the Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Class of Term Loans being extended, (iii) the Extended Revolving Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the Revolving Loans and the Term Loans and (A) there shall be no additional Collateral with respect thereto not constituting security for the Obligations and (B) none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party, (iv) the interest rate margin, rate floors, fees, original issue discounts and premiums applicable to any Extended Term Loans or Extended Revolving Commitments (and the Extended Revolving Loans thereunder) shall be determined by the Parent Borrower and the lenders providing such Extended Term Loans or Extended Revolving Commitments, as applicable and (v) to the extent the terms of the Extended Term Loans or the Extended Revolving Commitments are inconsistent with the terms set forth herein (except as set forth in clauses (i) through (iv) above), such terms shall be reasonably satisfactory to the Administrative Agent.
(d) In connection with any Extension, the Borrowers, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Additional Credit Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Term Loans or Extended Revolving Commitments as a new Class or tranche of Term Loans or Revolving Commitments, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches and to provide for the reallocation of participation in Letters of Credit or Swingline Loans upon the expiration or termination of the commitments under any Class or tranche), in each case on terms not inconsistent with this Section 2.28.
2.29    Refinancing Facilities.
(a) The Parent Borrower may, by written notice to the Administrative Agent from time to time, request (x) Replacement Revolving Commitments to replace all or a portion of any existing Class of Revolving Commitments (the “Replaced Revolving Commitments”) in an aggregate amount not to exceed the aggregate amount of the Replaced Revolving Commitments plus any accrued interest, fees, costs and expenses related thereto and (y) Refinancing Term Loans to refinance all or a portion of any existing Class of Term Loans (the “Refinanced Term Loans”) in an aggregate principal amount not to exceed the aggregate principal amount of the Refinanced Term Loans plus any accrued interest, fees, costs and expenses related thereto (including any original issue discount or upfront fees). Such notice shall set forth (i) the amount of the applicable Credit Agreement Refinancing Facility (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (ii) the date on which the applicable Credit Agreement Refinancing Facility is to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice (or such longer or shorter periods as the Administrative Agent shall agree)) and (iii) whether such Credit Agreement Refinancing Facilities are Replacement Revolving Commitments or Refinancing Term Loans. The Parent Borrower may seek Credit Agreement Refinancing Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any New Lender.
(b) It shall be a condition precedent to the effectiveness of any Credit Agreement Refinancing Facility and the incurrence of any Refinancing Term Loans that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such Credit Agreement Refinancing Facility or the incurrence of such Refinancing Term Loans, as applicable, (ii) the representations and warranties set forth in Section 4 and in each other Loan Document shall be true and correct in all material respects on and as of the date such Credit Agreement Refinancing Facility becomes effective and the Refinancing Term Loans are made; (iii) the terms of the Credit Agreement Refinancing Facility shall comply with ýSection 2.29(c) and (iv) (x) substantially concurrently with the incurrence of any such Refinancing Term Loans, 100% of the proceeds thereof shall be applied to repay the Refinanced Term Loans (including to pay accrued interest, fees and premiums (if any) payable in connection therewith) and (y) substantially concurrently with the effectiveness of such Replacement Revolving Commitments, all or an equivalent portion of the Revolving Commitments in effect immediately prior to such effectiveness shall be terminated, and all or an equivalent portion of the Revolving Loans then outstanding, together with interest thereon and all other amounts accrued for the benefit of the Revolving Lenders, shall be repaid or paid.
(c) The terms of any Credit Agreement Refinancing Facility shall be determined by the Parent Borrower and the applicable Credit Agreement Refinancing Facility Lenders and set forth in an Additional Credit Extension Amendment; provided that (i) the final maturity date of any Refinancing Term Loans or Replacement Revolving Commitments shall not be earlier than the maturity or termination date of the applicable Refinanced Term Loans or Replaced Revolving Commitments, respectively, (ii) (A) there shall be no scheduled amortization of the Replacement Revolving Commitments and (B) the weighted average life to maturity of the Refinancing Term Loans shall be no shorter than the remaining weighted average life to maturity of the Refinanced Term Loans, (iii) the Credit Agreement Refinancing Facilities will rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans and (A) there shall be no additional Collateral with respect thereto not constituting security for the Obligations and (B) none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party, (iv) the interest rate margin, rate floors, fees, original issue discount and premiums applicable to the Credit Agreement Refinancing Facilities shall be determined by the Parent Borrower and the applicable Credit Agreement Refinancing Facility Lenders and (v) to the extent the terms of the Credit Agreement Refinancing Facilities are inconsistent with the terms set forth herein (except as set forth in clause ý(i) through ý(iv) above), such terms shall be reasonably satisfactory to the Administrative Agent.
(d) In connection with any Credit Agreement Refinancing Facility pursuant to this ýSection 2.29, the Borrowers, the Administrative Agent and each applicable Credit Agreement Refinancing Facility Lender shall execute and deliver to the Administrative Agent an Additional Credit Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence such Credit Agreement Refinancing Facilities. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Additional Credit Extension Amendment. Any Additional Credit Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the provisions of this ýSection 2.29, including any amendments necessary to establish the applicable Credit Agreement Refinancing Facility as a new Class or tranche of Term Loans or Revolving Commitments (as applicable) and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Parent Borrower in connection with the establishment of such Classes or tranches (including to preserve the pro rata treatment of the refinanced and non-refinanced tranches and to provide for the reallocation of participation in outstanding Letters of Credit and Swingline Loans upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this ýSection 2.29. Upon effectiveness of any Replacement Revolving Commitments pursuant to this ýSection 2.29, each Revolving Lender with a Revolving Commitment immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each Replacement Revolving Lender, and each such Replacement Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such existing Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and Swingline Loans held by each Revolving Lender (including each such Replacement Revolving Lender) will equal its Revolving Percentage. If, on the date of such effectiveness, there are any Revolving Loans outstanding, such Revolving Loans shall upon the effectiveness of such Replacement Revolving Commitment be prepaid from the proceeds of additional Revolving Loans made hereunder so that Revolving Loans are thereafter held by the Revolving Lenders (including each Replacement Revolving Lender) according to their Revolving Percentage, which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with ýSection 2.21. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
SECTION 3. LETTERS OF CREDIT
3.1    L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender (acting through any of its branches or affiliates) in each case in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit for the account of the Borrowers (or so long as the Parent Borrower is a co-applicant with respect to any such Letter of Credit any of its Restricted Subsidiaries (other than an Additional Borrower)) on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the applicable Issuing Lender; provided that (I) solely to the extent the L/C Obligations in respect of all Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s Committed L/C Commitment after giving effect to such issuance, any Letter of Credit in such excess shall be issued in the sole discretion of the applicable Issuing Lender and (II) no Issuing Lender shall have an obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations (including the Dollar Equivalent of any L/C Obligations outstanding in any currency other than Dollars) would exceed the L/C Commitments, (ii) the L/C Obligations in respect of all Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s L/C Commitment, (iii) the aggregate amount of the Available Revolving Commitments would be less than zero or (iv) with respect to Letters of Credit denominated in an L/C Foreign Currency, the aggregate Dollar Equivalent of the sum of the aggregate outstanding principal amounts of Foreign Currency Loans and any outstanding L/C Obligations denominated in any L/C Foreign Currency would exceed the Foreign Currency Sublimit. Each Letter of Credit shall (i) be denominated in Dollars or another L/C Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Initial Maturity Date, provided that (A) any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above) and (B) clause (x) above shall not apply to a Letter of Credit if such long-dated Letter of Credit is consented to by the applicable Issuing Lender (but with an expiration date of no longer than two years after the date of issuance, which shall in no event extend beyond the date referred to in clause (y) above).
(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause any Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.
(c) For the avoidance of doubt, the Letters of Credit outstanding immediately prior to giving effect to the Amendment and Restatement Effective Date shall continue to be outstanding hereunder immediately after giving effect to the Amendment and Restatement Effective Date. The Parent Borrower represents and warrants to the Administrative Agent, the Issuing Lenders and the Lenders that Schedule 3.1(c) to this Agreement sets forth a true and complete listing of all Existing Letters of Credit.

3.2    Procedure for Issuance of Letter of Credit. Any Borrower may from time to time request that an Issuing Lender issue a Letter of Credit for its account by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application (solely to the extent the L/C Obligations in respect of all Letters of Credit issued by such Issuing Lender would exceed such Issuing Lender’s Committed L/C Commitment after giving effect to such Application, if such Issuing Lender agrees, in its sole discretion, to issue a Letter of Credit), such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the applicable Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. Such Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).
3.3    Fees and Other Charges. (a) Each Borrower will pay a fee on all outstanding Letters of Credit requested by it at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, each Borrower shall pay to the applicable Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit requested by it, payable quarterly in arrears on each Fee Payment Date after the issuance date.
(b) In addition to the foregoing fees, the Parent Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.
3.4    L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the applicable Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the applicable Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the greater of (x) the daily average Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the applicable Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum equal to the greater of (i) the daily average Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such L/C Participant Lender makes such amount immediately available to the Issuing Lender. A certificate of the applicable Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.
(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof (it being understood that any such distribution shall be in Dollars and the Issuing Lender shall convert any amounts received by it in a currency other than Dollars into the Dollar Equivalent thereof for purposes of such distribution); provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.
3.5    Reimbursement Obligation of the Borrowers. If any draft is paid under any Letter of Credit requested by a Borrower, such Borrower shall reimburse the applicable Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 1:00 P.M., Local Time on the first Business Day after such Borrower receives such notice by 11:00 A.M., Local Time on such date (or if such Borrower receives such notice thereafter, no later than 1:00 P.M., Local Time on the subsequent Business Day). Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in the same currency as such draft was paid and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.15(b) and (y) thereafter, Section 2.15(c).

3.6    Obligations Absolute. Each Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that the Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (i) the validity, enforceability or genuineness of any draft, demand, certificate or other document or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, (ii) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit, (iii) any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claim, counterclaim, setoff, defense or other right whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee or (iv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. Each Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, as determined by a final nonappealable decision by a court of competent jurisdiction, shall be binding on the Borrowers and shall not result in any liability of any Issuing Lender to any Borrower.
3.7    Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower that requested such Letter of Credit of the date and amount thereof. The responsibility of the Issuing Lender to the applicable Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.
3.8    Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.
3.9    Cash Collateralization. If on any date the L/C Obligations (including the Dollar Equivalent of any L/C Obligations outstanding in a currency other than Dollars) exceeds the L/C Commitment, then the Borrowers shall within three Business Days after notice thereof from the Administrative Agent deposit in a cash collateral account opened by the Administrative Agent an amount equal to such excess plus accrued and unpaid interest thereon.
3.10    Currency Adjustments. (a) Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any fee in respect of any Letter of Credit in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Letter of Credit denominated in a currency other than Dollars into an amount of Dollars based upon the Exchange Rate.

(b) Notwithstanding anything to the contrary contained in this Section 3, prior to demanding any reimbursement from the L/C Participants pursuant to subsection 3.4 in respect of any Letter of Credit denominated in a currency other than Dollars, the applicable Issuing Lender shall convert the Borrowers’ obligations under subsection 3.4 to reimburse the Issuing Lender in such currency into an obligation to reimburse the Issuing Lender in Dollars. The Dollar amount of the reimbursement obligation of the Borrowers and the L/C Participants shall be computed by the applicable Issuing Lender based upon the Exchange Rate in effect for the day on which such conversion occurs, as determined by the Administrative Agent in accordance with the terms hereof.
SECTION 4. REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent Borrower hereby represents and warrants to the Administrative Agent and each Lender that (i) as of the Amendment and Restatement Effective Date and (ii) as of any other date such representations and warranties must be made hereunder:
4.1    Financial Condition. (a) The audited consolidated balance sheets of the Parent Borrower as at December 31, 2018, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly, in all material respects, the consolidated financial condition of the Parent Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the last day of any subsequent fiscal quarter ended at least 45 days prior to the Amendment and Restatement Effective Date and the related unaudited consolidated statements of income and cash flows for the three-month periods ended on such dates, present fairly, in all material respects, the consolidated financial condition of the Parent Borrower and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the three-month periods then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).
(b) As of the Amendment and Restatement Effective Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required to be reflected in financial statements in accordance with GAAP and are not reflected in the most recent financial statements referred to in paragraph (b). During the period from December 31, 2018 to and including the Amendment and Restatement Effective Date there has been no Disposition by any Group Member of any material part of the business or property of the Group Members, taken as a whole (other than in the ordinary course of business).
4.2    No Change. Since December 31, 2018, including after giving effect to the Transactions, there shall not have been any event or state of facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
4.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and the legal right, (i) to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is qualified to do business in, and is in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) is in compliance with all Requirements of Law and its Contractual Obligations except, in each case (other than with respect to clause (b)(ii) or any Borrower in connection with clause (a) above) to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.4    Power; Authorization; Enforceable Obligations. The Transactions are within each Loan Party’s corporate powers and (i) in the case of U.S. Loan Parties, have been duly authorized by all necessary corporate, stockholder, and shareholder action and (ii) in the case of Foreign Loan Parties, will have been duly authorized by all necessary corporate stockholder and shareholder action as of the date when the first Loan is made to the applicable Additional Borrower hereunder. As of (i) the Closing Date, each Loan Document dated on the Closing Date, (ii) the Amendment and Restatement Effective Date, each Loan Document dated on the Amendment and Restatement Effective Date and (iii) any date after the Amendment and Restatement Effective Date on which the representations or warranties in this Section 4.4 are made, each Loan Document dated on or prior to such date, has, in each case, been duly executed and delivered by each Loan Party party thereto and, assuming due execution and delivery by all parties other than the Loan Parties, constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or any Contractual Obligation of any Group Member and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents), in each case (a) and (b), except to the extent such violation (other than any violation of the Certificate of Incorporation and By-Laws or other organizational or governing documents of any Group Member) or Lien, could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
4.6    Litigation. There are no actions, suits, disputes or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Borrower, threatened against or affecting the Parent Borrower or any of its Restricted Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) as of the Amendment and Restatement Effective Date, that involve this Agreement.
4.7    No Default. Neither the Parent Borrower nor any Loan Party is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
4.8    Ownership of Property; Liens. Each of the Parent Borrower and its Restricted Subsidiaries has good title to, or valid leasehold (or license or similar) interests in, all its real and personal property material to its business, except where such failure to have good title or valid leasehold (or license or similar) interests could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. None of the assets of the Parent Borrower or any of its Restricted Subsidiaries is subject to any Lien other than Liens permitted under Section 7.3.
4.9    Intellectual Property. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Group Member owns, or otherwise possesses a license or other valid and enforceable rights to use, all Intellectual Property necessary for the conduct of its business as currently conducted. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, no claim has been asserted and is pending or, to the knowledge of the Parent Borrower, is threatened, which challenges the use, validity or enforceability of any Intellectual Property rights held by any of the Group Members, nor does the Parent Borrower know of any valid basis for any such claim. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the use of Intellectual Property by each Group Member does not infringe on the Intellectual Property rights held by any Person.
4.10    Taxes. Each Group Member has filed or caused to be filed all Federal, material state and other Tax returns that are required to be filed and has paid all material Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority to the extent such Taxes have become due and payable (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no Tax Lien has been filed, and, to the knowledge of the Parent Borrower, no claim is being asserted, with respect to any such Tax that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
4.11    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. No more than 25% of the assets of the Group Members consist of “margin stock” as so defined. If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
4.12    Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Parent Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member to the extent required by GAAP.
4.13    ERISA. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state laws and each Group Member and ERISA Affiliate is in material compliance with ERISA, the Internal Revenue Code and other United States federal or United States state laws with respect to each Multiemployer Plan. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS (or an application for such a letter is currently pending before the IRS with respect thereto) or is maintained under a prototype document that has received a favorable opinion letter from the IRS and, to the best knowledge of the Group Members, nothing has occurred that would prevent, or cause the loss of, such qualification. Each Group Member and ERISA Affiliate have made all required contributions that are due and owing to each Plan subject to Section 412 of the Internal Revenue Code or Section 303 of ERISA and to each Multiemployer Plan under Section 412 of the Internal Revenue Code or Section 304 of ERISA, and no application for a waiver of the minimum funding standard pursuant to Section 412 of the Internal Revenue Code or Section 302 of ERISA has been made with respect to any Plan.
(b) There are no pending or, to the best knowledge of the Group Members or ERISA Affiliates, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c) (i) No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, (ii) no Pension Plan has any Unfunded Pension Liability, (iii) no Group Member or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (iv) no Group Member or ERISA Affiliate has engaged in a transaction involving any Pension Plan or Multiemployer Plan that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA, in each case, as to clauses (i), (ii), (iii) or (iv), that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(d) All Foreign Plans are maintained in compliance with applicable law, except as would not reasonably be expected to have a Material Adverse Effect.
4.14    Investment Company Act; Other Regulations. None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended.
4.15    Subsidiaries. As of the Amendment and Restatement Effective Date, (a) Schedule 4.15(a)(i) sets forth the name and jurisdiction of organization of each Restricted Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and Schedule 4.15(a)(ii) sets forth the name and jurisdiction of each Unrestricted Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent Borrower or any Restricted Subsidiary, except as created by the Loan Documents.
4.16    [Reserved].
4.17    Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(a) the facilities and properties currently and formerly owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of

Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Parent Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
(c) Materials of Environmental Concern have not been transported from or to or disposed of from or at the Properties or in connection with the Business in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, in, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Parent Borrower, threatened, under or related to any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under or related to any Environmental Law with respect to the Properties or the Business;
(e) there has been no release or threat of release of Materials of Environmental Concern at, in, on, under or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
(f) each Group Member, the Properties, the Business and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, in, on, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and
(g) no Group Member has assumed any liability of any other Person arising under or relating to Environmental Laws.
4.18    Accuracy of Information, etc. (a) No statement or information, other than projections, pro forma financial statements, forward-looking statements, estimates with respect to future performance and information of a general economic or industry specific nature, contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum (as supplemented), as of the date thereof), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances under which such statements were made (giving effect to all supplements thereto). The projections, pro forma financial information, forward-looking statements and estimates with respect to future performance contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
(b) As of the Amendment and Restatement Effective Date, the information included in the Beneficial Ownership Certification provided on or prior to the Amendment and Restatement Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.
4.19    Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, upon the proper filing of UCC financing statements and other filings, in each case in appropriate form in the offices specified on Schedule 1(a) of the Perfection Certificate, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in such Collateral (other than Intellectual Property governed by or arising or existing under the laws of any jurisdiction other than the United States) and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case to the extent security interests in such Collateral can be perfected by delivery of such Pledged Stock, the filing of UCC financing statements or the filings specified on Schedule 1(a) of the Perfection Certificate, as applicable, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).
(b) Each of the Mortgages from and after the execution, delivery and appropriate filing thereof, will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the applicable Mortgage is filed in the applicable office specified on Schedule 5(a) of the Perfection Certificate, each such Mortgage shall constitute (or continue to constitute, as applicable) a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), of first priority, subject only to Liens permitted by Section 7.3.
4.20    Solvency. As of the Amendment and Restatement Effective Date, the Parent Borrower and its Subsidiaries are, on a consolidated basis, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith, Solvent.
4.21    EEA Financial Institutions. Neither the Parent Borrower nor any Subsidiary Guarantor is an EEA Financial Institution.
4.22    OFAC; Anti-Money Laundering; Patriot Act. (a) Each Group Member is in compliance, in all material respects, with the Patriot Act.
(b) The Parent Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, and the Parent Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Parent Borrower, their respective directors, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Parent Borrower, any Subsidiary or to the knowledge of the Parent Borrower or such Subsidiary any of their respective directors or officers, or (b) to the knowledge of the Parent Borrower, any agent of the Parent Borrower or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Loan or Letter of Credit or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
4.23    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Credit Agreement or any other Loan Document (other than (a) as have already been obtained and are in full force and effect and (b) filings to perfect security interests granted pursuant to the Loan Documents).
SECTION 5. CONDITIONS PRECEDENT
5.1    Conditions to the Amendment and Restatement Effective Date. The conditions to the effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement are set forth in Section 3 of the Amendment and Restatement Agreement.
5.2    Conditions to Each Extension of Credit On or After the Amendment and Restatement Effective Date. The agreement of each Lender to make any extension of credit requested to be made by it on any date on or after the Amendment and Restatement Effective Date is subject to the satisfaction of the following conditions precedent:
(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.
(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
(c) Additional Borrower. If such extension of credit is the first extension of credit requested by an Additional Borrower, the conditions contained in the Amendment and Restatement Agreement with respect to such Additional Borrower and Section 5.3 have been satisfied with respect to such Additional Borrower.
(d) Notice. The Administrative Agent, Issuing Lender and/or Swingline Lender shall have received a notice of borrowing, continuation or conversion, an Application for the issuance of a Letter of Credit, or extension of the expiry date thereof, or the increase of the amount thereof, as applicable, in accordance with the requirements hereof.
Each request for an extension of credit as required by Section 5.2(d) (other than a notice requesting only a conversion of Loans to other Types of Loans, or a continuation of Eurocurrency Loans) submitted by a Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Section 5.2(a) through (c) have been satisfied (to the extent such conditions are required to be satisfied with respect to such extension of credit) on and as of the date of the applicable extension of credit.
5.3    Conditions to Initial Extension of Credit to Each Additional Borrower. The agreement of each Revolving Lender, Swingline Lender or Issuing Lender to make any Loans or issue any Letters of Credit to any Additional Borrower is subject to the satisfaction of the following conditions precedent:
(a) Foreign Guarantee Agreement. In respect of any Additional Borrower that is a Foreign Subsidiary, the Administrative Agent shall have received the Foreign Guarantee Agreement (or a joinder in respect thereof), executed and delivered by such Additional Borrower and each of its Subsidiaries that is a Material Foreign Restricted Subsidiary.
(b) Guarantee and Collateral Agreement. In respect of any Additional Borrower that is a Domestic Subsidiary, such Additional Borrower shall have become party to the Guarantee and Collateral Agreement.
(c) Joinder Agreement. The Administrative Agent shall have received an Additional Borrower Joinder Agreement, substantially in the form of Exhibit J-1 or J-2, as applicable, executed and delivered by such Additional Borrower and the Parent Borrower.
(d) Legal Opinion. The Administrative Agent shall have received an opinion of counsel for such Additional Borrower reasonably acceptable to the Administrative Agent, covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.
(e) Other Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Additional Borrower, the authorization of the transactions contemplated hereby relating to such Additional Borrower and any other legal matters relating to such Additional Borrower, all in form and substance reasonably satisfactory to the Administrative Agent, including (i) a certificate of such Additional Borrower substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation (or equivalent) of such Additional Borrower certified by the relevant authority of the jurisdiction of incorporation (or equivalent) of such Additional Borrower (in each case, to the extent applicable in such jurisdiction of incorporation), and (ii) a long form good standing certificate (or equivalent) for such Additional Borrower from its jurisdiction of incorporation (in each case, to the extent applicable in such jurisdiction of incorporation).
(f) Know Your Customer Information. The Administrative Agent and each requesting Lender shall have received, at least three Business Days prior to the date on which the conditions of this Section 5.3 are satisfied, all documentation and other information about such Additional Borrower as has been reasonably requested in writing at least 10 Business Days prior to the date on which the conditions of this Section 5.3 are satisfied by the Administrative Agent as the Administrative Agent and the Lenders reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and if such Additional Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the to the date on which the conditions of this Section 5.3 are satisfied, any Lender that has requested at least 10 Business Days prior to such date a Beneficial Ownership Certification in relation to such Additional Borrower shall have received such Beneficial Ownership Certification.

(g) Additional Representations and Warranties. Unless otherwise agreed by the Administrative Agent, the following representations and warranties shall be true and correct on and as of such date:
(i) Pari Passu. Subject to applicable Requirements of Law, the obligations of such Additional Borrower under this Agreement, when executed and delivered by such Additional Borrower, will rank at least pari passu on a contractual basis with all unsecured Indebtedness of such Additional Borrower.
(ii) No Immunities, etc. Such Additional Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Additional Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Additional Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Additional Borrower is organized and existing in respect of its obligations under this Agreement or any Note. To the extent permitted by applicable law, such Additional Borrower has waived, and hereby does waive, every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Additional Borrower is organized and existing in respect of its obligations under this Agreement and any Note. The waiver by such Additional Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Additional Borrower, subject to customary qualifications and limitations.
(iii) No Recordation Necessary. This Agreement and each Note, if any, is in proper legal form under the law of the jurisdiction in which such Additional Borrower is organized and existing for the enforcement hereof or thereof against such Additional Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note, subject to customary qualifications and limitations. It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note that this Agreement, any Note or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Additional Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any Note or any other document, except (x) for any such filing, registration or recording, or execution or notarization or payment of any registration charge or stamp or similar tax as has been made or is not required to be made until this Agreement, any Note or any other document is sought to be enforced or that is required to perfect the grant of any security or is otherwise required pursuant to the Loan Documents and (y) for any charge or tax as has been timely paid.
(iv) Exchange Controls. The execution, delivery and performance by such Additional Borrower of this Agreement, any Note or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Additional

Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided any notification or authorization described in immediately preceding clause (ii) shall be made or obtained as soon as is reasonably practicable).
5.4    Conditions to the 2021 Delayed Draw Funding Date. The agreement of each 2021 Delayed Draw Term Lender to make any 2021 Delayed Draw Term Loans on or after the Amendment No. 4 Effective Date and on or prior to the 2021 Delayed Draw Term Commitment Termination Date is subject to the satisfaction of the following conditions precedent:
(a) Amendment No. 4 Effective Date. The Amendment No. 4 Effective Date shall have occurred.
(b) Notice. The Administrative Agent shall have received a notice of borrowing by 1:00 p.m., New York City time, at least one Business Day before the 2021 Delayed Draw Funding Date.
(c) Fees. The 2021 Delayed Draw Term Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the 2021 Delayed Draw Funding Date.
(d) Pro Forma Compliance. The Parent Borrower shall be in pro forma compliance with the financial covenants set forth in Sections 7.1(b) and (c) as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis after giving effect to the incurrence of the 2021 Delayed Draw Term Loans and the application of the proceeds thereof and the consummation of any substantially concurrent acquisition and, if applicable, designation of such acquisition as a Qualifying Material Acquisition.
(e) Other Conditions. The conditions precedent set forth in Section 5.2(a), (b) and (c) in respect of such 2021 Delayed Draw Term Loans shall have been satisfied on and as of the 2021 Delayed Draw Funding Date.
SECTION 6. AFFIRMATIVE COVENANTS
The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (other than contingent indemnification obligations) is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall and shall cause each of its Restricted Subsidiaries to:
6.1    Financial Statements. Furnish to the Administrative Agent (for distribution to the Lenders):
(a) (x) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Borrower (or, if later, the date of required delivery to the SEC after giving effect to any permitted extensions of time), such consolidated annual reports and information of the Parent Borrower and its Subsidiaries, documents and other reports as specified in Section 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those Sections notwithstanding that the Parent Borrower may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, reported on without a “going concern” or like qualification or exception (other than with respect to, or resulting solely from an upcoming maturity date under any Facility occurring within one year from the time such opinion is delivered), or qualification arising out of the scope of the audit, by Ernst & Young

LLP or other independent certified public accountants of recognized national standing and (y) if there are any Unrestricted Subsidiaries as of the last day of any fiscal year, simultaneously with the delivery of each set of consolidated financial statements referred to in clause (x), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements; and
(b) (x) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower (or, if later, the date of required delivery to the SEC after giving effect to any permitted extensions of time), such consolidated quarterly reports and information of the Parent Borrower and its Subsidiaries, documents and other reports as specified in Section 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those Sections notwithstanding that the Parent Borrower may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and (y) if there are any Unrestricted Subsidiaries as of the last day of any fiscal quarter, simultaneously with the delivery of each set of consolidated financial statements referred to in clause (x), the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements.
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be) consistently throughout the periods reflected therein and with prior periods.
Information required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the Parent Borrower’s website at http://www.tempursealy.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
6.2    Certificates; Other Information. Furnish to the Administrative Agent (for distribution to the Lenders) (or, in the case of clause (g), to the relevant Lender):
(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default pursuant to Section 7.1, except as specified in such certificate;
(b) Within five Business Days of the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Parent Borrower, as the case may be, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, the calculation of and the amount of the Available Amount and the usage thereof (for such period and in the aggregate) and (y) in the Compliance Certificate with respect to annual financial statements, to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any registered or applied for Intellectual Property acquired by any Loan Party and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Amendment and Restatement Effective Date);
(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Parent Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions determined reasonable at the time;
(d) [reserved];
(e) within five days after the same are sent, copies of all financial statements and reports that the Parent Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Parent Borrower may make to, or file with, the SEC or any national securities exchange;
(f) promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Parent Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and
(g) promptly, (x) such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary of a Loan Party, or compliance with the terms of the Loan Documents, and (y) information and documentation for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case as the Administrative Agent (including at the direction of a Lender) may from time to time reasonably request.
Information required to be delivered pursuant to this Section 6.2 (including the certification of the public accountant referenced in clause (a)) shall be deemed to have been delivered if such information or certification, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the Parent Borrower’s website at http://www.tempursealy.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

6.3    Payment of Tax Obligations. Pay and discharge, as the same shall become due and payable (beyond any period of grace or cure, if applicable), all its Tax liabilities that, if not paid, could reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
6.4    Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and good standing and (ii) take all reasonable action to maintain all rights, privileges, franchises, licenses and permits necessary or desirable in the normal conduct of its business, except, in the case of this clause (ii), as otherwise permitted by Section 7.4 or, to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
6.5    Maintenance of Property; Insurance. (a) Except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, keep and maintain all real and personal property material to the conduct of its business in good working order and condition (except for disposition of assets permitted under this Agreement and ordinary wear and tear, (b) maintain in full force and effect with financially sound and reputable insurance companies that are not Affiliates of the Parent Borrower, flood, casualty and liability insurance with respect to its material properties (that are necessary for the operation of their respective businesses) and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons (provided that the Parent Borrower and its Restricted Subsidiaries may self-insure to the extent customary among companies engaged in similar businesses) and identifying the Administrative Agent as loss payee as its interests may appear, with respect to flood hazard and casualty insurance, and as additional insured, with respect to liability insurance and providing for, to the extent commercially available, not less than 30 days’ (or, with respect to a cancellation of any such insurance by the provider thereof resulting from a failure of the Parent Borrower or such Restricted Subsidiary to pay the premium thereof, 10 days’) prior notice to the Administrative Agent of the termination, lapse or cancellation of any such insurance (or such shorter period as agreed to by the Administrative Agent) and (c) maintain all Flood Policies and deliver to the Administrative Agent evidence of annual renewals of such insurance in form and substance reasonably acceptable to the Administrative Agent.
6.6    Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries (i) that are full, true and correct in all material respects and (ii) are in conformity in all material respects with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent, upon reasonable prior notice during normal business hours, to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than, in each case, any privileged materials) at any reasonable time and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants (it being understood that, in the case of any such meetings or advice from such independent accountants, the Parent Borrower shall be deemed to have satisfied its obligations under this Section 6.6 to the extent that it has used commercially reasonable efforts to cause its independent accountants to participate in any such meeting); provided, however, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent Borrower at any time during normal business hours and without advance notice (unless otherwise required by any applicable lease of real property); provided further, that, excluding any such visits and inspections during the continuance of an Event of Default, the Parent Borrower will be responsible for the costs and expenses of the Administrative Agent only for one such visit and inspection in any fiscal year of the Parent Borrower.
6.7    Notices. Promptly give notice to the Administrative Agent (for delivery to the Lenders) of:
(a) the occurrence of any Default or Event of Default;
(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case could reasonably be expected to result in a Material Adverse Effect;
(c) the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events and/or Foreign Plan Events that have occurred, has had or could reasonably be expected to result in a Material Adverse Effect, as soon as possible; and
(d) any development or event that has had or could reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
6.8    Environmental Laws. (a) Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
(b) Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith.
(c) Any breach of any covenant in this Section 6.8 by the Parent Borrower or any Subsidiary in the observance or performance of its obligations contained in Section 6.8(a) or (b) shall not be deemed to be a default or an Event of Default so long as (i) such breach, individually or in the aggregate with all other breaches in respect of Section 6.8(a) or (b), could not reasonably be expected to result in a Material Adverse Effect and (ii) the Parent Borrower undertakes a prompt response that is diligently pursued, consistent with principles of prudent environmental management and all applicable Environmental Laws, to remedy or mitigate any facts, conditions, events or circumstances that what would otherwise be a breach of any covenant in this Section 6.8.
6.9    [Reserved].

6.10    Additional Collateral, etc. (a) With respect to any property acquired after the Amendment and Restatement Effective Date by any U.S. Loan Party (other than (x) Excluded Collateral, (y) any property described in paragraph (b), (c) or (d) below and (z) any property subject to a Lien expressly permitted by Section 7.3(k)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, within 60 days after the acquisition thereof (subject to extension by the Administrative Agent in its reasonable discretion) (i) execute and deliver to the Administrative Agent such amendments or supplements to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including (if applicable) the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.
(b) Within 120 days (subject to extension by the Administrative Agent in its reasonable discretion) of (x) the acquisition by Parent Borrower or a Subsidiary Guarantor that is a Domestic Subsidiary of any Material Real Property or (y) the acquisition of any Subsidiary Guarantor that is a Domestic Subsidiary that owns Material Real Property, the Parent Borrower (i) shall, or shall cause the respective Subsidiary Guarantor, to comply with the requirements set forth in the definition of “Real Estate Collateral Requirement” with respect to the relevant Material Real Property and (ii) shall deliver, or cause to be delivered, the Flood Documents with respect to the relevant Material Real Property; provided that if any improvement comprising part of such Material Real Property is identified by the Federal Emergency Management Agency (or any successor agency) as being in a special flood hazard area, the Administrative Agent may, in its sole discretion, waive the requirements of this Section 6.10(b) with respect to such Material Real Property located in a special flood hazard area.
(c) With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Amendment and Restatement Effective Date directly by any U.S. Loan Party (which, for the purposes of this paragraph (c), shall include any such existing Subsidiary created or acquired after the Amendment and Restatement Effective Date directly by any U.S. Loan Party that ceases to be an Excluded Subsidiary) within 60 days after the creation or acquisition of such Subsidiary (subject to extension by the Administrative Agent in its reasonable discretion), provided that with respect to an Excluded Foreign Subsidiary that ceases to be an Excluded Foreign Subsidiary, these provisions shall not apply earlier than the first day of the taxable year following the taxable year in which the Subsidiary ceased to be an Excluded Foreign Subsidiary, (i) execute and deliver to the Administrative Agent such supplements or amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any U.S. Loan Party, (ii) if applicable, deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary that is a Subsidiary Guarantor (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority (subject to Liens permitted under Section 7.3) security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(d) With respect to any new Foreign Subsidiary (including any Excluded Foreign Subsidiary) created or acquired after the Amendment and Restatement Effective Date by (1) any U.S. Loan Party, within 60 days after the creation or acquisition thereof (subject to extension by the Administrative Agent in its reasonable discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such U.S. Loan Party (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged and, provided further, that, for the avoidance of doubt, no Capital Stock of any such new Subsidiary that is owned directly or indirectly by a CFC shall be required to be so pledged (unless such CFC shall have elected to become a Subsidiary Guarantor pursuant to the proviso of the definition thereof)), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant U.S. Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (2) any Additional Borrower that is a Foreign Subsidiary, to the extent such Foreign Subsidiary is a Material Foreign Restricted Subsidiary (including any such existing Subsidiary created or acquired after the Amendment and Restatement Effective Date directly by such Additional Borrower that ceases to be an Immaterial Subsidiary) within 45 days after such creation or acquisition, execute and deliver to the Administrative Agent a joinder to the Foreign Guarantee Agreement.
Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any Material Real Property acquired by any U.S. Loan Party after the Amendment and Restatement Effective Date until the date that occurs thirty (30) days after the Administrative Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such Material Real Property (it being understood that the 120-day deadline described in Section 6.10(b) above shall also be accordingly extended):ý (i) a completed flood hazard determination from a third party vendor; (ii) if such Material Real Property is located in a special flood hazard area, (A) a notification to the applicable U.S. Loan Party of that fact and (if applicable) notification to the applicable U.S. Loan Party that flood insurance coverage is not available and (B) evidence of the receipt by the applicable U.S. Loan Party of such notice; and (iii) if such notice is required to be provided to the applicable U.S. Loan Party and flood insurance is available in the community in which such Material Real Property is located, evidence of required flood insurance.
6.11    Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents.
6.12    [Reserved].
6.13    Designation of Subsidiaries. (a) The Parent Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted

Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it has Indebtedness with recourse to any Group Member (other than usual and customary carve out matters in connection with a receivables or similar securitization for which the Parent Borrower provides an unsecured guarantee with respect to fraud, misappropriation, breaches of representations and warranties and misapplication for which no claim for payment or performance thereof has been made that would constitute a liability of the Parent Borrower in accordance with GAAP), (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary; provided that any Restricted Subsidiary designated as an Unrestricted Subsidiary prior to or as of the Amendment and Restatement Effective Date may be redesignated as a Restricted Subsidiary after the Amendment and Restatement Effective Date and subsequently as an Unrestricted Subsidiary, but no further redesignations with respect to such Subsidiary shall be permitted, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is a Person with respect to which any Group Member has any direct or indirect obligation to make capital contributions or to maintain such Subsidiary’s financial condition, (v) after giving effect to such designation, the Parent Borrower is in compliance with the financial covenants set forth in Section 7.1 for the most recently ended Reference Period for which financial statements have been delivered pursuant to Section 6.1, on a pro forma basis, giving effect to the respective designation (as well as all other designations of Unrestricted Subsidiaries and Restricted Subsidiaries consummated during the most recently ended Reference Period for which financial statements have been delivered pursuant to Section 6.1), (vi) no Subsidiary may be designated an Unrestricted Subsidiary if, after giving effect to such designation, Unrestricted Subsidiaries have, in the aggregate, (x) at the last day of the Reference Period most recently ended, total assets equal to or greater than 7.5% of the Consolidated Total Assets of the Parent Borrower and its Subsidiaries at such date or (y) revenues during such Reference Period equal to or greater than 7.5% of the consolidated revenues of the Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP and (vii) no Borrower may be designated as an Unrestricted Subsidiary.
(b) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent Borrower therein, at the date of designation in an amount equal to the fair market value of the Parent Borrower’s investment therein as determined in good faith by the board of directors of the Parent Borrower. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall, at the time of such designation, constitute the incurrence of any Indebtedness of or Liens on such Subsidiary existing at such time. Upon a redesignation of any Subsidiary as a Restricted Subsidiary, the Investments of the Parent Borrower in Unrestricted Subsidiaries shall be reduced by the fair market value of the Parent Borrower’s Investment in such Subsidiary at the time of such redesignation (as determined in good faith by the board of directors of the Parent Borrower) (it being understood that such reduction shall not exceed the Parent Borrower’s initial Investment in such Subsidiary, less returns on such Investment received by the Parent Borrower). Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of the Parent Borrower.
(c) If, as of the last day of any Reference Period ended after the Amendment and Restatement Effective Date, Unrestricted Subsidiaries have, in the aggregate, (i) total assets at such day equal to or greater than 7.5% of the Consolidated Total Assets of the Parent Borrower and its Subsidiaries at such date or (ii) revenues during such Reference Period equal to or greater than 7.5% of the consolidated revenues of the Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP, then the Parent Borrower shall, no later than five Business Days subsequent to the date on which financial statements for such fiscal period are delivered pursuant to this

Agreement, designate in writing to the Administrative Agent one or more of such Unrestricted Subsidiaries as Restricted Subsidiaries in accordance with Section 6.13(a) such that, following such designation(s), Unrestricted Subsidiaries have, in the aggregate (i) total assets at the last day of such Reference Period of less than 7.5% of the Consolidated Total Assets of the Parent Borrower and its Subsidiaries at such date and (ii) total revenues during such Reference Period of less than 7.5% of the consolidated revenues of the Parent Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP.
6.14    Use of Proceeds. The proceeds of the Initial Term Loans were used for the Amendment and Restatement Date Refinancing and to pay related fees and expenses. The proceeds of the 2020 Term Loans shall be used (i) to the extent the aggregate amount of outstanding Revolving Loans exceeds $150,000,000, to repay Revolving Loans outstanding on the Amendment No. 1 Effective Date in an amount such that the aggregate amount of outstanding Revolving Loans after giving effect to such repayment shall not exceed $150,000,000, (ii) for general corporate purposes and (iii) for fees and expenses in connection with Amendment No. 1. The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit shall be used to finance working capital needs and for general corporate purposes, including, to the extent permitted hereunder, for Permitted Acquisitions and Restricted Payments. The proceeds of the 2021 Delayed Draw Term Loans shall be used for general corporate purposes and for fees and expenses in connection with Amendment No. 4.
6.15    Anti-Corruption Laws; Sanctions. (i) Maintain in effect policies and procedures designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws; and (ii) within a reasonable time after the date hereof, implement a commercially reasonable risk-based compliance program designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.
6.16    MIRE Events. In connection with any amendment to this Agreement pursuant to which any increase, extension or renewal of Loans is contemplated, the Borrowers shall cause to be delivered to the Administrative Agent for any Mortgaged Property, the applicable Flood Documents.
SECTION 7. NEGATIVE COVENANTS
The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount (other than contingent indemnification obligations) is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
7.1    Financial Covenants.
(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Parent Borrower to be less than 3.00:1.00.
(b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter of the Parent Borrower to be greater than 5.00:1.00; provided that, subject to the limitations set forth in the definition of Qualifying Material Acquisition (including the delivery of a QMA Notice within the required time period set forth in the definition of Qualifying Material Acquisition), such ratio shall be increased to 5.50:1.00 for four consecutive full fiscal quarters (and no other fiscal quarters) commencing with, and including, the fiscal quarter in which the relevant

Qualifying Material Acquisition is consummated (such period, the “Financial Covenant Increase Period”); provided, further that upon a return to a maximum Consolidated Total Leverage Ratio of 5.00:1.00 after any such election, such level must be maintained for at least two full fiscal quarters before the Parent Borrower can make an election for the commencement of a new Financial Covenant Increase Period; provided, further that there shall be no more than two Financial Covenant Increase Periods during the life of the Facilities and prior to the Initial Maturity Date.
(c) Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio as of the last day of any fiscal quarter of the Parent Borrower to be greater than 3.50:1.00; provided that, subject to the limitations set forth in the definition of Qualifying Material Acquisition (including the delivery of a QMA Notice within the required time period set forth in the definition of Qualifying Material Acquisition), such ratio shall be increased to 4.00:1.00 for the Financial Covenant Increase Period; provided, further that upon a return to a maximum Consolidated Secured Leverage Ratio of 3.50:1.00 after any such election, such level must be maintained for at least two full fiscal quarters before the Parent Borrower can make an election for the commencement of a new Financial Covenant Increase Period; provided, further that there shall be no more than two Financial Covenant Increase Periods during the life of the Facilities and prior to the Initial Maturity Date.
7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
(a) Indebtedness under the Loan Documents;
(b) Indebtedness outstanding on the Amendment and Restatement Effective Date and, to the extent the principal amount of any such Indebtedness is in excess of $2,500,000, listed on Schedule 7.2 and any Permitted Refinancing Indebtedness in respect thereof;
(c) Permitted Incremental Equivalent Debt and Permitted External Refinancing Debt and any Permitted Refinancing Indebtedness in respect thereof; provided that it shall be a condition precedent to the effectiveness of any Permitted Incremental Equivalent Debt that (i) after giving effect thereto, the Aggregate Incremental Amount does not exceed the Incremental Cap (provided that no such unsecured indebtedness may be incurred under the Ratio Incremental Amount), (ii) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such Permitted Incremental Equivalent Debt, (iii) the Parent Borrower is in compliance with the financial covenants set forth in Section 7.1, determined as of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered pursuant to Section 6.1 and on a pro forma basis as of such fiscal quarter end and (iv) the representations and warranties set forth in Section 4 and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Permitted Incremental Equivalent Debt, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that with respect to any Permitted Incremental Equivalent Debt being incurred to finance a Permitted Acquisition designated by the Parent Borrower as a “Limited Conditionality Acquisition”, such compliance with clauses (ii) and (iv) may be determined as of the date of entry into the applicable acquisition, merger or similar agreement governing such acquisition;
(d) obligations (contingent or otherwise) of the Parent Borrower or any Restricted Subsidiary existing or arising under any Swap Agreement, provided that such obligations are entered into by such Person in the ordinary course of business and not for purposes of speculation or taking a “market view”;

(e) intercompany Indebtedness among the Parent Borrower and its Restricted Subsidiaries to the extent permitted by Section 7.7; provided that any such Indebtedness owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;
(f) (i) Indebtedness (including Indebtedness under Capital Leases, Synthetic Lease Attributed Indebtedness and purchase money obligations but excluding Indebtedness arising under Capital Leases entered into in connection with a Sale and Leaseback Transaction permitted under ýSection 7.5(g)) incurred to provide all or a portion of the purchase price (or cost of construction or acquisition), in each case, for capital assets and refinancings, refundings, renewals or extensions thereof, provided that the aggregate principal amount of all such Indebtedness shall not at any time exceed the greater of (x) $200,000,000 and (y) 6.50% of Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries as of such date; and (ii) Indebtedness arising under Capital Leases entered into in connection with a Sale and Leaseback Transaction permitted under ýSection 7.5(g) and any Permitted Refinancing Indebtedness in respect thereof;
(g) Indebtedness under the Albuquerque IRB Financing in an aggregate principal amount not to exceed $100,000 and any Permitted Refinancing Indebtedness in respect thereof;
(h) other unsecured Indebtedness; provided that (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis, (ii) the Consolidated Total Leverage Ratio as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis, is less than 4.75:1.00, (iii) the final maturity date of any such Indebtedness shall be no earlier than six months following the Initial Maturity Date and (iv) the terms of such Indebtedness shall not provide for any scheduled repayment, mandatory redemption, sinking fund obligations or other payment (other than periodic interest payments) prior to the date that is six months following the Initial Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default; provided, further, that with respect to any such Indebtedness being incurred to finance a Permitted Acquisition designated by the Parent Borrower as a “Limited Conditionality Acquisition”, such compliance with clause (i) and (ii) may be determined as of the date of entry into the applicable acquisition, merger or similar agreement governing such acquisition; provided, further, that any such Indebtedness of any Subsidiaries that are not Loan Parties shall not exceed, in the aggregate at the time of incurrence thereof, the greater of (x) $100,000,000 and (y) 3.25% of Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries as of such date;
(i) Support Obligations by the Parent Borrower and its Restricted Subsidiaries in respect of Indebtedness otherwise permitted hereunder, provided that Support Obligations by the Loan Parties with respect to Indebtedness of Restricted Subsidiaries that are not Loan Parties is an Investment permitted by Section 7.7;
(j) (x) Indebtedness in an aggregate principal amount of up to $5,000,000 consisting of letters of credit or bank guarantees not arising under the Loan Documents issued to support the obligations of the Parent Borrower or any Restricted Subsidiary incurred in the ordinary course of business and (y) Indebtedness consisting of letters of credit under Bilateral L/C Facilities in an aggregate principal amount, together with any Indebtedness incurred under clause (j)(x), of up to $50,000,000;

(k) Indebtedness consisting of bankers acceptances, statutory obligations, surety or appeal bonds, performance bonds or similar arrangements in the ordinary course of business, consistent with past practices and not in connection with Indebtedness for borrowed money;
(l) (i) Indebtedness of Restricted Subsidiaries that are not U.S. Loan Parties provided that the aggregate principal amount of such Indebtedness shall not exceed the greater of (x) $150,000,000 and (y) 5.00% of Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries as of such date outstanding at any time and (ii) Indebtedness of Foreign Subsidiaries incurred to satisfy the Danish Tax Assessment;
(m) [reserved];
(n) Indebtedness outstanding under the  ~~2023~~2026 Senior Notes and ~~the 2026~~2029 Senior Notes in an aggregate principal amount not to exceed $~~1,050,000,000~~800,000,000 (or prior to the repayment or redemption of the 2026 Senior Notes the principal amount of Senior Notes outstanding as of May 26, 2021) and any Permitted Refinancing Indebtedness in respect thereof;
(o) Indebtedness of any Person that becomes a Restricted Subsidiary on or after the Amendment and Restatement Effective Date; provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and (B) such Indebtedness is not made in anticipation or contemplation of such Person becoming a Restricted Subsidiary;
(p) other Indebtedness in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $100,000,000 and (y) 3.25% of Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries as of such date;
(q) Receivables Transaction Attributed Indebtedness and Factoring Indebtedness in an aggregate amount outstanding at any time not to exceed the greater of (x) $300,000,000 and (y) 8.00% of Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries as of such date;
(r) Indebtedness of the Parent Borrower or any Restricted Subsidiary incurred in the ordinary course of business under guarantees of Indebtedness of suppliers, licensees, franchisees or customers in an aggregate principal amount at any time outstanding not to exceed $15,000,000;
(s) Indebtedness of the Parent Borrower or any Restricted Subsidiary arising from guarantees of Indebtedness of joint ventures in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $35,000,000 and (y) 5.00% of Consolidated EBITDA for the four full fiscal quarters, treated as one period, ending prior to the date of determination for which financial statements have been delivered under Section 6.1 on a pro forma basis; and
(t) Indebtedness arising under Cash Management Agreements.
For purposes of determining compliance with this Section ý7.2, (A) Indebtedness need not be incurred solely by reference to one category described in this Section ý7.2, but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in this Section ý7.2, the Parent Borrower, in its sole discretion, may divide or classify any such item of Indebtedness (or any portion thereof) in any manner that complies with this Section ý7.2 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such item of

Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Indebtedness incurred hereunder will, at all times, be treated as incurred under Section ý7.2(a).
7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):
(a) Liens pursuant to any Loan Document securing the Obligations, including cash collateral and other assurance pledged to the Issuing Lenders and the Swingline Lender to secure obligations of Defaulting Lenders, as such Issuing Lender and/or the Swingline Lender may require in its discretion, which may be in the form of cash collateral, posting of letters of credit or other arrangements;
(b) Liens securing Indebtedness permitted by Section 7.2(c);
(c) Liens securing obligations pursuant to any Bilateral L/C Facility, a Swap Agreement or a Cash Management Agreement permitted hereunder in favor of a Person that was (or was an Affiliate of) a Lender hereunder on the Amendment and Restatement Effective Date or on the date such transaction was entered into, but only to the extent that (i) for any Swap Agreement, the obligations under such Swap Agreement are permitted under ýSection 7.2(d), (ii) such Liens are on the same collateral that secures the Obligations, (iii) the obligations under such Bilateral L/C Facility, Swap Agreement or Cash Management Agreement and the Obligations share pari passu in the collateral that is subject to such Liens and (iv) for any such Bilateral L/C Facility the obligations thereunder are permitted under Section 7.2(j)(y);
(d) Liens existing on the Amendment and Restatement Effective Date and, to the extent the outstanding principal amount of the obligations secured thereby is in excess of $2,500,000, listed on Schedule 7.3 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.2(b);
(e) Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (including, without limitation, security for bonds and/or amounts deposited to secure the Danish Tax Assessment);
(f) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(g) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(h) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i) zoning restrictions, easements, rights-of-way, restrictions, reservations, and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8(h) or securing appeal or other surety bonds related to such judgments;
(k) Liens securing, or in respect of, obligations under Capital Leases or Synthetic Lease Attributed Indebtedness and purchase money obligations for fixed or capital assets permitted pursuant to Section 7.2(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(m) Liens on property or assets acquired in connection with a Permitted Acquisition or other Purchase permitted by this Agreement, provided that (i) the indebtedness secured by such Liens is permitted under Section 7.2 and (ii) the Liens are not incurred in connection with, or in contemplation or anticipation of, the acquisition, such Liens are not “blanket liens” (except with respect to the assets of any Person so acquired) and such Liens do not attach or extend to any other property or assets;
(n) Liens of landlords or mortgages of landlords on fixtures, equipment and movable property located on premises leased by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;
(o) Liens incurred and financing statements filed or recorded in each case with respect to property leased by the Parent Borrower and its Restricted Subsidiaries in the ordinary course of business to the owners of such property which are operating leases; provided that such Lien does not extend to any other property of the Parent Borrower and its Restricted Subsidiaries;
(p) Liens such as banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution in the ordinary course of business;
(q) deposits of cash or the issuance of a Letter of Credit made to secure liability to insurance carriers under insurance or self-insurance arrangements;
(r) Liens on existing and future cash or Cash Equivalents securing or supporting letters of credit or bank guaranties permitted by ýSection 7.2(j)(x);
(s) Liens on Intellectual Property arising from non-exclusive Intellectual Property licenses or sublicenses entered into in the ordinary course of business;
(t) Liens on property or assets of Restricted Subsidiaries that are not U.S. Loan Parties securing indebtedness of such Foreign Subsidiary permitted by Section 7.2(l);
(u) Liens in favor of the Parent Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.2(e); provided that, with respect to Indebtedness required to be subordinated to the Obligations under Section 7.2(e), such Lien shall be subordinated to the Liens on the Collateral securing the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided, further, that any such Indebtedness owed to a Loan Party shall be evidenced by the Global Intercompany Note or another intercompany note that is pledged to the Administrative Agent;
(v) statutory Liens arising as a result of contributions deducted from members’ pay but not yet due under Canadian pension standards legislation and any employer contributions accrued but not yet due under Canadian pension standards legislation;
(w) easements, leases and subleases granted to others in the ordinary course of business and not interfering in any material respect with the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole;
(x) deposits of cash in connection with the defeasance, discharge or redemption of the Senior Notes;
(y) Liens on the accounts receivables and related assets subject thereto securing factoring arrangements and Qualified Receivables Transactions permitted by Section 7.2(q);
(z) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property and bailee arrangements in the ordinary course of business and permitted by this Agreement; provided that such Liens arise only under the applicable conditional sale, title retention, consignment, bailee or similar arrangements and such Liens only encumber the good so sold thereunder;
(aa) additional Liens so long as the aggregate principal amount of the obligations so secured do not exceed $75,000,000 at any time outstanding;
(bb) any interest or title of a lessor or sublessor under any lease or sublease (including financing statements regarding property subject to lease) entered into by the Parent Borrower or any Restricted Subsidiary not in violation of this Agreement; provided that with respect to this clause (bb), such Liens are only in respect of the property subject to, and secure only, the respective lease or sublease (and any other lease or sublease with the same or an affiliated lessor or sublessor); and
(cc) ground leases in respect of real property on which facilities owned or leased by the Parent Borrower or any of the Restricted Subsidiaries are located.
For purposes of determining compliance with this Section ý7.3, (A) a Lien need not be incurred solely by reference to one category described in this Section ý7.3, but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of more than one of the categories of Permitted Liens described in this Section ý7.3, the Parent Borrower, in its sole discretion, may divide or classify any such Lien (or any portion thereof) in any manner that complies with this Section ý7.3 and will be entitled to only include the amount and type of such Lien (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Lien (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Liens incurred under the Security Documents on the Amendment and Restatement Effective Date will, at all times, be treated as incurred on the Closing Date under Section 7.3(a).
7.4    Mergers and Dissolutions.

(a) Enter into a transaction of merger or consolidation; provided that so long as no Default or Event of Default then exists or would result therefrom:
(i) the Parent Borrower and its Restricted Subsidiaries may merge or consolidate with any Loan Party; provided that (A) if the Parent Borrower is a party to the merger or consolidation, it shall be the surviving entity and (B) if the Parent Borrower is not a party to the merger or consolidation, then the other Loan Party thereto (and if an Additional Borrower is a party to such merger or consolidation, such Additional Borrower) shall be the surviving entity;
(ii) a Restricted Subsidiary of the Parent Borrower that is not a Loan Party may merge or consolidate with any other Restricted Subsidiary that is not a Loan Party; and
(iii) the Parent Borrower and its Restricted Subsidiaries may merge or consolidate with Persons that are not Loan Parties, provided that (A) if the Parent Borrower is a party to the merger or consolidation, it shall be the surviving entity, (B) if a Restricted Subsidiary of the Parent Borrower that is a Loan Party is a party to the merger or consolidation, the Restricted Subsidiary that is a Loan Party will be the surviving entity, and such transaction shall be an Investment permitted under Section 7.7, and (C) the transaction shall be a Permitted Acquisition or a Disposition permitted under Section 7.5 (other than under Section 7.5(f));
(b) Loan Parties (other than the Parent Borrower) may (i) be dissolved or liquidated into another Loan Party or (ii) otherwise have their existence terminated to the extent that the assets of such Loan Party are distributed, upon such termination, to one or more Loan Parties; and
(c) Restricted Subsidiaries that are not Loan Parties may be dissolved, liquidated or otherwise have their existence terminated.
7.5    Dispositions. Make any Disposition or enter into any agreement to make any Disposition to or in favor of any Person, except:
(a) (i) Dispositions between and among Loan Parties, (ii) Dispositions between and among Restricted Subsidiaries that are not Loan Parties and (iii) Dispositions between Loan Parties, on the one hand, and Restricted Subsidiaries that are not Loan Parties, on the other hand, provided that in the case of any disposition by a Loan Party to a Restricted Subsidiary that is not a Loan Party, such Disposition shall be (x) made at fair market value (as determined by the Parent Borrower in good faith) and in the ordinary course of business or (y) an Investment permitted by Section 7.7;
(b) other Dispositions by the Parent Borrower or any Restricted Subsidiary, provided that (i) at the time of such Disposition, no Default or Event of Default shall exist or would result from such Disposition, (ii) the consideration for any such Disposition shall be at least 75% cash or Cash Equivalents; provided that, any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value (with the fair market value of each item of Designated Non-Cash Consideration being measured as of the closing of the applicable Disposition for which such non-cash consideration is received and without giving effect to subsequent changes in value), taken together with all other Designated Non-Cash Consideration received pursuant to this proviso, not to exceed $50,000,000, shall be deemed to be cash for the purposes of this clause (ii) and (iii) such Disposition shall be for at least the fair market value (as determined by the Parent Borrower in good faith) of the assets or property subject to such Disposition;

(c) Dispositions of obsolete or worn-out property no longer used or useful in the business of the Parent Borrower or its Subsidiaries;
(d) Dispositions consisting of the licensing or sublicensing of Intellectual Property and licenses, leases or subleases of other property, in each case in the ordinary course of business;
(e) use of cash and Cash Equivalents for transactions not expressly prohibited hereunder;
(f) Dispositions permitted by Section 7.3, Section 7.4, Section 7.6 and Section 7.7;
(g) a Sale and Leaseback Transaction with respect to the Kentucky Headquarters or any Trinity Property; provided that (i) at the time of such Disposition, no Default or Event of Default shall have occurred and be continuing or would result from such Disposition, (ii) the consideration for any such Disposition shall be at least 75% cash or Cash Equivalents and (iii) such disposition shall be for at least the fair market value (as determined by the Parent Borrower in good faith) of the Kentucky Headquarters or any Trinity Property.
(h) Dispositions to a Receivables Entity of accounts receivable and related assets in factoring arrangements and Qualified Receivables Transactions permitted by Section 7.2(q);
(i) Dispositions of Investments (including equity interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(j) Dispositions of other property in an aggregate amount not to exceed $35,000,000 per fiscal year;
(k) Dispositions of inventory in the ordinary course of business;
(l) Dispositions in connection with a Permitted Restructuring;
(m) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Cash Proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(n) leases, subleases, service agreements, or product sales, in each case that do not materially interfere with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole;
(o) Dispositions of property subject to casualty events, including transfers of property to the respective insurer of such real property as part of an insurance settlement, and Dispositions of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise); and
(p) Dispositions of Intellectual Property (including discontinuing the use or maintenance of, failing to pursue, ceasing to enforce or otherwise abandoning, allowing to lapse or be invalidated, terminating or putting into the public domain, any Intellectual Property or application or registration thereof that is no longer used or useful, desirable or economically practicable to maintain, pursue or enforce) in the ordinary course of business.

7.6    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
(a) Restricted Subsidiaries of the Parent Borrower may pay dividends and make distributions in respect of their Capital Stock to the Parent Borrower or any other Person (in such case, ratably based on such other Person’s equity ownership in such Restricted Subsidiary) which owns Capital Stock of such Subsidiary;
(b) the Parent Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of the Parent Borrower;
(c) the Parent Borrower may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;
(d) the Parent Borrower may make other Restricted Payments in an aggregate amount not to exceed (i) per fiscal year, the greater of (x) $25,000,000 and (y) 1.00% of Consolidated Total Assets of the Parent Borrower and its Restricted Subsidiaries as of such date plus (ii) the Available Amount; provided, that solely with respect to clause (ii) above, (A) Consolidated Total Leverage Ratio as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis, is less than 4.50:1.00, (B) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis and (C) the Parent Borrower is in compliance with the financial covenants set forth in Section 7.1, determined as of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered pursuant to Section 6.1 and on a pro forma basis;
(e) the Parent Borrower may make other Restricted Payments so long as (i) the Consolidated Total Leverage Ratio as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis, is less than 3.50:1.00, (ii) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis and (iii) the Parent Borrower is in compliance with the financial covenants set forth in Section 7.1, determined as of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered pursuant to Section 6.1 and on a pro forma basis and
(f) repurchases of Capital Stock deemed to occur upon the exercise of options to purchase Capital Stock if such shares of Capital Stock represent a portion of the exercise price of such options.
Notwithstanding the foregoing, no Restricted Payments may be made for the period on and after the Amendment No. 1 Effective Date and prior to the 2020 Term Facility Termination Date pursuant to clauses (d) or (e) of this Section 7.6. For purposes of determining compliance with this Section 7.6, (A) Restricted Payments need not be made solely by reference to one category described in this Section 7.6, but are permitted to be made in part under any combination thereof and of any other available exemption and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of more than one of the categories of permitted Restricted Payments described in this Section 7.6, the Parent Borrower, in its sole discretion, may divide or classify any such Restricted Payment (or any portion thereof) in any manner that complies with this Section 7.6 and will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such item of Restricted Payment (or any portion thereof) shall be treated as having been made pursuant to only such clause or clauses (or any portion thereof).
7.7    Investments. Make or permit to exist any Investments, except:
(a) cash and Cash Equivalents;
(b) Investments (including intercompany Investments) existing on the Amendment and Restatement Effective Date or committed to be made pursuant to an agreement existing on the Amendment and Restatement Effective Date, in each case listed on Schedule 7.7 to the extent any such Investment is in excess of $2,500,000 and any modification, replacement, renewal, reinvestment or extension thereof (including any capitalization of intercompany loans to equity) (provided that the amount of the Investment as of the Amendment and Restatement Effective Date is not increased other than as otherwise permitted by this Section 7.7);
(c) (i) to the extent not prohibited by applicable law, advances to officers, directors and employees of the Parent Borrower and its Restricted Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes and (ii) loans and advances to officers, directors and employees of the Parent Borrower or any of its Restricted Subsidiaries to finance the purchase of capital stock of the Parent Borrower in an aggregate amount not to exceed $10,000,000 at any time outstanding;
(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from (x) the grant of trade credit in the ordinary course of business or (y) credit extended to customers who are natural persons to finance the purchase of products of the Parent Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $25,000,000 outstanding at any time and (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e) Investments by the Parent Borrower or any Restricted Subsidiary in and to the Parent Borrower or any other Loan Party;
(f) Investments by any Loan Party, on the one hand, in and to one or more Restricted Subsidiaries that are not Loan Parties, on the other hand, in aggregate principal amount (net of any return on such Investment, but not to exceed in the aggregate the initial amount thereof) not to exceed $300,000,000 since the Amendment and Restatement Effective Date;
(g) Investments made (i) by and between Restricted Subsidiaries that are not Loan Parties, (ii) by Foreign Restricted Subsidiaries (other than Foreign Loan Parties) in connection with the acquisition of the equity or assets of suppliers, distributors and other Persons (other than the Parent Borrower or any of its Restricted Subsidiaries) engaged in a business related to the business conducted by the Parent Borrower and its Restricted Subsidiaries following such acquisition to the extent that such acquisition is funded with foreign generated cash flow or Indebtedness of such Foreign Subsidiaries or (iii) otherwise by Restricted Subsidiaries that are not U.S. Loan Parties in an aggregate amount pursuant to this clause (iii) not to exceed $30,000,000 at any time outstanding;
(h) Investments to the extent that payment for such Investment is made with the Capital Stock of the Parent Borrower;

(i) (x) (i) Permitted Acquisitions, provided that (A) the Consolidated Secured Leverage Ratio as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis, is less than 3.25:1.00 and (B) the Consolidated Total Leverage Ratio as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis, is less than 4.75:1.00, and (ii) Investments in Restricted Subsidiaries of Parent Borrower as a substantially concurrent interim Investment in connection with the consummation of a Permitted Acquisition and (y) Investments of any Person that becomes a Restricted Subsidiary on or after the Amendment and Restatement Effective Date; provided that (A) such Investments exist at the time such Person becomes a Restricted Subsidiary and (B) such Investments are not made in anticipation or contemplation of such Person becoming a Restricted Subsidiary;
(j) Investments in joint ventures in an aggregate amount not to exceed $40,000,000 at any time outstanding;
(k) Investments in respect of Swap Agreements permitted under Section 7.2(d) and Guarantee Obligations of Parent Borrower or any Restricted Subsidiary made in respect of Cash Management Agreements;
(l) Investments by the Parent Borrower or any Restricted Subsidiary made in respect of the Danish Tax Assessment;
(m) Investments so long as (i) the Consolidated Total Leverage Ratio as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis, is less than 3.50:1.00, (ii) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis and (iii) the Parent Borrower is in compliance with the financial covenants set forth in Section 7.1, determined as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered pursuant to Section 6.1 and on a pro forma basis;
(n) other Investments in an aggregate outstanding amount not to exceed $150,000,000 at any time;
(o) other Investments, so long as (x) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis and (y) the Parent Borrower is in pro forma compliance with the financial covenants set forth in Section 7.1 as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, in an aggregate outstanding amount not to exceed the Available Amount;
(p) Investments in connection with a Permitted Restructuring; provided that any such Investments in any Subsidiary that is not a Loan Party shall be non-cash Investments (including in the form of equity of other Subsidiaries (to the extent the assets of such entity are not solely cash or Cash Equivalents));
(q) Investments in or by a Receivables Entity in connection with a Qualified Receivables Transaction; and

(r) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment.
Notwithstanding the foregoing, for the period on and after the Amendment No. 1 Effective Date and prior to the 2020 Term Facility Termination Date, (A) no Investments may be made pursuant to Section 7.7(o), (B) the aggregate amount of Investments (net of any return on such Investment, but not to exceed in the aggregate the initial amount thereof) made in the form of cash or Cash Equivalents pursuant to clauses (c), (d)(i)(y), (g)(iii), (i), (j), (m) and (n) of this Section 7.7 shall not exceed $50,000,000 and (C) the aggregate amount of Investments (net of any return on such Investment, but not to exceed in the aggregate the initial amount thereof) made pursuant to Section 7.7(f) shall not exceed $35,000,000. For purposes of determining compliance with this Section 7.7, (A) an Investment need not be incurred solely by reference to one category described in this Section 7.7, but is permitted to be made or existing in part under any combination thereof and of any other available exemption and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in this Section 7.7, the Parent Borrower, in its sole discretion, may divide or classify any such Investment (or any portion thereof) in any manner that complies with this Section 7.7 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Investments described in Section 7.7(b) shall be deemed outstanding under Section 7.7(b).
7.8    Prepayments, etc. of Indebtedness.
(a) Make an optional or voluntary prepayment, redemption or purchase or defease or otherwise satisfy prior to the scheduled maturity thereof in any manner the Senior Notes, any unsecured Permitted Incremental Equivalent Debt, any unsecured Permitted External Refinancing Debt, any Indebtedness permitted by Section 7.2(h) or any other unsecured Indebtedness or any Indebtedness that is subordinated in right of payment or lien priority to the Obligations expressly by its terms (other than Indebtedness among the Parent Borrower and its Restricted Subsidiaries to the extent permitted by any applicable subordination provisions) (collectively, the “Junior Financing”), except (i) any Permitted Refinancing Indebtedness in respect thereof, (ii) the conversion or exchange of any such Junior Financing to Capital Stock (other than Disqualified Capital Stock) of the Parent Borrower from the substantially concurrent issuance of new shares of its common stock or other common equity interests, (iii) any prepayment, redemption, purchase, defeasance or other satisfaction of the Senior Notes or any Indebtedness permitted by Section 7.2(h) with the proceeds of Permitted Incremental Equivalent Debt, Incremental Facility or additional Indebtedness permitted by Section 7.2(h), so long as (x) the Consolidated Secured Leverage Ratio as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis, is less than 3.25:1.00, (y) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis and (z) the Parent Borrower is in compliance with the financial covenants set forth in Section 7.1, determined as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered pursuant to Section 6.1 and on a pro forma basis, (iv) regularly scheduled interest and principal payments as and when due in respect of any such Junior Financing, other than payments in respect of any Junior Financing prohibited by any applicable subordination provisions thereof, (v) prepayments, redemptions, purchases, defeasances and other repayments in respect to Junior Financings in an aggregate amount not to exceed the Available Amount; provided (x) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a pro forma basis and (y) solely with respect to clause (v) above, the Consolidated Total Leverage Ratio as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered under Section 6.1, determined on a pro forma basis, is less than 4.50:1.00 and the Parent Borrower is in compliance with the financial covenants set forth in Section 7.1, determined as of the last day of the fiscal quarter of the Parent Borrower most recently ended for which financial statements have been delivered pursuant to Section 6.1 and on a pro forma basis, (vi) repayments by Foreign Restricted Subsidiaries of unsecured revolving loans under local working capital facilities of such Foreign Restricted Subsidiary; provided that such payment is not accompanied by a permanent reduction of the related revolving commitment and (vii) additional payments of or in respect of Junior Financing in an amount not to exceed $12,500,000. Notwithstanding the foregoing, for the period on and after the Amendment No. 1 Effective Date and prior to the 2020 Term Facility Termination Date, (A) no optional or voluntary prepayments, redemptions, purchases, defeasances and other satisfactions prior to the applicable scheduled maturity in respect to Junior Financings may be made pursuant to clauses (iii), (v) or (vii) of this Section 7.8(a) and (B) the aggregate amount of repayments by Foreign Restricted Subsidiaries of unsecured revolving loans under local working capital facilities of such Foreign Restricted Subsidiary under clause (vi) above less any amount re-borrowed under such local working capital facilities shall not exceed $35,000,000 (and such repayment shall not be accompanied by a voluntary permanent reduction of such unsecured revolving loans under such local working capital facilities). For purposes of determining compliance with this Section 7.8, (A) a payment need not be incurred solely by reference to one category described in this Section 7.8, but is permitted to be made or existing in part under any combination thereof and of any other available exemption and (B) in the event that a payment (or any portion thereof) meets the criteria of one or more of the categories of permitted payments (or any portion thereof) described in this Section 7.8, the Parent Borrower, in its sole discretion, may divide or classify any such payment (or any portion thereof) in any manner that complies with this Section 7.8 and will be entitled to only include the amount and type of such payment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such payment (or any portion thereof) shall be treated as having been made pursuant to only such clause or clauses (or any portion thereof).
(b) Amend, modify or change any term or condition of any documentation governing any Junior Financing in a manner that would permit a payment not otherwise permitted by Section 7.8(a), would contravene any subordination or intercreditor provisions then in effect or would otherwise be materially adverse to the interest of the Lenders.
7.9    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent Borrower with a fair market value in excess of $20,000,000, whether or not in the ordinary course of business, other than:
(a) transactions on fair and reasonable terms substantially as favorable to the Parent Borrower or such Restricted Subsidiary as would be obtainable by the Parent Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate;
(b) payment of reasonable compensation (including reasonable bonus and other reasonable incentive arrangements) to officers and employees;
(c) reasonable directors’ fees;
(d) Restricted Payments permitted pursuant to Section 7.6;

(e) reimbursement of employee travel and lodging costs and other business expenses incurred in the ordinary course of business;
(f) Investments permitted by Sections 7.7(b), 7.7(c), 7.7(e), 7.7(f), 7.7(g), 7.7(j), 7.7(l) and 7.7(q);
(g) Indebtedness permitted by Sections 7.2(b), 7.2(e), 7.2(i) and 7.2(q);
(h) Dispositions permitted by Section 7.5(a) and Section 7.5(i); and
(i) Transactions between or among the Parent Borrower or any Restricted Subsidiary or between or among Restricted Subsidiaries.
7.10    Change in Fiscal Year. Change its fiscal year without the prior consent of the Administrative Agent (except to align the fiscal year of the Restricted Subsidiaries with the fiscal year of the Parent Borrower).
7.11    Burdensome Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Parent Borrower or any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to the Parent Borrower or any other Restricted Subsidiary or to guarantee Indebtedness of the Parent Borrower or any other Restricted Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law, or by any Loan Document or any document evidencing the Senior Notes (if any), any Permitted Incremental Equivalent Debt or any Permitted External Refinancing Debt, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the permitted sale of a Restricted Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Restricted Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to exist or be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts (including joint venture agreements) restricting the assignment thereof, (F) the foregoing shall not apply to restrictions and conditions in effect on the Amendment and Restatement Effective Date and set forth on Schedule 7.11, (G) the foregoing shall not apply to restrictions and conditions imposed on any Subsidiary by the terms of any Indebtedness of such Subsidiary existing at the time it became a Restricted Subsidiary, if such restriction or condition was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Subsidiary became a Restricted Subsidiary, (H) the foregoing shall not apply to restrictions and conditions relating to property of Parent Borrower or any Restricted Subsidiary existing at the time such property was acquired, so long as the restriction relates solely to the property so acquired and was not created in connection with or in anticipation of the acquisition, (I) the foregoing shall not apply to restrictions and conditions relating to the incurrence of any Indebtedness permitted under Section 7.2, so long as the restrictions, taken as a whole, are no less favorable to the Lenders in any material respect (as determined by the Parent Borrower in good faith) than the restrictions of the same type contained in this Agreement, (J) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Qualified Receivables Transaction, and (K) the foregoing shall not apply to restrictions and conditions relating to any refinancing of any Indebtedness incurred in connection with any agreement referred to in clauses (G), (H), (I) and (J) so long as the restrictions, taken as a whole, are no less favorable to the Lenders in any material respect (as determined by the Parent Borrower in good faith) than the restrictions of the same type contained in the agreement evidencing the Indebtedness so refinanced.
7.12    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and its Restricted Subsidiaries on the Amendment and Restatement Effective Date (or that would be conducted after giving effect to the Transactions) or any business reasonably similar, ancillary, complementary, related or incidental thereto or a reasonable extension, development or expansion thereof.
7.13    Use of Proceeds. Use the proceeds of any Loans or Letters of Credit for any purpose except as contemplated by Section 6.14. Any proceeds of Loans or Letters of Credit used for the purposes contemplated by Section 6.14 shall not be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.14    Organization Documents. Amend, modify or change in any manner materially adverse to the interests of the Lenders its Organization Documents.
7.15    Anti-Corruption Laws; Sanctions. Request any Loan or Letter of Credit, and shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws by the Borrower or its Subsidiaries, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (C) in any other manner, in the case of (B) or (C), as would result in the violation of any Sanctions applicable to any party hereto.
SECTION 8. EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a) any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time pursuant to this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to any Borrower only), Section 6.1, Section 6.2, Section 6.7(a) or Section 7 of this Agreement or Section 6 of the Amendment and Restatement Agreement; or

(d) any Loan Party shall default in the observance or performance of any other covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Parent Borrower from the Administrative Agent or the Required Lenders; or
(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or (iv) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any Event of Default (as so defined) under such Swap Agreement as to which the Parent Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) under such Swap Agreement as to which the Parent Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent Borrower or such Restricted Subsidiary as a result thereof is greater than $60,000,000; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the aggregate outstanding principal amount of which is $60,000,000 or more; or
(f) (i) any Borrower or Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution (other than, for the avoidance of doubt, any liquidation or dissolution permitted by Sections 7.4(b) or 7.4(c)), composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Borrower or Material Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Borrower or Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Borrower or Material Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower or Material Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Borrower or Material Subsidiary shall make a general assignment for the benefit of its creditors; or

(g) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan (other than with respect to a Withdrawal Liability) that, alone or together with any other ERISA Events, has resulted or would reasonably be expected to result in liability of a Group Member or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that has had or could reasonably be expected to result in a Material Adverse Effect; or (ii) a Group Member or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability which could reasonably be expected to result in a Material Adverse Effect; or (iii) a Foreign Plan Event shall have occurred which, alone or together with any other Foreign Plan Events, could reasonably be expected to result in a Material Adverse Effect; or
(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disputed coverage) of $60,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; provided that the existence of the Danish Tax Assessment shall not, in itself, constitute a Default or Event of Default under this Section 8(h); or
(i) other than in each case in compliance with the terms of the Loan Documents, any of the Security Documents shall cease, for any reason, to be in full force and effect in any material respect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents on any property with a fair market value (individually or in the aggregate for all affected properties) of more than $35,000,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or
(j) other than in each case in compliance with the terms of the Loan Documents, (i) a material portion of the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, (ii) after effectiveness of the Foreign Guarantee Agreement, a material portion of the guarantee contained in Section 2 thereof shall cease, for any reason, to be in full force and effect or any Foreign Loan Party or any Affiliate of any Foreign Loan Party shall so assert in writing, or (iii) this Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or
(k) the occurrence of a Change of Control; or
(l) the subordination provisions contained in any Indebtedness the aggregate outstanding principal amount of which is $35,000,000 or more that is required by the terms hereof to be subordinated to the Obligations shall cease, for any reason, to be in full force and effect in any material respect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing;
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower declare the ~~Revolving~~ Commitments to be terminated forthwith, whereupon the ~~Revolving~~ Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.
SECTION 9. THE ADMINISTRATIVE AGENT
9.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
9.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.
9.3    Exculpatory Provisions. Neither the Administrative Agent nor any of its partners, officers, directors, employees, agents, trustees, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
9.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
9.6    Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the

Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.
9.7    Indemnification. The Lenders agree to indemnify the Administrative Agent and its partners, officers, directors, employees, trustees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), any amount required to be indemnified by the Parent Borrower under Section 10.5. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
9.8    Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
9.9    Successor Administrative Agent. (a) The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Parent Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to any Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit.

(b) Any resignation by JPMorgan Chase Bank, N.A. as Administrative Agent pursuant to this Section 9.9 shall also constitute its resignation as an Issuing Lender and the Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of a retiring Issuing Lender and Swingline Lender, (ii) a retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender or other existing Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
9.10    Arrangers and Syndication Agents. Neither the Arrangers nor the Syndication Agents shall have any duties or responsibilities hereunder in their respective capacities as such.
9.11    Bilateral L/C Facilities, Swap Agreements and Cash Management Agreements. No Lender or any Affiliate of a Lender that is party to any Bilateral L/C Facility, Swap Agreement or any Cash Management Agreement permitted hereunder or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Bilateral L/C Facility, Swap Agreements and Cash Management Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender that is party to such Bilateral L/C Facility, Swap Agreement or such Cash Management Agreement, as the case may be.
SECTION 10. MISCELLANEOUS
10.1    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. Subject to Section 2.24(b), the Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of the financial covenants in this agreement (or defined terms used in the financial covenants in this Agreement) or waiver of the application of Default Rate shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s ~~Revolving~~ Commitment, or reduce any reimbursement obligation in respect of any Letter of Credit, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, without the written consent of all Lenders; (iii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement or release all or substantially all of the Foreign Loan Parties from their obligations under the Foreign Guarantee Agreement, in each case without the written consent of each Lender directly and adversely affected thereby; (iv) amend, modify or waive any provision of Section 2.18 or the pro-rata sharing provisions of Section 10.7 without the written consent of each Lender directly and adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 6.5 of the Guarantee and Collateral Agreement with respect to the order in which the proceeds of Collateral or of the guarantee set forth in Section 2 thereof are applied or the pro rata sharing provisions set forth therein without the written consent of each Lender directly and adversely affected thereby; (vii) amend, modify or waive any provision of Section 6.5 of the Foreign Guarantee Agreement with respect to the order in which the proceeds of the guarantee set forth in Section 2 thereof or the pro rata sharing provisions set forth therein without the written consent of each Lender directly and adversely affected thereby; (viii) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (ix) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; (x) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; or (xi) amend, modify or waive any provision of this Section 10.1 without the consent of all Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Furthermore, notwithstanding anything in this Agreement (including, without limitation, this Section 10.1) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an incremental facility, extension facility or refinancing facility pursuant to Section 2.25, 2.28 or 2.29 (and the Administrative Agent and the Borrowers may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the terms of any such incremental facility or refinancing facility), (ii) this Agreement and the other Loan Documents may be amended to effect any Foreign Currency and/or L/C Foreign Currency with the consent of the parties set forth in the definitions of such terms, without the consent of any other party, as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Parent Borrower, to effect the terms of any such Foreign Currency and/or L/C Foreign Currency, (iii) guarantees, collateral documents and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral document or other document to be consistent with this Agreement and the other Loan Documents and (iv) the Administrative Agent and the Parent Borrower may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document; provided, that the Administrative Agent shall post such amendment, modification or supplement to the Lenders (which may be provided through an approved electronic communications system) reasonably promptly after the effectiveness thereof.
10.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or email), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice or email, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent Borrower:	Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, Kentucky 40511
Attention: James Schockett, Vice President & Treasurer
Telecopy: (859) 687-6922
Telephone: (859) 455-2026
Email: james.schockett@tempursealy.com
with a copy (which shall not constitute notice) to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza New York, NY 10006

Attention: Amy R. Shapiro

Telephone: 212.225.2076 Email: ashapiro@cgsh.com
Additional Borrowers:	C/O Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, Kentucky 40511
Attention: James Schockett, Vice President & Treasurer
Telecopy: (859) 687-6922
Telephone: (859) 455-2026
Email: james.schockett@tempursealy.com
with a copy (which shall not constitute notice) to:	Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza New York, NY 10006

Attention: Amy R. Shapiro

Telephone: 212.225.2076 Email: ashapiro@cgsh.com

Administrative Agent (and with respect to any notices to JPMorgan Chase Bank, N.A., as Issuing Lender):	JPMorgan Chase Bank, N.A. 10 South Dearborn Street LS2 Chicago, Illinois 60603
Telecopy: (844) 490-5663
Email: jpm.agency.cri@jpmorgan.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Parent Borrower (on behalf of itself and the other Borrowers) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
10.5    Payment of Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse each of the Administrative Agent and the Arrangers for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, actual disbursements and out-of-pocket expenses of one counsel to the Administrative Agent and the Arrangers and, if necessary, one firm of local counsel in each appropriate jurisdiction and other counsel retained with the Parent Borrower’s consent (such consent not to be unreasonably withheld or delayed) and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower prior to the Amendment and Restatement Effective Date (in the case of amounts to be paid on the Amendment and Restatement Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees, actual disbursements and out-of-pocket expenses of one counsel to the Lenders and the Administrative Agent, if necessary, one firm of local counsel in each appropriate jurisdiction (and to the extent that the Administrative Agent or any Lender reasonably determines that separate counsel is necessary to avoid a conflict of interest, one additional outside counsel) and other counsel retained with the Parent Borrower’s consent (not to be unreasonably withheld or delayed) (provided that in the case of an actual (or perceived, if set forth in a writing by the affected party to the Parent Borrower) conflict of interest, where the affected party informs the Parent Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected party), (c) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from the Parent Borrower’s delay in paying, stamp, excise and other similar Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) to pay or reimburse each Issuing Lender for all of its reasonable and invoiced losses, costs or expenses sustained in connection with any conversion of Obligations, fees, payments or any other amounts payable to the Issuing Lender from any currency other than Dollars to its Dollar Equivalent; provided that such conversion shall have resulted from the Parent Borrower’s failure to comply with its obligations hereunder and (e) to pay, indemnify, and hold each Lender, the Issuing Lender, the Swingline Lender and the Administrative Agent, their respective affiliates, and the respective partners, officers, directors, employees, agents, trustees, advisors and controlling persons of each of the foregoing (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any actual or prospective claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by any Borrower, the equity holders, affiliates or creditors of the Parent Borrower or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under or related to, any Environmental Law or Materials of Environmental Concern applicable to the operations of any Group Member, the Business or any of the Properties and the reasonable and documented fees, actual disbursements and out-of-pocket expenses of one firm of counsel for all Indemnitees and one environmental consultant and, if necessary, one firm of regulatory counsel and one firm of local counsel in each appropriate jurisdiction for all Indemnitees (provided that in the case of a conflict of interest, where the Indemnitee informs the Parent Borrower of such conflict and thereafter retains its own counsel, the reasonable and invoiced costs and expenses of another firm of counsel for such affected Indemnitee), in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (e), collectively, the “Indemnified Liabilities”), provided, that the Parent Borrower shall have no obligation hereunder to any

Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or, (y) a material breach of the funding obligation of, such Indemnitee, provided, further, that this Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim, and provided further that this Section 10.5(e) shall not require the reimbursement of costs, expenses and disbursements of any Indemnitee incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents (it being understood that any reimbursement in connection with such costs, expenses and disbursements shall be governed by Section 10.5(a)). Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the gross negligence or willful misconduct or bad faith of such Indemnitee, or (y) a material breach of the funding obligation of, such Indemnitee. No Indemnitee shall be liable for any indirect, special, exemplary, punitive or consequential damages in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable decision of a court of competent jurisdiction. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Parent Borrower pursuant to this Section 10.5 shall be submitted at the address of the Parent Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.
10.6    Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) other than as contemplated by Section 2.19(h), no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.
(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of, a natural person, the Parent Borrower or any Affiliate of the Parent Borrower, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A) the Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of any Commitments or any Loan to a Lender, an affiliate of a Lender or an Approved Fund; and
(C) each Issuing Lender and Swingline Lender; provided that no consent of an Issuing Lender or a Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;
(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and
(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an

Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5 with respect to the facts and circumstances occurring prior to the effective date of the assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c) Any Lender may, without the consent of the Parent Borrower, the Issuing Lenders, the Swingline Lender or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) other than a natural person, a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person, the Parent Borrower or any Affiliate of the Parent Borrower in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Parent Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (i) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (ii) directly affects such Participant. Each Lender that sells a participation agrees, at the Parent Borrower’s request and expense, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 2.23 with respect to any Participant. The Parent Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Amendment and Restatement Effective Date that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the Borrowers (upon request) or otherwise to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto. The Parent Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes.
10.7    Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it by a U.S. Loan Party (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender by such U.S. Loan Party, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender by such U.S. Loan Party, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor.
(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, with the prior written consent of the Administrative Agent, upon any Obligations becoming due and payable by Parent Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Parent Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.
10.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.
10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.11    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
10.12    Submission To Jurisdiction; Waivers. (a) Each Borrower hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;
(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.
(b) Without limiting Section 10.12(a), each Loan Party hereby irrevocably designates, appoints, authorizes and empowers the Parent Borrower, with offices currently located at 1000 Tempur Way, Lexington, Kentucky 40511, United States (the “Process Agent”), as its agent to receive on behalf of itself and its property, service of copies of the summons and complaint and any other process which may be served in any suit, action or proceeding brought in the United States District Court for the Southern District of New York or the courts of the State of New York in the Borough of Manhattan, and any appellate court thereof. Such service may be made by delivering a copy of such process to such Loan Party in care of the Process Agent at its address specified above, with a copy delivered to such Loan Party in accordance with Section 10.2, and each Loan Party hereby authorizes and directs the Process Agent to accept such service on its behalf. The appointment of the Process Agent shall be irrevocable until the appointment of a successor Process Agent. Each Loan Party further agrees to promptly appoint a successor Process Agent in the United States (which shall accept such appointment in form and substance satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial Process Agent. Nothing contained herein shall affect the right of any party hereto to serve process in any manner permitted by law, or limit any right that any party hereto may have to bring proceedings against any other party hereto in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. So long as the Parent Borrower is the agent of the Loan Parties for services of process, the Parent Borrower must maintain a place of business in the United States for service of process and shall promptly notify the Administrative Agent of any change in the address of such location.

(c) To the extent any Additional Borrower has or hereafter may acquire any immunity from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its assets or property, such Additional Borrower, to the extent permitted by law, hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Loan Documents.
10.13    Acknowledgements. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.
10.14    Releases of Guarantees and Liens. (a) A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Guarantor shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary (other than as a result of a Guarantor becoming a non-Wholly Owned Subsidiary); provided that, if so required by this Agreement, the Required Lenders (or if applicable, the Lenders) shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Parent Borrower (1) having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction permitted by any Loan Document (other than as a result of a Guarantor becoming a non-Wholly Owned Subsidiary) or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below; provided, that if requested, the Administrative Agent shall have received a certificate of a Responsible Officer of the

Parent Borrower containing such certifications as the Administrative Agent shall reasonably request or (2) acknowledging the subordination of any Liens in favor of the Administrative Agent under any Loan Document to Liens that are expressly permitted by Section 7.3 to be senior to the liens in favor of the Administrative Agent.
(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Parent Borrower having the effect of releasing any guarantee obligations with respect to any Subsidiary Guarantor that has become an Excluded Subsidiary; provided that if such Subsidiary Guarantor is an Additional Borrower, then prior to or simultaneously with the release of the guarantee obligations of such Subsidiary, such Subsidiary’s status as a “Additional Borrower” shall be terminated in accordance with Section 10.21(b).
(c) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Bilateral L/C Facilities, Specified Swap Agreements, Specified Cash Management Agreements and/or contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (the date of the occurrence of the foregoing, the “Termination Date”), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
10.15    Judgment Currency.
(a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the respective Lender or Issuing Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender or Issuing Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 10.15, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.
10.16    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with confidentiality obligations at least as restrictive as those contained in this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, officers, agents, independent auditors, rating agencies, attorneys, accountants, insurers, risk protection providers and other professional advisors or those of any of its affiliates, in each case, who are instructed to comply with the confidentiality provisions herein, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been (i) publicly disclosed, (ii) received by the Administrative Agent or any Lender from a third party that is not, to the knowledge of the Administrative Agent or such Lender, subject to contractual or fiduciary confidentiality obligations owing to any Loan Party with respect to such information or (iii) independently developed by the Administrative Agent or any Lender, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or any suit, action or proceeding relating to any Loan Document, (j) if agreed in writing by the Parent Borrower in its sole discretion, to any other Person, (k) to establish a “due diligence” defense, (l) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes or (m) to its permitted pledgees and secured parties (including the Federal Reserve Bank of New York or any other central bank).
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Parent Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Parent Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Parent Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
10.17    [Reserved].

10.18    WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
10.19    USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.
10.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.21    Additional Borrowers. (a) The Parent Borrower may at any time, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), add as a party to this Agreement any Wholly Owned Subsidiary to be an Additional Borrower. Upon satisfaction of the conditions specified in Section 5.3, such Subsidiary shall for all purposes be a party hereto as an Additional Borrower as fully as if it had executed and delivered this Agreement, and the Borrowers shall be jointly and severally liable for the Obligations (limited to, with respect to any Borrower that is a Foreign Subsidiary, the Obligations of Foreign Loan Parties). The Administrative Agent shall notify the Revolving Lenders at least five Business Days prior to granting such consent and, if any Revolving Lender notifies the Administrative Agent within five Business Days that it is not permitted by applicable Requirements of Law or any of its organizational policies to make Revolving Loans to, or participate in Letters of Credit or Swingline Loans for the account of, the relevant Subsidiary, shall withhold such consent (which shall not be deemed to have been unreasonably withheld) or shall give such consent only upon effecting changes to the provisions of this Agreement as are contemplated by paragraph (c) of this

Section 10.21 that will assure that such Revolving Lender is not required to make Revolving Loans to, or participate in Letters of Credit or Swingline Loans for the account of, such Subsidiary.
(b) So long as the principal of and interest on any Loans made to any Additional Borrower under this Agreement shall have been paid in full and all other obligations of such Additional Borrower under this Agreement (other than contingent indemnification obligations) shall have been fully performed, the Parent Borrower may, by not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the relevant Lenders thereof), terminate such Subsidiary’s status as an “Additional Borrower”.
(c) In order to accommodate (i) the addition of a Subsidiary as an Additional Borrower or (ii) extensions of credit to an Additional Borrower, in each case, where one or more Revolving Lenders are legally able and willing to lend Revolving Loans to, and participate in Letters of Credit issued for the account of, such Subsidiary, but other Revolving Lenders are not so able and willing, the Administrative Agent shall be permitted, with the consent of the Parent Borrower and the Required Lenders, to effect such changes to the provisions of this Agreement as it reasonably believes are appropriate in order for such provisions to operate in a customary and usual manner for “multiple-currency” syndicated lending agreements to a corporation and certain of its foreign subsidiaries, all with the intention of providing provisions for the Revolving Lenders who are so able and willing to extend credit to such Subsidiaries and for the other Revolving Lenders not to be required to do so. Prior to effecting any such changes, the Administrative Agent shall give all Revolving Lenders at least five Business Days’ notice thereof and an opportunity to comment thereon.
10.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
10.23    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
TEMPUR SEALY INTERNATIONAL, INC., as Parent Borrower
By:_________________________
Name:
Title:

TEMPUR-PEDIC MANAGEMENT, LLC, as Additional Borrower
By:_________________________
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Lender, Swingline Lender and Issuing Lender
By:_________________________
Name:
Title:

BANK OF AMERICA, N.A., as Lender and Issuing Lender
By:_________________________
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender and Issuing Lender
By:_________________________
Name:
Title:

FIFTH THIRD BANK, as Lender and Issuing Lender
By:_________________________
Name:
Title:

[________], as Lender
By:_________________________
Name:
Title:

Summary report: Litera® Change-Pro for Word 10.7.0.7 Document comparison done on 5/22/2021 4:56:32 PM
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Exhibit 1